OHIO DEPARTMENT OF JOB AND FAMILY SERVICES

OHIO MEDICAL ASSISTANCE PROVIDER AGREEMENT

FOR MANAGED CARE PLAN

This provider agreement is entered into this first day of July, 2004, at Columbus, Franklin County, Ohio, between the State of Ohio, Department of Job and Family Services, (hereinafter referred to as ODJFS) whose principal offices are located in the City of Columbus, County of Franklin, State of Ohio, and Buckeye Community Health Plan, Inc., Managed Care Plan (hereinafter referred to as MCP), an Ohio for-profit corporation, whose principal office is located in the city of Columbus, County of Franklin, State of Ohio.

MCP is an entity eligible to enter into a provider agreement in accordance with 42 CFR 438.6 and is engaged in the business of providing prepaid comprehensive health care services as defined in 42 CFR 438.2. MCP is licensed as a Health Insuring Corporation by the State of Ohio, Department of Insurance (hereinafter referred to as ODI), pursuant to Chapter 1751. of the Ohio Revised Code and is organized and agrees to operate as prescribed by Chapter 5101:3-26 of the Ohio Administrative Code (hereinafter referred to as OAC), and other applicable portions of the OAC as amended from time to time.

ODJFS, as the single state agency designated to administer the Medicaid program under Section 5111.02 of the Ohio Revised Code and Title XIX of the Social Security Act, desires to obtain MCP services for the benefit of certain Medicaid recipients. In so doing, MCP has provided and will continue to provide proof of MCP’s capability to provide quality services, efficiently, effectively and economically during the term of this agreement.

This provider agreement is a contract between the ODJFS and the undersigned Managed Care Plan (MCP), provider of medical assistance, pursuant to the federal contracting provisions of 42 CFR 434.6 in which the MCP agrees to provide comprehensive medical services as provided in Chapter 5101:3-26 of the Ohio Administrative Code, assuming the risk of loss, and complying with applicable state statutes, Ohio Administrative Code, and Federal statutes, rules, regulations and other requirements, including but not limited to title VI of the Civil Rights Act of 1964; title IX of the Education Amendments of 1972 (regarding education programs and activities); the Age Discrimination Act of 1975; the Rehabilitation Act of 1973; and the Americans with Disabilities Act.

ARTICLE I - GENERAL

A.	MCP agrees to report to the Chief of Bureau of Managed Health Care (hereinafter referred to as BMHC) or their designee as necessary to assure understanding of the responsibilities and satisfactory compliance with this provider agreement.

B.	MCP agrees to furnish its support staff and services as necessary for the satisfactory performance of the services as enumerated in this provider agreement.

C.	ODJFS may, from time to time as it deems appropriate, communicate specific instructions and requests to MCP concerning the performance of the services described in this provider agreement. Upon such notice and within the designated time frame after receipt of instructions, MCP shall comply with such instructions and fulfill such requests to the satisfaction of the department. It is expressly understood by the parties that these instructions and requests are for the sole purpose of performing the specific tasks requested to ensure satisfactory completion of the services described in this provider agreement, and are not intended to amend or alter this provider agreement or any part thereof.

ARTICLE II - TIME OF PERFORMANCE

A.	Upon approval by the Director of ODJFS this provider agreement shall be in effect from the date entered through June 30, 2005, unless this provider agreement is suspended or terminated pursuant to Article VIII prior to the termination date, or otherwise amended pursuant to Article IX.

ARTICLE III - REIMBURSEMENT

A.	ODJFS will reimburse MCP in accordance with rule 5101:3-26-09 of the Ohio Administrative Code and the appropriate appendices of this provider agreement.

ARTICLE IV - MCP INDEPENDENCE

A.	MCP agrees that no agency, employment, joint venture or partnership has been or will be created between the parties hereto pursuant to the terms and conditions of this agreement. MCP also agrees that, as an independent contractor, MCP assumes all responsibility for any federal, state, municipal or other tax liabilities, along with workers compensation and unemployment compensation, and insurance premiums which may accrue as a result of compensation received for services or deliverables rendered hereunder. MCP certifies that all approvals, licenses or other qualifications necessary to conduct business in Ohio have been obtained and are operative. If at any time during the period of this provider agreement MCP becomes disqualified from conducting business in Ohio, for whatever reason, MCP shall immediately notify ODJFS of the disqualification and MCP shall immediately cease performance of its obligation hereunder in accordance with OAC Chapter 5101:3-26.

ARTICLE V - CONFLICT OF INTEREST; ETHICS LAWS

A.	In accordance with the safeguards specified in section 27 of the Office of Federal Procurement Policy Act (41 U.S.C. 423) and other applicable federal requirements, no officer, member or employee of MCP, the Chief of BMHC, or other ODJFS employee who exercises any functions or responsibilities in connection with the review or approval of this provider agreement or provision of services under this provider agreement shall, prior to the completion of such services or reimbursement, acquire any interest, personal or otherwise, direct or indirect, which is incompatible or in conflict with, or would compromise in any manner or degree the discharge and fulfillment of his or her functions and responsibilities with respect to the carrying out of such services. For purposes of this article, “members” does not include individuals whose sole connection with MCP is the receipt of services through a health care program offered by MCP.

B.	MCP hereby covenants that MCP, its officers, members and employees of the MCP have no interest, personal or otherwise, direct or indirect, which is incompatible or in conflict with or would compromise in any manner of degree the discharge and fulfillment of his or her functions and responsibilities under this provider agreement. MCP shall periodically inquire of its officers, members and employees concerning such interests.

C.	Any person who acquires an incompatible, compromising or conflicting personal or business interest shall immediately disclose his or her interest to ODJFS in writing. Thereafter, he or she shall not participate in any action affecting the services under this provider agreement, unless ODJFS shall determine that, in the light of the personal interest disclosed, his or her participation in any such action would not be contrary to the public interest. The written disclosure of such interest shall be made to: Chief, Bureau of Managed Health Care, ODJFS.

D.	No officer, member or employee of MCP shall promise or give to any ODJFS employee anything of value that is of such a character as to manifest a substantial and improper influence upon the employee with respect to his or her duties. No officer, member or employee of MCP shall solicit an ODJFS employee to violate any ODJFS rule or policy relating to the conduct of the parties to this agreement or to violate sections 102.03, 102.04, 2921.42 or 2921.43 of the Ohio Revised Code.

E.	MCP hereby covenants that MCP, its officers, members and employees are in compliance with section 102.04 of the Revised Code and that if MCP is required to file a statement pursuant to 102.04(D)(2) of the Revised Code, such statement has been filed with the ODJFS in addition to any other required filings.

ARTICLE VI - EQUAL EMPLOYMENT OPPORTUNITY

A.	MCP agrees that in the performance of this provider agreement or in the hiring of any employees for the performance of services under this provider agreement, MCP shall not by reason of race, color, religion, sex, sexual orientation, age, disability, national origin, veteran’s status, health status, or ancestry, discriminate against any citizen of this state in the employment of a person qualified and available to perform the services to which the provider agreement relates.

B.	MCP agrees that it shall not, in any manner, discriminate against, intimidate, or retaliate against any employee hired for the performance or services under the provider agreement on account of race, color, religion, sex, sexual orientation, age, disability, national origin, veteran’s status, health status, or ancestry.

C.	In addition to requirements imposed upon subcontractors in accordance with OAC Chapter 5101:3-26, MCP agrees to hold all subcontractors and persons acting on behalf of MCP in the performance of services under this provider agreement responsible for adhering to the requirements of paragraphs (A) and (B) above and shall include the requirements of paragraphs (A) and (B) above in all subcontracts for services performed under this provider agreement, in accordance with rule 5101:3-26-05 of the Ohio Administrative Code.

ARTICLE VII - RECORDS, DOCUMENTS AND INFORMATION

A.	MCP agrees that all records, documents, writings or other information produced by MCP under this provider agreement and all records, documents, writings or other information used by MCP in the performance of this provider agreement shall be treated in accordance with rule 5101:3-26-06 of the Ohio Administrative Code. MCP must maintain an appropriate record system for services provided to members. MCP must retain all records in accordance with 45 CFR 74.

B.	All information provided by MCP to ODJFS that is proprietary shall be held to be strictly confidential by ODJFS. Proprietary information is information which, if made public, would put MCP at a disadvantage in the market place and trade of which MCP is a part [see Ohio Revised Code Section 1333.61(D)]. MCP is responsible for notifying ODJFS of the nature of the information prior to its release to ODJFS. ODJFS reserves the right to require reasonable evidence of MCP’s assertion of the proprietary nature of any information to be provided and ODJFS will make the final determination of whether this assertion is supported. The provisions of this Article are not self-executing.

C.	MCP shall not use any information, systems, or records made available to it for any purpose other than to fulfill the duties specified in this provider agreement. MCP agrees to be bound by the same standards of confidentiality that apply to the employees of the ODJFS and the State of Ohio. The terms of this section shall be included in any subcontracts executed by MCP for services under this provider agreement. MCP must implement procedures to ensure that in the process of coordinating care, each enrollee’s privacy is protected consistent with the confidentiality requirements in 45 CFR parts 160 and 164.

ARTICLE VIII - SUSPENSION AND TERMINATION

A.	This provider agreement may be canceled by the department or MCP upon written notice in accordance with the applicable rule(s) of the Ohio Administrative Code, with termination to occur at the end of the last day of a month.

B.	MCP, upon receipt of notice of suspension or termination, shall cease provision of services on the suspended or terminated activities under this provider agreement; suspend, or terminate all subcontracts relating to such suspended or terminated activities, take all necessary or appropriate steps to limit disbursements and minimize costs, and furnish a report, as of the date of receipt of notice of suspension or termination describing the status of all services under this provider agreement.

C.	In the event of suspension or termination under this Article, MCP shall be entitled to reconciliation of reimbursements through the end of the month for which services were provided under this provider agreement, in accordance with the reimbursement provisions of this provider agreement.

D.	ODJFS may, in its judgment, suspend, terminate or fail to renew this provider agreement if the MCP or MCP’s subcontractors violate or fail to comply with the provisions of this agreement or other provisions of law or regulation governing the Medicaid program. Where ODJFS proposes to suspend, terminate or refuse to enter into a provider agreement, the provisions of applicable sections of the Ohio Administrative Code with respect to ODJFS’ suspension, termination or refusal to enter into a provider agreement shall apply, including the MCP’s right to request a public hearing under Chapter 119. of the Revised Code.

E.	When initiated by MCP, termination of or failure to renew the provider agreement requires written notice to be received by ODJFS at least 75 days in advance of the termination or renewal date, provided, however, that termination or non-renewal must be effective at the end of the last day of a calendar month. In the event of non-renewal of the provider agreement with ODJFS, if MCP is unable to provide notice to ODJFS 75 days prior to the date when the provider agreement expires, and if, as a result of said lack of notice, ODJFS is unable to disenroll Medicaid enrollees prior to the expiration date, then the provider agreement shall be deemed extended for up to two calendar months beyond the expiration date and both parties shall, for that time, continue to fulfill their duties and obligations as set forth herein.

ARTICLE IX - AMENDMENT AND RENEWAL

A.	This writing constitutes the entire agreement between the parties with respect to all matters herein. This provider agreement may be amended only by a writing signed by both parties. Any written amendments to this provider agreement shall be prospective in nature.

B.	This provider agreement may be renewed one or more times by a writing signed by both parties for a period of not more than twelve months for each renewal.

C.	In the event that changes in State or Federal law, regulations, an applicable waiver, or the terms and conditions of any applicable federal waiver, require ODJFS to modify this agreement, ODJFS shall notify MCP regarding such changes and this agreement shall be automatically amended to conform to such changes without the necessity for executing written amendments pursuant to this Article of this provider agreement.

ARTICLE X - LIMITATION OF LIABILITY

A.	MCP agrees to indemnify the State of Ohio for any liability resulting from the actions or omissions of MCP or its subcontractors in the fulfillment of this provider agreement.

B.	MCP hereby agrees to be liable for any loss of federal funds suffered by ODJFS for enrollees resulting from specific, negligent acts or omissions of the MCP or its subcontractors during the term of this agreement, including but not limited to the nonperformance of the duties and obligations to which MCP has agreed under this agreement.

C.	In the event that, due to circumstances not reasonably within the control of MCP or ODJFS, a major disaster, epidemic, complete or substantial destruction of facilities, war, riot or civil insurrection occurs, neither ODJFS nor MCP will have any liability or obligation on account of reasonable delay in the provision or the arrangement of covered services; provided that so long as MCP’s certificate of authority remains in full force and effect, MCP shall be liable for the covered services required to be provided or arranged for in accordance with this agreement.

ARTICLE XI - ASSIGNMENT

A.	MCP shall not assign any interest in this provider agreement and shall not transfer any interest in the same (whether by assignment or novation) without the prior written approval of ODJFS and subject to such conditions and provisions as ODJFS may deem necessary. Any such assignments shall be submitted for ODJFS’ review 120 days prior to the desired effective date. No such approval by ODJFS of any assignment shall be deemed in any event or in any manner to provide for the incurrence of any obligation by ODJFS in addition to the total agreed-upon reimbursement in accordance with this agreement.

B.	MCP shall not assign any interest in subcontracts of this provider agreement and shall not transfer any interest in the same (whether by assignment or novation) without the prior written approval of ODJFS and subject to such conditions and provisions as ODJFS may deem necessary. Any such assignments of subcontracts shall be submitted for ODJFS’ review 30 days prior to the desired effective date. No such approval by ODJFS of any assignment shall be deemed in any event or in any manner to provide for the incurrence of any obligation by ODJFS in addition to the total agreed-upon reimbursement in accordance with this agreement.

ARTICLE XII - CERTIFICATION MADE BY MCP

A.	This agreement is conditioned upon the full disclosure by MCP to ODJFS of all information required for compliance with federal regulations as requested by ODJFS.

B.	By executing this agreement, MCP certifies that no federal funds paid to MCP through this or any other agreement with ODJFS shall be or have been used to lobby Congress or any federal agency in connection with a particular contract, grant, cooperative agreement or loan. MCP further certifies compliance with the lobbying restrictions contained in Section 1352, Title 31 of the U.S. Code, Section 319 of Public Law 101-121 and federal regulations issued pursuant thereto and contained in 45 CFR Part 93, Federal Register, Vol. 55, No. 38, February 26,1990, pages 6735- 6756. If this provider agreement exceeds $100,000, MCP has executed the Disclosure of Lobbying Activities, Standard Form LLL, if required by federal regulations. This certification is material representation of fact upon which reliance was placed when this provider agreement was entered into.

C.	By executing this agreement, MCP certifies that neither MCP nor any principals of MCP (i.e., a director, officer, partner, or person with beneficial ownership of more than 5% of the MCP’s equity) is presently debarred, suspended, proposed for debarment, declared ineligible, or otherwise excluded from participation in transactions by any Federal agency. The MCP also certifies that the MCP has no employment, consulting or any other arrangement with any such debarred or suspended person for the provision of items or services or services that are significant and material to the MCP’s contractual obligation with ODJFS. This certification is a material representation of fact upon which reliance was placed when this provider agreement was entered into.

If it is ever determined that MCP knowingly executed this certification erroneously, then in addition to any other remedies, this provider agreement shall be terminated pursuant to Article VII, and ODJFS must advise the Secretary of the appropriate Federal agency of the knowingly erroneous certification.

D.	By executing this agreement, MCP certifies compliance with Article V as well as agreeing to future compliance with Article V. This certification is a material representation of fact upon which reliance was placed when this contract was entered into.

E.	By executing this agreement, MCP certifies compliance with the executive agency lobbying requirements of sections 121.60 to 121.69 of the Ohio Revised Code. This certification is a material representation of fact upon which reliance was placed when this provider agreement was entered into.

F.	By executing this agreement, MCP certifies that MCP is not on the most recent list established by the Secretary of State, pursuant to section 121.23 of the Ohio Revised Code, which identifies MCP as having more than one unfair labor practice contempt of court finding. This certification is a material representation of fact upon which reliance was placed when this provider agreement was entered into.

G.	By executing this agreement, MCP certifies compliance with section 4141.044 of the Ohio Revised Code which requires MCP to provide a listing of all available job vacancies to the ODJFS. This requirement does not apply when MCP is filling the vacancy from within the organization or pursuant to a customary and traditional employer-union hiring arrangement.

H.	By executing this agreement MCP agrees not to discriminate against individuals who have or are participating in any work program administered by a county Department of Job and Family Services under Chapters 5101 or 5107 of the Revised Code.

I.	By executing this agreement, MCP certifies and affirms that, as applicable to MCP, no party listed in Division (I) or (J) of Section 3517.13 of the Ohio Revised Code or spouse of such party has made, as an individual, within the two previous calendar years, one or more contributions in excess of $1,000.00 to the Governor or to his campaign committees. This certification is a material representation of fact upon which reliance was placed when this provider agreement was entered into. If it is ever determined that MCP’s certification of this requirement is false or misleading, and not withstanding any criminal or civil liabilities imposed by law, MCP shall return to ODJFS all monies paid to MCP under this provider agreement. The provisions of this section shall survive the expiration or termination of this provider agreement.

J.	By executing this agreement, MCP certifies and affirms that HHS, US Comptroller General or representatives will have access to books, documents, etc. of MCP.

ARTICLE XIII - CONSTRUCTION

A.	This provider agreement shall be governed, construed and enforced in accordance with the laws and regulations of the State of Ohio and appropriate federal statutes and regulations. If any portion of this provider agreement is found unenforceable by operation of statute or by administrative or judicial decision, the operation of the balance of this provider agreement shall not be affected thereby; provided, however, the absence of the illegal provision does not render the performance of the remainder of the provider agreement impossible.

ARTICLE XIV - INCORPORATION BY REFERENCE

A.	Ohio Administrative Code Chapter 5101:3-26 (Appendix A) is hereby incorporated by reference as part of this provider agreement having the full force and effect as if specifically restated herein.

B.	Appendices B through P and any additional appendices are hereby incorporated by reference as part of this provider agreement having the full force and effect as if specifically restated herein.

C.	In the event of inconsistence or ambiguity between the provisions of OAC 5101:3-26 and this provider agreement, the provision of OAC 5101:3-26 shall be determinative of the obligations of the parties unless such inconsistency or ambiguity is the result of changes in federal or state law, as provided in Article IX of this provider agreement, in which case such federal or state law shall be determinative of the obligations of the parties. In the event OAC 5101:3-26 is silent with respect to any ambiguity or inconsistency, the provider agreement (including Appendices B through P and any additional appendices), shall be determinative of the obligations of the parties. In the event that a dispute arises which is not addressed in any of the aforementioned documents, the parties agree to make every reasonable effort to resolve the dispute, in keeping with the objectives of the provider agreement and the budgetary and statutory constraints of ODJFS.

The parties have executed this agreement the date first written above. The agreement is hereby accepted and considered binding in accordance with the terms and conditions set forth in the preceding statements.

BUCKEYE COMMUNITY HEALTH PLAN, INC.:

BY:	/S/ MICHAEL F. NEIDORFF	DATE: 6/16/04
MICHAEL F. NEIDORFF, PRESIDENT

OHIO DEPARTMENT OF JOB AND FAMILY SERVICES:

BY:	/s/ THOMAS J. HAYES	DATE: 6/30/04
THOMAS J. HAYES, DIRECTOR

Bob Taft Governor	[GRAPHIC]	Tom Hayes Director

30 East Broad Street $ Columbus, Ohio 43215-3414 http://jfs.ohio.gov

To Medicaid-Contracting Managed Care Plans

TO:	MCP Medicaid Coordinators

FROM: / S /	Deborah MacDonald, Acting Chief Bureau of Managed Health Care

SUBJECT:	SFY05 MCP Provider Agreement

DATE:	June 14, 2004

Attached you will find for signature the new managed care plan (MCP) provider agreement for July 1, 2004, through June 30, 2005. A draft copy of the proposed revisions to this agreement and a summary of changes were sent to you for review on May 5, 2004, and your responses were due back to the Bureau of Managed Health Care (BMHC) on May 25, 2004. We held a conference call on June 2, 2004, to discuss several key issues. A separate document is attached which includes all of the comments we received and our responses.

As we indicated to you, we continued to make minor edits during the last few weeks to correct wording, format, clarity, and consistency issues and so you will see some additional non-substantive changes in the final provider agreement document.

Based on omissions that we discovered, comments we received from the MCPs, and our follow-up discussions, several notable changes were made to the provider agreement as originally proposed:

Appendix C - Primary Language Information

The section regarding advance directives was deleted in error and has been re-inserted; gifts of nominal value are now defined as items worth no more than $15.00; and language has been added to further clarify that the submission of delivery payments that are over one year old may require the use of a manual process to pay such claims.

An Equal Opportunity Employer

SFY 2005 MCP Provider Agreement

June 14, 2004

As discussed in the June 2, 2004, the word “system” has been changed to “database” to more clearly convey the ODJFS’ expectation regarding the MCP’s data management of their listing of members identified with limited English proficiency.

Additionally, in our first draft we neglected to add language to explain that major holiday closures could also be specified in the MCP’s member newsletter or other such general issuances to the MCP’s members and this oversight has now been corrected.

Appendix G - Coverage and Services

The due date for submission of the MCP’s Emergency Department Diversion (EDD) program has been deleted and that section was revised to state that MCPs must have approved EDD programs which, if changed, require ODJFS approval. This correction was erroneously omitted from the draft document you originally received. As a result of the June 2, 2004, conference call, we have accentuated the need for MCPs to refer to the provider e-manuals on the ODJFS website as the definitive information source for the Medicaid covered-services specifications. The BMHC will also arrange for an upcoming technical assistance session on how to access and utilize the electronic provider manuals.

Appendix H - Provider Panel Specifications

In response to the comments we received, the language in the hospital section of the Non-PCP Minimum Provider Network section has been revised to further clarify that MCPs must ensure that Medicaid-covered “hospital” services are available to their members from another hospital when the MCP’s contracted hospital elects not to provide a particular Medicaid-covered hospital service due to a moral or religious objection.

Also, in reviewing the comments we received on the “full-time practice” revision we realized that the OB/GYN and vision provider sections of this appendix were not as clear as they should have been and we have further revised these sections to improve their clarity.

Appendix K - Quality Assessment and Performance Improvement Program

As a result of the comments received and the discussion in our June 2, 2004, conference call, further clarification was added regarding exemptions from the non-duplication of mandatory activities as part of the administrative review portion of the external quality review activities.

SFY 2005 MCP Provider Agreement

June 14, 2004

Appendix L - Data Quality

The language in the paragraph describing ODJFS’ discretion to apply the most appropriate penalty has been clarified to clearly indicate that the $300,000 monetary cap applies to all data quality penalties.

Appendix M - Performance Evaluation

The penalty for noncompliance with EDD performance was modified so as to not unduly penalize high-performing MCPs that experience a slight decrease in their performance level. Additionally, for consistency purposes, the language “17 years of age and under” has been corrected to “children 17 and under.”

Appendix O - Performance Incentives

The minimum performance standard for the Emergency Department Diversion (EDD) performance measure was modified. With the added language, the minimum level of performance needed to qualify MCPs for the SFY 2005 performance incentive is either the standard level of improvement or the breakpoint established in appendix M. Additionally, for SFY 2005, the ODJFS will be using the updated HEDIS 2004 methods for the “Use of Appropriate Medication for People with Asthma” measure. NCQA is including fewer drugs in the HEDIS 2004 methods than in the HEDIS 2003 methods and we expect this to slightly lower results. To account for this change in methodology, the ODJFS has reduced the excellent standard from 54% to 53% and the superior standard from 62% to 61% for the SFY 2005 incentive system. The term “national” benchmarks has also been changed to “Medicaid” benchmarks.

Future Provider Agreement Revisions

The request was made that in the future the MCPs have an opportunity to discuss proposed provider agreement revisions with the BMHC prior to the issuance of the draft written document for the MCPs’ review and comment, and that additional written detail be provided on each of the proposed revisions. Whenever major provider agreement revisions have been proposed in the past (e.g. rate changes, development of the new grievance and appeal process, selection of clinical study topics, the introduction of the Performance Evaluation and Incentive System, etc.), the BMHC has engaged in considerable conversation with the MCPs before the draft rule or provider agreement revisions were distributed for review and we will certainly continue this practice.

SFY 2005 MCP Provider Agreement

June 14, 2004

We do recognize that it would also be beneficial for the BMHC to routinely plan in advance for either an in-person meeting or telephone conference for the discussion of issues which are identified as significant concerns by a substantial number of the MCPs and this will be added to our future timelines. Also, we remind the MCPs that when draft revisions are distributed for their review and comment, the accompanying cover letter always encourages the MCPs to contact the BMHC for immediate clarification on any proposed revision at any time during the comment period. Often, what is an issue for one MCP, is not of similar concern to another, and our experience has been that these issues are most productively addressed in direct discussions between the BMHC and that MCP where plan-specific information can be more openly shared.

In response to the request for more detailed written explanations of the proposed changes, the BMHC does recognize that when revisions are so pervasive that it is not possible to use the strike-out/bold typeface approach, it is certainly more challenging to determine what specific changes have been made. This was the case with the 1997 Balance Budget Act revisions that were incorporated into the provider agreement for SFY 2004. Fortunately, the SFY 2005 revisions were primarily time period adjustments and clarifications of existing program requirements rather than substantive changes to the Medicaid managed care program and we were therefore able to easily identify all proposed changes through the strike-out/bold typeface approach. The comments we received, and the June 2, 2004, conference call, however, did help us appreciate the value in providing specific examples with technical revisions such as the calculation for a specific performance standard (i.e., the new EDD target measure), and we will try and include such examples in the future.

Please ensure that the appropriate party at your MCP signs the provider agreement signature page (the last page of the baseline section of the document) and returns it to the attention of Kimberly Blaz by no later than 3 PM on June 18, 2004. We must receive an original copy of the signed agreement as we are unable to accept a facsimile or photocopy of the signature page for the execution of this agreement. Please be sure to use the correct address for the Bureau of Managed Health Care.

If mailed:	30 East Broad Street	If hand-delivered or by courier:
	31st Floor	255 East Main Street
	Columbus, OH 43215-3414	2nd Floor
Columbus, OH 43215-5222

Copies of the fully executed signature page will be forwarded to you for your files. The new provider agreements are for an effective date of July 1, 2004.

SFY 2005 MCP Provider Agreement

June 14, 2004

If you have any questions or concerns regarding this memorandum, please contact me at 614-466-4693.

Thank you.

c:	BMHC Chiefs
CAs and Supervisors
Suzie Garcia, HMA
Kelly McGivern, OAHP
Matthew Moore, Three Rivers Health Plan
Kelly Johnson, Molina Health Plan
Tom Samol, The Health Plan
Debbie Bahnsen, AmeriGroup

RESPONSES TO MCP COMMENTS

ON 07/01/04 PROVIDER AGREEMENT

Appendix A

MCPs would like to request the implementation of a process whereby MCPs are notified of all web address changes as well as any time information is posted on the web if information already on the web is revised. Frequently throughout the previous year, MCPs found out web sites had changed, methodologies were revised and added to the website, etc. The letters that accompany the information say that the information is available on the web but they do not state whether it is revised information.

Response: When methods for data quality and performance measures are updated, the Bureau of Managed Health Care (BMHC) notifies managed care plans (MCPs) via memo. For the MCP’s convenience, these methods are also posted on our website. Some of the confusion cited here may be referring to the instance where all ODJFS websites changed with little or no notice to the users, including ODJFS staff. Maintenance of the Ohio Department of Job and Family Services ‘(ODJFS) websites is not under the control of the BMHC, but we will keep the MCPs apprised of any changes to addresses as soon as we are made aware of them.

Appendix B

Appendix B, Page 4 - MCP Provider Agreement Amendments

New language has been inserted addressing those MCPs interested in amending their provider agreement to serve eligible Medicaid individuals in additional counties. It would be helpful to the MCPs and other MCP providers in the Medicaid system if a regional plan were outlined for this amendment with a timetable attached.

To appropriately consider future expansion possibilities, what counties does ODJFS consider clusters? Or service areas? Does ODJFS have a proposed expansion timeline?

Outlining the steps necessary for service area expansion filing, separate from the initial procurement process, makes very good sense. While we understand the Bureau’s desire to save cost and not prepare appendices E & H for the entire state, we would appreciate a definition of the expected timeline for the ODJFS to develop those requirements for counties not currently defined.

In addition, for planning purposes, it would be extremely helpful for MCPs to know which counties will only be considered as part of a larger group or cluster of counties. The “regional” approach might lend itself nicely to future expansions by building upon already established access patterns into more major urban areas.

Response: The development of minimum provider panel requirements for each county is a considerably complex and time-consuming process. The county-specific requirements are developed using a provider to resident ratio which is applied to the number of Medicaid managed care eligibles in each county for each provider type. In order to determine if an alternate provider area is indicated for a county, ODJFS must consider the out-of-county utilization patterns depicted in both fee-for-service (FFS) and MCP encounter data claims. In instances where out-of-county utilization for a specific neighboring county is significant, a minimum provider requirement may be established for the neighboring county. In Ohio’s more rural counties, this out-of-county utilization may include any number of counties. ODJFS may determine that if a MCP wishes to provide Medicaid managed care services in a county that has high out-of-county utilization in more than one neighboring county, then the MCP must first establish adequate provider panels for the out-of-county areas most utilized by the Medicaid population. In some cases, ODJFS may determine that the MCP must serve a “region” or “cluster” of counties in light of utilization patterns and/or provider availability. ODJFS is unable to specify which counties might be required to be served as “regions” or “clusters” until we perform our complete analysis of these counties. Due to the extensive work this involves, we will not begin this process until an MCP has indicated a serious interest in serving this county(ies). Depending on other priorities, ODJFS anticipates that it will take at least four to six weeks after an MCP has submitted a letter of intent to provide Medicaid managed care services in a new county, to develop provider panel requirements for any county currently not included in appendix H.

In terms of rate development, on March 5, 2004, the ODJFS requested that MCPs and all currently-identified prospective MCPs identify any new counties they might wish to serve in 2005-2006. Our actuary, Mercer Government Human Services Consulting Firm (Mercer), is preparing rates for all the new counties submitted. If additional expansion counties are submitted in the future, we will ask Mercer to prepare these rates as soon as possible but the exact time frame will be dependent on the other work priorities they have at that time.

Appendix C

Appendix C, Page 2, Section 11 – MCP Responsibilities

Although no changes is yet proposed, MCPs would like to request that a qualifier be added to the item stating, “ . . .ODJFS retains the right to make the final determination on medical necessity in specific member situations, unless the benefit is specifically excluded from coverage.” This will help clarify that services like adult chiropractic, although potentially “medically necessary,” will not be arbitrarily added to a plan’s financial responsibility.

Response: The purpose of this provision is to clarify that the MCP, and not its providers, are ultimately responsible for determining the medical necessity for services and supplies requested for their members. In the past we have had state hearing disputes where the provider has asserted that if they prescribe a service or supply, then that service or supply is inherently medically necessary or it would not have been prescribed. ODJFS, however, must retain the right, however, to make final determinations on medical necessity in member-specific situations. We do not believe that it is necessary to add the proposed qualifier to this section as MCPs are not required to cover excluded benefits (see appendix G.2.a.).

Appendix C, Page 3, Section 19, subsection b – Primary Language

MCPs agree that an MCP member primary language information (PLI) system is advantageous to the MCP and the member. MCPs agree this system should be readily available to MCP staff. However, it is impossible to guarantee MCP staff fluent in every language globally, when there may exist only one MCP member using this as their primary language, speaking fluently in a secondary language designation of a more common language. Additionally, MCPs question the need to share all PLI with providers, except on an “as requested” basis. Sharing PLI information with PCPs, PBMs, and TPAs would required expensive system enhancements across all of their systems, with very little return for their investment. Members will self-select those providers who are accommodating to their respective culture. As such, MCPs recommend deleting the last two sentences on the paragraph at the top of page 4.

The last two sentences should be removed. An extensive data sharing process with PBMs, TPAs, providers, etc, would be unreasonably expensive. No requirement beyond verbal communication when requested, of the Primary Language Indicator (PLI), should be mandated. To be competitive, an MCP will naturally work toward contracting with providers who are capable of communicating effectively with significant subpopulations. However, placing the requirement globally for any language, and the loose requirement as it now stands that a provider’s system must accommodate a data feed from us, creates a whole new process and provider systems enhancement that is cost prohibitive.

Response: As we indicated during our conference call on June 2, 2004, we understand that the use of the term “system” was confusing and are therefore revising this provision to instead specify that the MCPs are to utilize a centralized “database.” This clarification makes the language consistent with the interpreter services discussions we had with the MCPs last fall and with Julie Davis’ memo of December 5, 2003. We also clarified during our conference call that if an MCP has identified one of their members as requiring interpreter services, we expect the MCP to notify the member’s primary care physician (PCP) (or use this information in assigning the member to the most appropriate PCP) and the MCP’s pharmacy benefit manger (PBM) so that these providers can take whatever steps may be needed to address the member’s language needs (e.g., having an interpreter available for that member’s appointments or adding an edit to the pharmacy system to alert the pharmacist to this situation). This information exchange can take whatever form the MCP deems most appropriate.

We are confused by the assertions that this provision would require all MCP staff to be fluent in all languages. MCPs are required to provide interpreter services to members who require such assistance and this requirement applies to the MCP’s providers and the MCP’s staff members that interact with the MCP’s members. As in the past, we expect the MCPs to use services such as the Language Line or locally-available interpreters when these services are needed. There is no requirement or expectation that all MCP staff must be fluent in all languages.

Appendix C, Page 4-5, Section 21 – Advance Directives

MCPs would like to know the reason for deletion of the Advance Directives language and verification that it is not necessary for inclusion in the Medicaid member kits.

Why was the reference to Advance Directives was removed from the Provider Agreement when Ohio Administrative Code (OAC) still has requirements?

Response: This section was deleted in error during the renumbering within this appendix. This section has been reinserted into the provider agreement as #22 and the wording is the same as it was when it appeared in the SFY 2003 provider agreement. The ODJFS apologizes for any confusion this inadvertent deletion may have caused.

Appendix C, Page 4, Section 22 – Call Center Standards

Please be more specific on definition of a major holiday. Do closure days normally observed by banks, government offices, or many businesses include Christmas Eve, New Year’s Eve, Martin Luther King Jr. Day, President’s Day, etc.? Do we have discretion over what we term to be a major holiday as long as we list it in the Member Handbook?

Response: Because the MCP member services staff perform such a critical function in assisting MCP members in receiving their health care benefit, ODJFS expects the member services staff to be available when members would reasonably expect them to be available. For that reason we do not permit the MCP member services toll-free hotline to be closed during business hours for any reason other than major holidays. Since there are some regional differences in terms of the “importance” of how certain holidays/events are recognized, we have not developed a definitive list of acceptable holiday closures but believe the criteria we have stipulated should guide the MCPs in determining what holiday closures will be acceptable to ODJFS. In that ODJFS must prior approve all MCP member materials, including the MCP member handbook, ODJFS would determine if the holiday closures proposed by the MCP were appropriate as part of that member material review process. (Note: During our final review of the revised provider agreement we identified an omission in this section. We neglected to add that major holiday closures could also be specified in the MCP’s member newsletter or other such general issuances to the MCP’s members. This omission has now been corrected.)

Appendix C, Page 5, Section 21, subsection a – Marketing Materials

This section defines marketing materials, including gifts of nominal value (i.e., items worth no more than $10.00). We suggest the amount be updated to $15.00, the amount currently cited by CMS.

Response: The ODJFS wants to thank the Ohio Association of Health Plans (OAHP) for providing the Center for Medicare and Medicaid Services (CMS) citation referenced in this comment. Although this is a Medicare provision, there is comparability on this specific issue and after further internal review and discussion, ODJFS has revised the provider agreement to state that gifts of nominal value are items worth no more than $15.00.

Appendix C, Page 15, Section 26 – Timing of Delivery Payments

New language in this section outlining delivery payments states that the delivery payment will not cover encounters that occurred over one year ago. MCPs suggest exception language be added to this section for those cases where the HMO is the secondary payor. This is a current requirement in the Ohio Revised Code 3901.384 for the commercial market.

Considering the time involved in coordination of benefits (COB) cases, we requests that ODJFS consider removing the proposed limitation for timing of delivery payments in cases where COB efforts can be documented. Briefly, a delivery can be considered an emergency service requiring MCPs to work with non-contracting providers. Some MCPs allow non-contracting providers 365 days for billing. When considering COB activities this limitation appears disadvantageous.

Response: Language was added to this section to clarify that delivery payments that were over one year old may require payment through a manual process as described in the June 2002 memo which notified the MCPs of this process. In some cases, MCPs have submitted delivery encounters more than two years after the delivery occurred. ODJFS implemented this change to assure that ODJFS does not make duplicate payments for the same delivery. The June 2002 memo explained that, if an MCP is denied payment through the department’s automated payment system because the delivery encounter was not submitted within a year of the delivery date, then it will be necessary for the MCP to contact the ODJFS to receive payment. Payment will be made for the delivery if a payment had not previously been made for the same delivery. The language in this section of the provider agreement has been modified to reflect this policy for delivery encounters submitted more than one year after the delivery occurred.

Appendix G

Appendix G, Page 1, Section 1 – Coverage and Services

MCPs request an explanation for changes to the list of coverage items including the deletion of certain services and language changes in others. MCPs feel an overall understanding of changes from the SFY 2004 agreement would be helpful. Although the ODJFS website is cited, for contract purposes a clear explanation is needed.

A full definition of subsection f., family planning services and supplies, is requested. MCPs are uncertain whether this new language is a change in what must be covered under family planning services. If new services are provided, MCPs would anticipate a corresponding change in rates.

MCPs would like clarification on the need for changing the word prescribed to prescription. Does this change the services that are already being provided and if so the MCPs would anticipate a corresponding change in rates.

We request an explanation on why some of the changes were made; for example why was “obstetrical services” lined out? Why were the references to FQHC and RHC lined out? How does ODJFS define short term in regards to rehabilitative care?

We find it difficult to reference a “list” of basic benefit explanations in the Provider Agreement to then be referred to the web site that contains electronic manuals. We were unable to directly tie the provided list back to the website.

Could this list become more static? As changes occur year after year, the MCPs try to determine whether the benefits are really changing. An example is adding “and supplies” to Family Planning Services. Is that change just a clarification, or are other “supplies” now being covered that weren’t historically. The ODJFS should indicate such on each change within Appendix G, as well as indicate the actuarial impact if benefits are changing.

We assume the change “Prescription drugs” is simply a clarification, but please confirm.

There are concerns about appendix G. Obstetrical services, Clinical services (including federal health centers and rural health clinics), Emergency services and speech and hearing services, among others, have been crossed out. This is a bit confusing. Why are they crossed out? Are they now considered to be lumped under “physician services”? Speech and hearing services (formerly O) is now J and grouped with physical therapy. Is this the same situation for the others? Please verify.

We would like clarification of the following points in Appendix G:

*	1i—Clinic Services (including federally qualified health centers and rural health clinics).

*	1m—Emergency Services

*	2 a Education testing and diagnosis

Response: As discussed in our June 2, 2004, conference call, the Bureau of Health Plan Policy (BHPP) has requested that all bureaus in the Office of Ohio Health Plans (OHP) utilize this standardized list when providing general information regarding the services covered by the Medicaid program. The development of a standardized list was necessary because the various OHP bureaus were using different lists and some of the lists had become archaic and potentially confusing. For example, the list currently included in the MCPs’ provider agreement reflects obstetrical services separately from all other physician services for no apparent reason. Therefore, the changes in the list of covered services is not meant to signify any changes in the Medicaid benefit package but simply the utilization of the standardized list. Medicaid offers a complex set of health care benefits and there is no complete list of covered services available to include in the provider agreement. The ODJFS reiterated during the conference call the limitations of a “summary” list and asked the MCPs if they would prefer to have the summary list removed from the provider agreement. The MCPs indicated that they did see value in continuing to include the summary list in the provider agreement and, therefore, the ODJFS continues to include the summary list, as revised, in the provider agreement. For the complete list of Medicaid-covered services, MCPs must refer to the e-manuals on the OHP website included in Appendix G of the provider agreement.

Appendix G, Page 1 – Coverage and Services

As rates move to a calendar year basis while the contract stays on a fiscal year, there should be a provision for rate adjustments in the event the contract changes benefits off-cycle from the rate setting process. The change protects both sides; ODJFS when benefits are re moved from coverage, as well as MCPs when benefits are added.

Response: The rate schedule was moved to a calendar year to make provisions for rate adjustments for potential program changes that might be approved by the legislature as part of the department’s budget for that year. This budget approval information is not available until July which is the beginning of a fiscal year. If we go by SFY rate schedule to match the MCP contract year we have to revise the rates after the budget is finalized. We have done that in the past and it proved to be burdensome for the MCPs and the ODJFS.

Appendix G, Page 6 – Emergency Department Diversion

Regarding EDD, page seven, please explain why the reference to the EDD program still says it must be submitted by a date in the past when other date references have been dealt with by saying “must have approved”.....program.

Response: The deletion of the previous due date for the MCP’s Emergency Department Diversion (EDD) program was inadvertently overlooked by the ODJFS during the revision process. Please note that this section has been revised to read as follows:

“In accordance with Appendix C, MCP Responsibilities, MCPs must have an ODJFS-approved EDD program. Any subsequent changes to an approved EDD program must be submitted to ODJFS in writing for review and approval prior to implementation.”

Appendix H

Appendix H, Page 5, Section 1 b – Minimum Non-PCP Network

This section requires non-PCP provider types maintain a fulltime practice, defined as being available to patients at a “practice site” for at least 25 hours a week. Several questions have been raised. First, does this apply to all non-PCP provider types? Next, Does the term “practice site” include office, surgical and clinical sites? For instance, surgeons and orthopedists may have some office hours but many more surgical hours that are divided between one or more facilities. It would be unrealistic to require the 25 hours be spent in only on site for certain providers. Finally, this requirement could incite another reason for providers to refuse to contract with an MCP.

Regarding the requirement to have non-PCP type physician’s full time practice defined as 25 hours per week at a practice location, we do not think this is a realistic requirement specifically for general surgeons and orthopedists. These two specialty types are in surgery and making hospital rounds a significant portion of every day.

We do not feel that 25 hours is appropriate for all specialties. For example, a general surgeon may have a practice site but spend most of his or her time performing surgeries at the hospital. Under the guidelines would the surgeon need to have 25 hours a week at the office site?

Response: As discussed in our June 2, 2004, conference call, the ODJFS does accept the inclusion of inpatient/outpatient surgical hours for general surgeons, otolaryngologists, and orthopedists, and hospital delivery hours for obstetricians/gynecologists in addition to regular office hours to fulfill the fulltime practice requirement. The “full-time” practice requirement (without a specific definition in terms of “hours”) was first added to the provider agreement in July 2002. After the ODJFS determined that there appeared to be some confusion in terms of how the MCPs were supposed to submit the practice designations and, at the request of the MCPs to establish a specific definition of the “full-time” term, clarification was provided through Appendix L of the ODJFS’s October 15, 2003, Medicaid Managed Care Plan Provider Verification System Instructional Manual and the BMHC’s October 17, 2003, memorandum to MCP Coordinators. Both of these earlier issuances specifically stipulated that in order for certain specialty providers to be counted toward the minimum provider panel requirements, they must routinely be available to patients at their practice site(s) in that county at least 25 hours per week which includes the clarifications explained earlier in this response.

Appendix H, Page 5, Section 1 b. – Non-PCP Minimum Provider Network – Hospitals

Currently, the addition reads: “If an MCP-contracted hospital elects not to provide specific Medicaid-covered services because of an objection on moral or religious grounds, then the MCP must ensure that these services are available to its members through another MCP-contracted hospital in the contract service area.” There are services often available at non-hospital providers that may also be part of the contracted network. MCPs should be given the flexibility to have those Medicaid-covered services provided at alternative “MCP-contracted providers”, instead of just “MCP-contracted hospitals.” This would mirror the FFS program and how Medicaid consumers typically access those services. The current revision holds MCPs to a different and higher standard, and could prohibit an entrance into a more rural county where a limited number of hospitals exist.

Response: When a hospital elects to contract with an MCP, that hospital (or the larger entity representing that hospital) must complete the ODJFS- specified model contract addendum which includes a Hospital Services Form. Hospitals use this form to specify what types of hospital services they are agreeing to provide for the MCP, as well as to indicate if there are certain services they will not provide due to an objection on moral or religious grounds. While some hospital services might also be provided by a non-hospital provider, the appropriate setting would be driven by the specific case in question. Obviously, in the vast majority of situations, hospital services need to be provided by a hospital. In order to better clarify this requirement we will revise this language to indicate that this is only applicable if the hospital elects not to provide specific Medicaid-covered “hospital” services.

Appendix H, Page 8 – Provider Panel Exceptions

Regarding the proposed language for Provider Panel Exceptions, while understanding the intent of the language, we find the language broad with no defined terms. For example what is “sufficient documentation”? This questions the fairness of the language and leaves us wondering how ODJFS would administer in a way that would not be arbitrary. Perhaps adding more definition around the terms would be helpful. The most notable issue however is how this language erodes one of the most important managed care concepts, that being contracted access to care.

Response: This provision has been part of the MCP provider agreement since 1999. It was added when we identified the need to be able to deviate from the specified minimum provider panel requirements in situations where the MCP has made all reasonable efforts to obtain a critical provider contract and the provider has refused. Since the time that this provision went into effect we have approved only one provider panel exception and that approval was rendered moot when the originally-required provider soon thereafter signed a contract with the MCP. ODJFS of course believes that contractual provider relationships are critical to assuring a member’s access to care but we are also cognizant that some services are only available from a minimal number of providers which may place them in an unfair bargaining position. ODJFS would prefer to never exercise the option of approving a provider panel exception request but we believe this provision is essential to ensure the current stability and future expansion of the Medicaid managed care program. Since these requests are so infrequent and situation-specific, ODJFS believes it is sufficient to stress the general principles that we will use in making such determinations.

Appendix H, Page 11-28 – Minimum Provider Panel Charts

We are concerned that minimum requirements have increased in some counties. ODJFS does publish methodology for how PCP requirements are determined. Methodology is not known for non-PCP providers and as such we is concerned that requirements for dental providers have increased. Difficulties regarding dental providers for Medicaid recipients for both FFS and MCP are known.

Will ODJFS share the calculations and methodology for minimum standards?

Response: Minimum provider requirements for non-PCPs are calculated on a county-by-county basis and are based on a ratio of the number of providers (by type) per the number of residents. Ratios are calculated for the following provider types: dentists, pediatricians, OB/GYNs, general surgeons, otolaryngologosts, allergists / immunologists, orthopedists, opthalmologists / optometrists, and pharmacies. This ratio is applied to the number of Medicaid managed care eligibles in each county for each provider type. The pediatrician and OB/GYN provider ratios are applied only to children and women of child-bearing age, respectively, and therefore, the number of children and women are calculated for each county based on statewide percentages of managed care eligibles in each category. The total managed care eligibles in each county is adjusted based on the number of eligibles and their enrollment status. For mandatory and voluntary counties, if the total number of eligibles is greater than 100,000, the MCP’s provider panel must include enough providers to cover at least 40% of the total eligibles. If the total number of eligibles is less than or equal to 100,000, the MCP’s provider panel must cover at least 50% of the total eligibles. In order to ensure that MCPs in preferred option counties can provide access to an adequate number of non-PCP specialists that takes into account the “default” assignment of additional Medicaid eligibles, a 1.5 multiplier is applied to the calculation to determine the minimum specialist provider requirement. A change (increase or decrease) in the population of either providers, residents, or eligibles in the state directly affects the calculation of the provider to resident ratio. This change, in turn, is reflected by an increase or decrease in the number of required providers for a county when the ratio is applied to the county-specific Medicaid managed care eligibles.

The 2004 dental provider numbers increased because the number of dental providers in the state increased. This increase in the actual number of statewide dental providers affected the provider to resident ratio described above and therefore, led to an increase in the recommended number of dental providers for each county. If the MCP is able to adequately provide their members with access to all Medicaid-covered dental services, then ODJFS will not consider the MCP to be out of compliance with the dental panel requirement even if the MCP’s dental provider panel does not meet the recommendations as specified in Appendix H.

Appendix I

Appendix I – Program Integrity

Although there are no proposed changes to this appendix we would like to offer some comments. Considering PCP turnover rate has such significant incentive outcomes, we request that providers who are termed from the MCP for fraud and abuse issues, including those providers terminated after receiving notification from ODJFS, be excluded from the PCP turnover rate calculation.

Response: The PCP turnover rate is based on the HEDIS practitioner turnover measure which specifies that there are no exclusions from the denominator. All providers are to be included regardless of whether they died, retired, relocated, or were terminated. The HEDIS methodology does not define ‘terminated’ providers. Therefore, all terminated providers are to be included in the measure regardless of the reason for their termination.

Appendix K

Appendix K, Page 1, Section 1 – Performance Improvement Projects

There is no further discussion of the requirements for PIPs. Was this an oversight?

Response: Additional discussion on the requirements for Performance Improvements Projects (PIPs) was not included in the SFY 2005 provider agreement because the SFY 2004 PIP process, as currently described in the provider agreement, will continue through SFY 2005. The protocols for the PIPs were developed by the ODJFS in accordance with guidelines established by the CMS. The PIP process includes 10 steps to design and implement the quality improvement studies. For SFY 2004, ODJFS selected one clinical and non-clinical study and defined the study topic questions (Steps 1-2). The MCPs were required to develop the study topic indicators, identify the study population, and define the sampling methods and the data collection procedures (Steps 3-6). Upon ODJFS approval of the MCPs’ PIP submission, the MCPs were expected to implement their PIPs in SFY 2004.

The remaining steps (7-10) in the PIP process will be completed during SFY 2005. MCPs will submit PIP findings for ODJFS to review the data, analyze the results, and assess any progress made due to the implementation of the PIP. Additionally, the external quality review (EQR) vendor will review each MCP’s PIP submissions and submit recommendations to ODJFS about the extent to which the findings of the MCPs’ PIPs are valid and reliable. A detailed letter instructing the MCPs of the requirements for the final phase and timeline of the PIP process will be distributed in the near future.

Appendix K, Page 3, Section 5 – Non-Duplication Exemptions

MCPs believe the language contained in this section is overly restrictive. Non-duplication exemptions could include use of HEDIS data in lieu of duplicating efforts in compiling clinical data. This exemption can also be used as an exemption for administrative reviews. MCPs oppose language that would prohibit either option from going forward in SFY ’05. We strongly encourage the state to go forward in accepting HEDIS data for the next round of EQR clinical studies in SFY ’05 and, where possible, exempt eligible plans from portions of the administrative review.

It was also our understanding that some of these revised requirements were still under negotiation between the MCPs and the Bureau, such as issues in the Quality Assessment and Performance Improvement Program, Appendix K. MCPs and BMHC held a conference call meeting on this issue as late as Monday, May 24, 1:00 - 3:00 PM, for further discussion. With submission of comments on the provider agreement due Tuesday, May 25, including comments on Appendix K, it is extremely disappointing to see the SFY 05 Proposed Provider Agreement reflect an ODJFS position without the results and discussion of the May 24 conference call.

Response: The language in the provider agreement was revised to reflect the revisions to 42 CFR 438.360 and 438.362 that became effective in October 2003. In reviewing the MCP and OAHP comments, it appears as though there was confusion around the interpretation of the terms “exemption from the non-duplication of mandatory activities” and/or “deeming.” We believed that this distinction had been fully addressed during the March 24, 2004, monthly MCP meeting (followed by the clarifying question and answer document) and the subsequent May 24, 2004, conference call. As discussed in our June 2, 2004, conference call and as outlined in the above-referenced CFR citations, MCPs that meet the specified eligibility requirement(s) may be able to apply for an exemption only from portions of the administrative review conducted during the EQR. An exemption from the non-duplication of mandatory activities would not include the acceptance of HEDIS data in lieu of the clinical quality of care studies. Additional language will be incorporated into Appendix K to clearly state that the exemption from the non-duplication of mandatory activities is only applicable to the administrative review.

As discussed during the conference call, ODJFS’ EQR administrative review is not scheduled to begin until Fall of 2004. ODJFS will work over the next few months to establish the components of the administrative review pursuant to 42 CFR 438.360 and 438.362. Once the components have been established, a detailed comparison must then be made between ODJFS’ administrative review components and the National Committee for Quality Assurance’s (NCQA) standards. If ODJFS determines that elements of the administrative review are comparable to the NCQA standards, then ODJFS can propose a process by which MCPs may apply for an exemption from the non-duplication of mandatory activities. ODJFS would then submit this proposal to CMS for review and approval.

Upon approval from CMS, the MCPs may be eligible to apply for exemption from portions of the administrative review during SFY 2006. ODJFS recognizes that MCPs are concerned with the timeframe for this activity, however, it is anticipated that the planning and approval process for this written plan will take at least six to 12 months. Given this, the language in the provider agreement identifying this timeframe must remain as originally proposed so as not to raise false expectations about the possibility of exemptions being awarded prior to SFY 2006 although we have attempted to further clarify the limitation of what activities may be exempted.

ODJFS staff are committed to participating in an on-going dialogue with the MCPs to explore proposed recommendations to the EQR process.

Appendix L

Appendix L, Page 1, Section 1 – Encounter Data

Encounter data volume minimums have increased in most categories. We request the volumes be measured six (6) months after the report period to allow for adequate claims lag.

Response: The claims lag was shortened in SFY 2004 to give the MCPs feedback in a more timely manner after analysis showed that the data needed to set the standard was significantly complete (i.e. the data had a high completion factor) after four months. ODJFS believes that more timely feedback will aid the MCPs in more quickly addressing poor quality encounter data submissions. The claims lag used to set the standard and the claims lag used to calculate the results for the encounter data volume measure must match. If a longer claims lag is used in calculating the results than was used in setting the standard, then a completion factor would have to be incorporated into the methods and the feedback would be delayed. The ODJFS believes it is more appropriate to use a calculation method that is more direct and timely than what was proposed.

Appendix L, Page 15, Section 6a – Penalties for Noncompliance

MCPs are concerned with language that provides ODJFS with unlimited discretion to apply unconstrained penalties to an area of deficiency identified when an MCP is determined to be noncompliant with a standard. Caps on penalties are the norm in both the Ohio Revised Code and Administrative rules and serve as a protection and assurance of a limit on consequences. This language should be removed and the cap of $300,000 should remain as written.

Encounter data volume minimums have increased in most categories. We request that the volumes be measured six (6) months after the report period to allow for adequate claims lag.

Additionally, we request that the penalty for noncompliance with volume issues be revised to incorporate a rolling year of quarters. A membership freeze would be inappropriate for this data quality measure when it was documented the issue was a variation in utilization of this service. The current methodology does not allow the noncompliant period to roll off.

Response: The importance of accurate encounter data submitted by MCPs is emphasized by ODJFS’ policy of conducting standard compliance evaluations on a quarterly basis. Encounter data is increasingly being used by ODJFS for a variety of reasons and accurate data is important to both ODJFS and the MCPs. Quarterly evaluations are beneficial to the MCPs because it allows them to more easily and quickly correct errors that may arise which would be more difficult to accomplish if evaluations were only conducted annually.

The intent of the encounter data volume measure is to periodically assess the data quality of encounter data submissions and provide an incentive for MCPs to evaluate and resolve instances where a particular measure indicates poor quality data. The expectation is that a particular deficiency will be resolved and therefore, subsequent compliance for the deficient quarter and service category will not be an issue. In order to ensure the maintenance of accurate and complete historical data, encounter data volume will be monitored over time. A single year’s worth of data is not considered sufficient for historical purposes. Considering that program evaluations and rate setting both require trending over a minimum of three years of encounter data and MCPs have the ability to add or delete encounters over any time period, measuring the volume on a one year rolling basis would not be sufficient to ensure the data used meets minimum data quality standards.

ODJFS considers the penalty system in place to be a graduated system and not duplicative. Instead of starting with a new member selection freeze, MCPs who are noncompliant with this measure for the first time are issued a sanction advisory. If noncompliance continues for the next quarter, a refundable financial penalty is imposed. The financial penalty is not repeated for consecutive quarters of noncompliance. If noncompliance continues for three consecutive quarters, then a selection freeze is imposed. This system gives the MCP three quarters to resolve a data quality problem before enrollment is frozen. Penalties remain in place until compliance with the standard(s) is achieved. Notwithstanding other provisions of this appendix and once an MCP comes into compliance with the standard(s), any financial penalties assessed against the MCP are returned and the MCP’s enrollment is unfrozen. We believe that this graduated penalty system gives MCPs sufficient time to address and resolve data quality problems and underscores the importance ODJFS places on the submission of high quality encounter data.

Table 1 Standards. MCPs need to understand the basis for changes in the expectations. Please share the calculations and methodology.

Response:

Calculating the Standards

Changes in the methods for calculating the standards reflect changes due to HIPAA and two new considerations: county variances and seasonality (i.e., fluctuations in utilization from quarter to quarter). HIPAA required the elimination of local codes. The primary effect on this measures was the grouping of encounters in the ancillary and primary/specialists categories of service. With the updated methods, all antepartum and postpartum visits are reported in one category of service (i.e., primary/specialist) versus a split across these two categories of service. To account for county variances, results were calculated for each MCP by county (MCP/county) by quarter. An MCP/county average (across all MCPs) was then calculated for each quarter. The high outlier MCP/counties (e.g., counties with a significantly high result primarily due to low enrollment) was excluded from the calculation of the average. In order to allow for seasonality in the data, the quarter with the lowest average was used to establish the standard. As in previous years, once the average for a category of service was established the standard was set at 1.5 standard deviations below the average.

Changes in Methodology

It should be noted that the SFY 2005 methods were calculated using CY 2003 encounter data. The SFY 2004 methods used CY 2002 data.

Inpatient: There were no changes in methodology for this service category. The change in the standard (from 5.4 to 5.0) reflects the seasonality effect described above.

Emergency Department: The methodology was revised to exclude any ED encounters with a behavioral health diagnosis or procedure code in order to be more consistent with HEDIS methodology. However, the actual standard increased because the encounter data for CY 2003 reflects a higher number of ED encounters submitted per member per month.

Dental: There was no change to the dental methodology. The increase in the standard reflects improvements in data quality.

Vision: The vision methodology was changed to exclude the “supply of materials” current procedural terminology (CPT) codes 93290-92396. These codes represented a small number of encounters and did not significantly affect the calculation of the standard. This measure is not intended to include frames and lenses and therefore should not include the “supply of materials” codes. In addition, the county variance added to the drop in the standard for this measure.

Primary and Specialist Care: This measure was revised to include all antepartum and postpartum visits reported with CPT codes 59420, 59425, 59426, 59430 (which were previously included in the ancillary category).

Ancillary Services: This measure was revised to exclude the antepartum and postpartum visits referred to above under primary and specialist care.

Behavioral Health: There was no change to the methodology for this service category.

Pharmacy: There was no change to the methodology for this service category. However, pharmacy encounters for one MCP were under-reported in the past. The issue was resolved, the MCP’s pharmacy encounter data has been corrected, and the SFY 2005 standard reflects this correction.

Appendix L, Page 15, section 6.a. – Penalties, Including Monetary Sanctions, for Noncompliance

Regarding the language added on page 15, 6.a., we request that the following statement be added “The appropriate penalty would not exceed the penalty described in each section and sub-section”.

The quarterly evaluation table has the propensity to penalize an MCP quarter after quarter if they have one bad quarter. The table instead should be based upon a rolling annual basis, evaluating no more than 1 year at a time. A bad quarter in 2003 continues to affect reporting through May of 2006!

Please specify “.....ODJFS reserves the right to apply the most appropriate penalty.....” This would seem to have the potential to for a MCP to be subject to a more severe penalty than what is stated in the appendix.

Response: The second sentence of this paragraph that states, “[p]enalties for noncompliance on an individual measure for each period compliance is determined in this appendix will not exceed $300,000,” has been moved to the end of the paragraph to clarify that this monetary cap applies to all provisions of the paragraph.

Appendix M

Appendix M, Page 15, Section 4.b – Emergency Department Diversion

Language in this section designates the SFY 2005 contract reporting period for a baseline level for more a restrictive performance standard for EDD using the January – June, 2004 report period. The next reporting period cited, July – December 2004, would be used for comparison to determine if the minimum performance standard is met. Because of this proposed change in the EDD target, it is virtually impossible to have this significant of an impact during this reporting period. MCPs recommend maintaining the 1.0% minimum performance standard.

Impacting EDD requires extensive resources and interventions on behalf of MCP staff. The lack of necessary incentives such as co-payments and the existence of prudent layperson requirements leave little room in trying to successfully impact the use of emergency rooms to the level being proposed. To demonstrate the impact, the OAHP commercial plans reported a 45% increase in ER utilization since the passage of prudent layperson into Ohio law.

This appendix establishes a target of 0.7% for the Emergency Department Diversion measure. This contradicts the SFY 2004 provider agreement that states “for report period of contract period SFY 2005 (July-December, 2004) the minimum performance standard is 1.0%.” Is there a national benchmark to indicate this is an achievable target?

While we understand the minimum standard includes a 10% gap decrease, not requiring us to achieve the 0.7% rate, our concerns remain; the continuing decrease in the performance standard of a measure with such significant financial implications and a measure in which MCPs are limited by legislation to impose known utilization reducing processes.

4.b. Changing a target from 1% to 0.7% of the eligible population having four or more ED visits during the reporting period is unrealistic in a one-year period of time. While we fully support improving quality results year over year, a target of 30% improvement from a program already experiencing good results isn’t appropriate. Even the minimum performance standard of a 10% improvement in the difference between the target and baseline results is unrealistic for a State program already performing strongly. Incremental change at that high level of performance can become cost prohibitive, particularly in a program where there’s no opportunity to help drive compliance levels by member cost sharing techniques. ODJFS should set targets upon a more realistic basis.

We would like clarification of the following points in Appendix M: The reduction of the ED Diversion Target to 0.7%.

Response: The change in methods reduces the expected level of improvement for all MCPs performing at a rate above 1.0%. For an MCP with a rate of 1.5%, the existing standard expects a reduction of 0.5% or 33%. By changing the standard to account for the expectation that the difference between last year’s result and 0.70% would be reduced by 10%, the same MCP would be expected to reduce their result by 0.08% or 5.3%.

For MCPs that are already performing at or below the previously established 1.0% standard, the change in method required them to maintain their performance versus allowing the level of their performance to drop below the 1.0% standard. In recognition of the increase in the expected level of performance, a change was made to the proposed standard to lower the expected level of performance for MCPs in the above situation.

Similar to what was done regarding the clinical performance measures, a breakpoint was established where MCPs that are performing better than average (i.e., at or below 1.1%) but do not meet the standard level of performance will be issued a quality improvement directive. 1.1% was chosen because it is the current program average.

MCPs not meeting the standard level of improvement and are above the average, must develop a corrective action plan and ODJFS may direct the MCP to develop the components of their EDD program as specified by ODJFS.

ODJFS recognizes that this measure is integral to the incentive system. As you know, ODJFS’ actuary calculates actuarially sound capitation rates and ODJFS adds 1% as an incentive to improve performance in specific areas important to the Medicaid MCPs’ members. MCPs receive the extra 1% with their monthly premium payments. To retain the extra amount, MCPs must achieve a minimum level of performance on selected measures and improve performance by meeting higher standard levels for three selected measures. MCPs that do not qualify for or meet the higher performance standards must return the extra 1% because the MCP did not complete this deliverable as specified in the provider agreement.

With the changes to the standard in appendix M for the EDD measure, accompanying changes were made to the EDD minimum performance expectation in the incentive system in appendix O. As with the clinical performance measures, MCPs that meet the breakpoint established in appendix M are considered to have met the minimum performance level needed to qualify for the retention of incentive payments made in accordance with the incentive system.

Appendix M – Case Management of ODJFS-Mandated Conditions

Regarding Measure 2, Case Management of ODJFS-Mandated Conditions, please clarify the correct verbiage. In the methodology documents the verbiage is “17 years of age and under” while the verbiage in the Provider Agreement, SFY2004 and SFY2005, states “under 17 years of age”. We believe the verbiage should be identical in the two documents.

Response: The correct language is, ‘children 17 and under’ and the provider agreement has been corrected to reflect this.

Appendix O

Appendix O – Performance Incentives

This section indicates that the methodologies for 2005 measures can be found on the website listed. However, this information is not updated for 2005 as noted. The MCPS request a hard copy or electronic version of the 2005 methodologies be sent before final acceptance of the SFY ‘05 provider agreement.

The website listing the “detailed description of the methodologies of each measure” www.jfs.ohio.gov/ohp/ODJFS/managed.stm contains information from SFY 2004. We would like a chance to review the draft methodologies. When can we expect updated information to appear?

Response: The updated methods were finalized and sent to all MCPs during the second week of June.

Additionally, this section makes reference to “national benchmarks”. MCPs request a citation on the source of the national benchmarks used for these measures.

The ODJFS should share the methodology used to calculate the standards, and define where the National Benchmarks are obtained.

Response: The figures were established based upon national Medicaid results, as obtained from NCQA at:

http://www.ncqa.org/Programs/HEDIS/02medicaid.htm

National results were available for all of the measures except for the lead screening measure. To avoid confusion, the term “National Benchmark” will be changed to “Medicaid Benchmark.”

Although not specifically addressed in the proposed revisions to the Provider Agreement, we would like to take this opportunity to request ODJFS allow all claims be submitted through the encounter data process. ODJFS and HSAG cite HEDIS as benchmarks, however, MCPs are allowed to submit denied claims only for immunizations. As you know HEDIS accepts all submitted claims regardless of final adjudication status. We believe ODJFS should adopt the same practice and allow MCPs to submit all claims, regardless of final status.

Response: ODJFS will be modifying the encounter data specifications in the future. ODJFS cannot allow denied encounters to be submitted at this time because we would not be able to differentiate between the denied and paid claims. Rate setting requires the use of only paid claims. Once we are able to differentiate between these two claim types, we will include them in the specifications.

APPENDIX A

OAC RULES 5101:3-26

The managed care program rules can be accessed electronically through the following website:

http://emanuals.odjfs.state.oh.us/emanuals/medicaid/MHC/@Generic_BookView;cs=default;ts=default

APPENDIX B

MCP PROCUREMENT AND PRE-CONTRACTING REQUIREMENTS

The Ohio Department of Job and Family Services (ODJFS) has an open procurement process (pursuant to 45 CFR 92.36 whereby any qualifying entity may request consideration to receive a Managed Care Plan (MCP) provider agreement from ODJFS. Prospective MCPs interested in participating in Ohio’s Medicaid managed care program must submit a formal letter of intent to the Chief of the Bureau of Managed Health Care (BMHC) which specifically states that the prospective MCP wishes to actively pursue a provider agreement with ODJFS. Upon receipt of this letter, BMHC staff will schedule a meeting with the prospective MCP, following which ODJFS will provide the prospective MCP with a follow-up letter further outlining the pre-contracting requirements specified in this Appendix and the projected timetable required for the MCP to receive a provider agreement. The projected timetable to receive a provider agreement to serve Medicaid eligibles in counties currently not included in Appendix E (Rate Methodology) and/or Appendix H (Provider Panel Specifications) may need to incorporate sufficient time for ODJFS to determine the appropriate capitation rates and/or provider panel requirements for these service areas. ODJFS may require that some counties may only be included in a provider agreement if they are part of a larger group or cluster of counties which would constitute one combined service area.

ODJFS may at its discretion allow a prospective MCP to begin the pre-contracting process prior to the receipt of their certificate of authority (COA) from the Ohio Department of Insurance. However, the MCP must have a valid COA prior to entering into a provider agreement with ODJFS. A prospective MCP that previously had a provider agreement with ODJFS must comply with all procurement and pre-contracting requirements prior to receiving a new provider agreement. If the prior provider agreement terminated more than two years prior to the effective date of any new provider agreement, such MCP will be considered a plan new to Ohio Medicaid Managed Care and in its first year of operation.

Prior to ODJFS’ issuance of a provider agreement, a prospective MCP must demonstrate the capability to meet all applicable program requirements specified in Chapter 5101:3-26 of the Ohio Administrative Code (OAC) and the ODJFS - MCP Provider Agreement. This demonstration will include a review of documentation and data submitted by the prospective MCP, and may also include an on-site review of the prospective MCP’s administrative operations. The ODJFS’ review and approval of submissions from the prospective MCP includes, but is not limited to the following:

1.	Administrative submissions:

a.	a listing of the counties the prospective MCP initially proposes to serve;

b.	an Ohio Medicaid Provider Number Application, including a request for Taxpayer Identification Number and Certification (W-9) authorization agreement for state Medicaid payments and an electronic funds transfer (EFT) application;

Appendix B

c.	the designation of an individual who will serve as the primary point of contact between the prospective MCP and ODJFS. A different individual may be designated as the contact person for the prospective MCP’s management information systems;

d.	a statement confirming the organization’s willingness to accommodate on-site visits to their administrative offices, its participating provider facilities, and its subcontractors by ODJFS representatives and/or designees;

e.	a description of the prospective MCP in terms of practice model type (e.g., group model, staff model, individual practice association, etc.);

f.	a table of organization;

g.	a statement of affirmative action that the prospective MCP does not discriminate in its employment practices with regard to race, color, religion, sex, sexual orientation, age, disability, national origin, veteran’s status, ancestry, health status or need for health services;

h.	information including name, address, and association of any individual/ group/entity that will be assisting the prospective MCP with the submission of documentation to ODJFS;

i.	a signed copy of the ODJFS-required form guaranteeing compliance with noncompetitive bid provisions; and

j.	notification if the MCP elects not to provide, reimburse for, or provide coverage of, a counseling or referral service because of an objection on moral or religious grounds.

2.	Completed personalized Model Medicaid Addendums as described in OAC rule 5101:3-26-05 and Appendix H of this provider agreement which incorporate all applicable Ohio Administrative Code rule requirements specific to provider subcontracting.

3.	Completed MCP Delegation of Services form(s), as applicable.

4.	Provider panel and subcontracting requirements: Prospective MCPs must submit documentation to verify compliance with provider panel and subcontracting requirements specified in OAC rule 5101:3-26-05 and Appendix H of this provider agreement.

5.	MIS Requirements: Prospective MCPs must meet the Health Information Systems requirements and formats specified in Appendix C of this provider agreement and may be required to complete an information systems questionnaire. MCPs must allow adequate time to meet encounter data requirements (on average it has taken most MCPs approximately four months to successfully complete encounter data testing). ODJFS will not accept encounter data test tapes from the prospective MCP or their ODJFS-approved delegated entity(ies) until the prospective MCP has received an Ohio Medicaid Provider Number. Before ODJFS enters into a provider agreement, ODJFS or designee may review the information system capabilities of each prospective MCP as described in Appendix C of this provider agreement.

Appendix B

In addition to encounter data testing, the prospective MCP will be required to demonstrate to ODJFS their capability to successfully provide the following required electronic file submissions in the specified formats: Screening Assessment and Case Management System (SACMS), appeals and grievances, newborn notification and member-designated primary care physician (PCP) files.

6.	Verification of operational program requirements specified by ODJFS, including but not limited to, the following areas:

a.	Care coordination with non-contracting providers requirements specified in OAC rule 5101:3-26-03.1;

b.	Call Center requirements specified in Appendix C of this provider agreement;

c.	Case Management requirements specified in OAC rule 5101:3-26-03.1 and Appendix G of this provider agreement;

d.	Children with Special Health Care needs requirements specified in Appendix G of this provider agreement;

e.	Program Integrity requirements specified in OAC rule 5101:3-26-06 and Appendix I of this provider agreement;

f.	Appeal, Grievance and State Hearings requirements specified in OAC rules 5101:3-26-08.3, 08.4, and 08.5.

g.	Interpreter Services requirements specified in OAC rules 5101:3-26-03.1(A)(7)(c), 5101:3-26-05(D)(26), 5101:3-26-08,5101:3-26-08.2, and Appendix C of this provider agreement;

h.	Requirements for marketing materials including marketing staff training (if applicable), solicitation brochure, and marketing plan as specified in OAC rule 5101:3-26-08.2;

i.	New member material requirements including Member Identification (ID) Card, Member Handbook, Provider Directory and Advance Directives Notification as specified in OAC rule 5101:3-26-08.2;

j.	Utilization Management and Prior Authorization requirements specified in OAC rule 5101:3-26-03.1 and Appendix G of this provider agreement; and

k.	Quality Assessment and Performance Improvement (QAPI) requirements specified in OAC rule 5101:3-26-07.1 and Appendix K of this provider agreement.

7.	Prospective MCPs must attend and participate in mandatory technical assistance sessions provided by ODJFS.

8.	Financial submissions: Prospective MCPs must submit the following documentation to verify compliance with the financial requirements specified in OAC rule 5101:3-26-09 and Appendix J of this provider agreement.

Appendix B

a.	Evidence of reinsurance coverage from a licensed commercial carrier to protect against catastrophic inpatient-related medical expenses incurred by Medicaid members;

Quarterly, Annual and Independently Audited Annual National Association of Insurance Commissioners (NAIC) Financial Statements for the past three years for all lines of business. If the MCP has been operating for fewer than three years, then MCP should provide the referenced NAIC financial statements for the available years.

9.	Membership Data and Reconciliation: Prospective MCPs must complete the Membership Data Maintenance and Reconciliation questionnaire and demonstrate the following membership data and reconciliation requirements:

a.	Capability to accept and utilize consumer contact record (CCR) data;

b.	Capability to accept and maintain membership data contained on the monthly member roster (MMR);

c.	Capability to accept and reconcile premium and delivery payments with the monthly remittance advice;

d.	Capability to reconcile membership data with remittance advice;

e.	Capability to accept and maintain pending member-provided information, such as PCP choice, hospitalization reporting, etc., prior to receiving and reconciling the CCR and MMR; and

f.	Identification of new members hospitalized prior to and remaining hospitalized on the effective date of MCP membership.

MCP Provider Agreement Amendments

MCPs currently participating in Ohio’s Medicaid managed care program that are interested in amending their provider agreement to serve eligible Medicaid individuals in additional counties, must submit a formal letter of intent to the Chief of the Bureau of Managed Health Care (BMHC) that specifically states the additional counties the MCP wishes to actively pursue. MCPs that identify counties currently not included in Appendix E (Rate Methodology) and/or Appendix H (Provider Panel Specifications) must be advised that ODJFS will require sufficient time to determine the appropriate capitation rates and/or provider panel requirements for these service areas. ODJFS may require that some counties may only be included in a provider agreement if they are part of a larger group or cluster of counties which would constitute one combined service area.

Appendix B

ODJFS’ review and approval of submissions from the MCP to amend their provider agreement to include additional counties includes, but is not limited to the following:

i.	An Ohio Medicaid Provider Number Application, including a request for Taxpayer Identification Number and Certification (W-9) authorization agreement for state Medicaid payments and an electronic funds transfer (EFT) application;

ii.	A copy of the MCP’s currently approved Model Medicaid Addendums that are revised to include the additional counties, if applicable;

iii.	Completed MCP Delegation of Services form(s), as applicable;

iv.	Documentation to verify compliance with provider panel and subcontracting requirements specified in OAC rule 5101:3-26-05 and Appendix H of this provider agreement;

v.	Verification of operational program requirements specified by ODJFS for each additional service area, including but not limited to the following areas:

a.	Coordination with non-contracting provider requirements specified in OAC rule 5101:3-26-03.1;

b.	Requirements for marketing materials including marketing staff training (if applicable), solicitation brochure, and marketing plan as specified in OAC rule 5101:3-26-08;

c.	New member material requirements including member handbook and provider directory as specified in OAC rule 5101:3-26-08.2;

vi.	Evidence that the MCP’s reinsurance policy from a licensed commercial carrier to protect against catastrophic inpatient-related medical expenses incurred by Medicaid members covers members in the additional counties;

vii.	Revisions to previously submitted county-specific information/materials/ procedures to include the new service areas;

viii.	Documentation of the ability to meet all program requirements, in consideration of the potential additional membership, as requested by ODJFS.

APPENDIX C

MCP RESPONSIBILITIES

The MCP must meet on an ongoing basis, all program requirements specified in Chapter 5101:3-26 of the Ohio Administrative Code (OAC) and the Ohio Department of Job and Family Services (ODJFS) - MCP Provider Agreement. The following are MCP responsibilities that are not otherwise specifically stated in OAC rule provisions or elsewhere in the MCP provider agreement.

General Provisions

1.	The MCP agrees to implement program modifications in response to changes in applicable state and federal laws and regulations.

2.	The MCP must submit a current copy of their Certificate of Authority (COA) to ODJFS within 30 days of issuance by the Ohio Department of Insurance.

3.	The MCP must designate a primary contact person (the Medicaid Coordinator) who will dedicate a majority of their time to the Medicaid product line and coordinate overall communication between ODJFS and the MCP. ODJFS may also require the MCP to designate contact staff for specific program areas. The Medicaid Coordinator will be responsible for ensuring the timeliness, accuracy, completeness and responsiveness of all MCP submissions to ODJFS.

4.	All MCP employees are to direct all day-to-day submissions and communications to their ODJFS-designated Contract Administrator unless otherwise notified by ODJFS.

5.	The MCP must be represented at all meetings and events designated by ODJFS as requiring mandatory attendance.

6.	The MCP must have an administrative office located in Ohio.

7.	Upon request by ODJFS, the MCP must submit information on the current status of their company’s operations not specifically covered under this provider agreement (for example, other product lines, Medicaid contracts in other states, NCQA accreditation, etc.)

8.	The MCP must assure that all new employees are trained on applicable program requirements.

Appendix C

9.	If an MCP determines that it does not wish to provide, reimburse, or cover a counseling service or referral service due to an objection to the service on moral or religious grounds, it must immediately notify ODJFS to coordinate the implementation of this change. MCPs will be required to notify their members of this change at least 30 days prior to the effective date. The MCP’s member handbook and provider directory, as well as all marketing materials, will need to include information specifying any such services that the MCP will not provide.

10.	For any data and/or documentation that MCPs are required to maintain, ODJFS may request that MCPs provide analysis of this data and/or documentation to ODJFS in an aggregate format.

11.	The MCP is responsible for determining medical necessity for services and supplies requested for their members as specified in OAC rule 5101:3-26-03. Notwithstanding such responsibility, ODJFS retains the right to make the final determination on medical necessity in specific member situations.

12.	In addition to the timely submission of medical records at no cost for the annual external quality review as specified in OAC rule 5101:3-26-07, the MCP may be required for other purposes to submit medical records at no cost to ODJFS and/or designee upon request.

13.	Upon request by ODJFS, MCPs may be required to provide written notice to members of any significant change(s) affecting contractual requirements, member services or access to providers.

14.	MCPs may elect to provide services that are in addition to those covered under the Ohio Medicaid fee-for-service program. Before MCPs notify potential or current members of the availability of these services, they must first notify ODJFS. If an MCP elects to provide additional services, the MCP must ensure that the services are readily available and accessible to members who are eligible to receive them.

15.	MCPs must comply with any applicable Federal and State laws that pertain to member rights and ensure that its staff and affiliated providers take those rights into account when furnishing services to members.

16.	MCPs must comply with any other applicable Federal and State laws (such as Title VI of the Civil rights Act of 1964, etc.) and other laws regarding privacy and confidentiality.

17.	Upon request, the MCP will provide members and potential members with a copy of their practice guidelines.

Appendix C

18.	The MCP is responsible for promoting the delivery of services in a culturally competent manner to all members, including those with limited English proficiency (LEP) and diverse cultural and ethnic backgrounds.

All MCPs must comply with the requirements specified in OAC rules 5101:3-26-03.1, 5101:3-26-05(D), 5101:3-26-08 and 5101:3-26-08.2 for providing assistance to LEP members and eligible individuals. In addition, MCPs must:

a.	Provide written translations of certain MCP materials in the prevalent non-English languages of members and eligible individuals in accordance with the following:

i.	When 10% or more of the eligible individuals in the MCP’s service area have a common primary language other than English, the MCP must translate all ODJFS-approved marketing materials into the primary language of that group. The MCP must monitor, on an ongoing basis, changes in the eligible population in the service area to determine which, if any, primary language groups meet the 10% threshold; and

ii.	When 10% or more of an MCP’s members in the MCP’s service area have a common primary language other than English, the MCP must translate all ODJFS-approved member materials into the primary language of that group. The MCP must monitor, on an ongoing basis, changes in their membership to determine which, if any, primary language groups meet the 10% threshold.

b.	Utilize a centralized database which records all MCP member primary language information (PLI) when identified by the following sources, including but not limited to: MCP staff (e.g., member services and case management staff), the MCP’s providers, members, or member representatives; ODJFS; and the ODJFS selection services entity. This centralized database must be readily available to MCP staff and be used in coordinating communication and services to LEP members, including the selection of a PCP who speaks the member’s primary language, when available. MCPs must share PLI with their providers [e.g., PCPs, Pharmacy Benefit Managers (PBMs), and Third Party Administrators (TPAs)], as applicable. ODJFS may periodically request a summary of the MCP’s LEP members.

Additional requirements specific to providing assistance to hearing-impaired, vision-impaired, limited reading proficient, and LEP members and eligible individuals are found in OAC rules 5101:3-26-03.1, 5101:3-26-05(D), 5101:3-26-08, and 5101-3-26-08.2.

Appendix C

20.	The MCP is responsible for ensuring that all member materials use easily understood language and format.

21.	Pursuant to OAC rule 5101:3-26-08 and 5101:3-26-08.2, the MCP is responsible for ensuring that all MCP marketing and member materials are prior approved by ODJFS. Marketing and member materials are defined as follows:

a.	Marketing materials are those items produced in any medium, by or on behalf of an MCP, including gifts of nominal value (i.e., items worth no more than $15.00), which can reasonably be interpreted as intended to market to eligible individuals.

b.	Member materials are those items developed, by or on behalf of an MCP, to fulfill MCP program requirements or to communicate to all members or a group of members. Member health education materials that are produced by a source other than the MCP and which do not include any reference to the MCP are not considered to be member materials.

c.	All MCP marketing and member materials must represent the MCP in an honest and forthright manner and must not make statements which are inaccurate, misleading, confusing, or otherwise misrepresentative, or which defraud eligible individuals or ODJFS.

22.	Advance Directives – All MCPs must comply with the requirements specified in 42 CFR 422.128. At a minimum, the MCP must:

a.	Maintain written policies and procedures that meet the requirements for advance directives, as set forth in 42 CFR Subpart I of part 489.

b.	Maintain written policies and procedures concerning advance directives with respect to all adult individuals receiving medical care by or through the MCP to ensure that the MCP:

i.	Provides written information to all adult members concerning:

a.	the member’s rights under state law to make decisions concerning their medical care, including the right to accept or refuse medical or surgical treatment and the right to formulate advance directives.

Appendix C

b.	the MCP’s policies concerning the implementation of those rights including a clear and precise statement of any limitation regarding the implementation of advance directives as a matter of conscience;

c.	any changes in state law regarding advance directives as soon as possible but no later than 90 days after the proposed effective date of the change; and

d.	the right to file complaints concerning noncompliance with the advance directive requirements with the Ohio Department of Health.

ii.	Provides for education of staff concerning the MCP’s policies and procedures on advance directives;

iii.	Provides for community education regarding advance directives directly or in concert with other providers or entities;

iv.	Requires that the member’s medical record document whether or not the member has executed an advance directive; and

v.	Does not condition the provision of care, or otherwise discriminate against a member, based on whether the member has executed an advance directive.

23.	Call Center Standards

The MCP must provide assistance to enrollees through a member services toll-free call-in system pursuant to OAC rule 5101:3-26-08.2(A)(1). MCP member services staff must be available at all times to provide assistance to members through the toll-free call-in system every Monday through Friday, 8:30 a.m. to 4:30 p.m., except for major holidays as specified in the MCP’s member handbook, member newsletter, or other general issuance to the MCP’s members. ODJFS defines a major holiday as a day when much of the workforce is exempt from work to commemorate an event (i.e., holiday closure days normally observed by banks, government offices, or many businesses).

The MCP must also provide access to medical advice and direction through a centralized twenty-four-hour toll-free call-in system pursuant to OAC rule 5101:3-26-03.1(A)(6).

Appendix C

The twenty-four hour call-in system must be staffed by appropriately trained medical personnel. For the purposes of meeting this requirement, trained medical professionals are defined as physicians, physician assistants, licensed practical nurses, and registered nurses.

MCPs must meet the current American Accreditation HealthCare Commission/URAC-designed Health Call Center Standards (HCC) for call center abandonment rate, blockage rate and average speed of answer. By the 10th of each month, MCPs must self-report their prior month performance in these three areas for their member services and twenty-four-hour toll-free call-in systems to ODJFS. ODJFS will inform the MCPs of any changes/updates to these URAC call center standards.

24.	HIPAA Privacy Compliance Requirements

The Health Insurance Portability and Accountability Act (HIPAA) Privacy Regulations at 45 CFR. § 164.502(e) and § 164.504(e) require ODJFS to have agreements with MCPs as a means of obtaining satisfactory assurance that the MCPs will appropriately safeguard all personal identified health information. Protected Health Information (PHI) is information received from or on behalf of ODJFS that meets the definition of PHI as defined by HIPAA and the regulations promulgated by the United States Department of Health and Human Services, specifically 45 CFR 164.501, and any amendments thereto. MCPs must agree to the following:

a.	MCPs shall not use or disclose PHI other than is permitted by this agreement or required by law.

b.	MCPs shall use appropriate safeguards to prevent unauthorized use or disclosure of PHI.

c.	MCPs shall report to ODJFS any unauthorized use or disclosure of PHI of which it becomes aware.

d.	MCPs shall ensure that all its agents and subcontractors agree to these same PHI conditions and restrictions.

e.	MCPs shall make PHI available for access as required by law.

f.	MCP shall make PHI available for amendment, and incorporate amendments as appropriate as required by law.

g.	MCPs shall make PHI disclosure information available for accounting as required by law.

Appendix C

h.	MCPs shall make its internal PHI practices, books and records available to the Secretary of Health and Human Services (HHS) to determine compliance.

i.	Upon termination of their agreement with ODJFS, the MCPs, at ODJFS’ option, shall return to ODJFS, or destroy, all PHI in its possession, and keep no copies of the information, except as requested by ODJFS or required by law.

j.	ODJFS will propose termination of the MCP’s provider agreement if ODJFS determines that the MCP has violated a material breach under this section of the agreement, unless inconsistent with statutory obligations of ODJFS or the MCP.

25.	MCP Membership acceptance, documentation and reconciliation

a.	Selection Services Contractor: The MCP shall provide to the selection services contractor (SSC) ODJFS prior-approved MCP materials and directories for distribution to eligible individuals who request additional information about the MCP.

b.	Monthly Reconciliation of Membership and Premiums: The MCP shall reconcile member data as reported on the SSC-produced consumer contact record (CCR) with the ODJFS-produced monthly member roster (MMR) and report to the ODJFS any difficulties in interpreting or reconciling information received. Membership reconciliation questions must be identified and reported to the ODJFS prior to the first of the month to assure that no member is left without coverage. The MCP shall reconcile membership with premium payments and delivery payments as reported on the monthly remittance advice (RA).

The MCP shall work directly with the ODJFS, or other ODJFS-identified entity, to resolve any difficulties in interpreting or reconciling premium information. Premium reconciliation questions must be identified within 30 days of receipt of the RA.

c.	Monthly Premiums and Delivery Payments: The MCP must be able to receive monthly premiums and delivery payments in a method specified by ODJFS. (ODJFS monthly prospective premium and delivery payment issue dates are provided in advance to the MCPs.) Various retroactive premium payments (e.g., newborns), and recovery of premiums paid (e.g., retroactive terminations of membership for children in custody, deferments, etc.,) may occur via any ODJFS weekly remittance.

Appendix C

d.	Hospital Deferment Requests: When the MCP learns of a new member’s hospitalization that is eligible for deferment prior to that member’s discharge, the MCP shall notify the hospital and treating providers of the potential that the MCP may not be the payer. The MCP shall work with hospitals, providers and the ODJFS to assure that discharge planning assures continuity of care and accurate payment. Notwithstanding the MCP’s right to request a hospital deferment up to six months following the member’s effective date, when the MCP learns of a deferment-eligible hospitalization, the MCP shall make every effort to notify the ODJFS and request the deferment as soon as possible.

e.	Just Cause and Continuity of Care Deferment Requests: The MCP shall follow procedures as specified by ODJFS in assisting the ODJFS in resolving member requests for member-initiated requests affecting membership.

f.	Newborn Notifications: Effective December 1, 2003, the MCP is required to submit newborn notifications to ODJFS in accordance with the ODJFS Newborn Notification File and Submissions Specifications.

g.	Pending Member

(i)	If a pending member (i.e., an eligible individual subsequent to plan selection but prior to their membership effective date) contacts the selected MCP, the MCP must provide any membership information requested and ensure that any care coordination (e.g., PCP selection, continuity of care) information provided by the member is forwarded to the appropriate MCP staff for processing. Such communication does not constitute confirmation of membership.

(ii)	Upon receipt of the CCR, the MCP may contact pending members to confirm information provided on the CCR that is unrelated to health status and to inquire if the pending member has any membership questions. In the case of pending members who have actively selected membership (as opposed to assigned members), the MCP may also confirm any health status information provided on the CCR.

Appendix C

26.	Health Information System Requirements

The ability to develop and maintain information management systems capacity is crucial to successful plan performance. ODJFS therefore requires MCPs to demonstrate their ongoing capacity in this area by meeting several related specifications.

a.	Health Information System

(i)	As required by 42 CFR 438.242(a), each MCP must maintain a health information system that collects, analyzes, integrates, and reports data. The system must provide information on areas including, but not limited to, utilization, grievances and appeals, and MCP membership terminations for other than loss of Medicaid eligibility.

(ii)	As required by 42 CFR 438.242(b)(1), each MCP must collect data on member and provider characteristics and on services furnished to its members.

(iii)	As required by 42 CFR 438.242(b)(2), each MCP must ensure that data received from providers is accurate and complete by verifying the accuracy and timeliness of reported data; screening the data for completeness, logic, and consistency; and collecting service information in standardized formats to the extent feasible and appropriate.

(iv)	As required by 42 CFR 438.242(b)(3), each MCP must make all collected data available upon request by ODJFS or the Center for Medicare and Medicaid Services (CMS).

b.	Electronic Data Interchange and Claims Adjudication Requirements

Claims Adjudication

The MCP must have the capacity to electronically accept and adjudicate all claims to final status (payment or denial). Information on claims submission procedures must be provided to non- contracting providers within thirty days of a request. MCPs must inform providers of its ability to electronically process and adjudicate claims and the process for submission. Such information must be initiated by the MCP and not only in response to provider requests.

The MCP must notify providers who have submitted claims of claims status (paid, denied, suspended) within one month of submission. Such notification may be in the form of a claim payment/remittance advice produced on a routine monthly, or more frequent, basis.

Appendix C

Electronic Data Interchange

The MCP shall comply with all applicable provisions of HIPAA including electronic data interchange (EDI) standards for code sets and the following electronic transactions:

Health care claims;

Health care claim status request and response;

Health care payment and remittance status; and

Standard code sets.

Each EDI transaction processed by the MCP shall be implemented in conformance with the appropriate version of the transaction implementation guide, as specified by federal regulation.

The MCP must have the capacity to accept the following transactions from the Ohio Department of Job and Family services consistent with EDI processing specifications in the transaction implementation guides and in conformance with the 820 and 834 Transaction Companion Guides issued by ODJFS:

ASC X12 820 - Payroll Deducted and Other Group Premium Payment for Insurance Products; and

ASC X12 834 - Benefit Enrollment and Maintenance.

The MCP shall comply with the HIPAA mandated EDI transaction standards and code sets no later than the required compliance dates as set forth in the federal regulations.

Documentation of Compliance with Mandated EDI Standards

The capacity of the MCP and/or applicable trading partners and business associates to electronically conduct claims processing and related transactions in compliance with standards and effective dates mandated by HIPAA must be demonstrated as outlined below.

Appendix C

Verification of Compliance with HIPAA (Health Insurance Portability and Accountability Act of 1995)

MCPs shall submit written verification, prior to the compliance dates for transaction standards and code sets specified in 42 CFR Part 162 – Health Insurance Reform: Standards for Electronic Transactions (HIPAA regulations), that the MCP has established the capability of sending and receiving applicable transactions in compliance with the HIPAA regulations. The written verification shall specify the date that the MCP has: 1) achieved capability for sending and/or receiving the following transactions, 2) entered into the appropriate trading partner agreements, and 3) implemented standard code sets. If the MCP has obtained third-party certification of HIPAA compliance for any of the items listed below, that certification may be submitted in lieu of the MCP’s written verification for the applicable item(s).

1.	Trading Partner Agreements

2.	Code Sets

3.	Transactions

a.	Health Care Claims or Equivalent Encounter Information (ASC X12N 837 & NCPDP 5.1)

b.	Eligibility for a Health Plan (ASC X12N 270/271)

c.	Referral Certification and Authorization (ASC X12N 278)

d.	Health Care Claim Status (ASC X12N 276/277)

e.	Enrollment and Disenrollment in a Health Plan (ASC X12N 834)

f.	Health Care Payment and Remittance Advice (ASC X12N 835)

g.	Health Plan Premium Payments (ASC X12N 820)

h.	Coordination of Benefits

Trading Partner Agreement with ODJFS

MCPs must complete and submit an EDI trading partner agreement in a format specified by the ODJFS. Submission of the copy of the trading partner agreement prior to entering into the provider agreement may be waived at the discretion of ODJFS; if submission prior to entering into the provider agreement is waived, the trading partner agreement must be submitted at a subsequent date determined by ODJFS.

Noncompliance with the EDI and claims adjudication requirements will result in the imposition of penalties, as outlined in Appendix N, Compliance Assessment System, of the Provider Agreement.

Appendix C

c.	Encounter Data Submission Requirements

General Requirements

Each MCP must collect data on services furnished to members through an encounter data system and must report encounter data to the ODJFS. ODJFS is required to collect this data pursuant to federal requirements. MCPs are required to submit this data electronically to ODJFS on a monthly basis in the following standard formats:

•	Institutional Claims - UB92 flat file

•	Noninstitutional Claims - National standard format

•	Prescription Drug Claims - NCPDP

ODJFS relies heavily on encounter data for monitoring MCP performance. The ODJFS uses encounter data to measure clinical performance, conduct access and utilization reviews, reimburse MCPs for newborn deliveries and help set MCP capitation rates. For these reasons, it is important that encounter data is timely, accurate, and complete. Data quality and performance measures and standards are described in the MCP Provider Agreement.

An encounter represents all of the services, including medical supplies and medications, provided to a member of the MCP by a particular provider, regardless of the payment arrangement between the MCP and the provider. For example, if a member had an emergency department visit and was examined by a physician, this would constitute two encounters, one related to the hospital provider and one related to the physician provider. However, for the purposes of calculating a utilization measure, this would be counted as a single emergency department visit. If a member visits their PCP and the PCP examines the member and has laboratory procedures done within the office, then this is one encounter between the member and their PCP. If the PCP sends the member to a lab to have procedures performed, then this is two encounters; one with the PCP and another with the lab. For pharmacy encounters, each prescription filled is a separate encounter.

Encounters include services paid for retrospectively through fee-for-service payment arrangements, and prospectively through capitated arrangements. Only encounters with services (line items) that are paid by the MCP, fully or in part, and for which no further payment is anticipated, are acceptable encounter data submissions, except for immunization services. Immunization services submitted to the MCP must be submitted to ODJFS if these services were paid for by another entity (e.g., free vaccine program).

Appendix C

All other services that are unpaid or paid in part and for which the MCP anticipates further payment (e.g., unpaid services rendered during a delivery of a newborn) may not be submitted to ODJFS until they are paid. Penalties for noncompliance with this requirement are specified in Appendix N, Compliance Assessment.

Acceptance Testing

The MCP must have the capability to report all elements in the Minimum Data Set as set forth in the ODJFS Encounter Data Specifications and must submit a test tape in the required formats prior to contracting or prior to an information systems replacement or update.

Acceptance testing of encounter data is required:

(i)	Before an MCP may submit “production” encounter tapes; and/or

(ii)	Whenever an MCP changes the method or preparer of the electronic media; and/or

(iii)	When the ODJFS determines an MCP’s data submissions have an unacceptably high error rate.

MCPs that change or modify information systems that are involved in producing encounter data files, either internally or by changing vendors, are required to submit to ODJFS for review and approval a transition plan including the submission of test tapes. Once an acceptable test file is submitted to ODJFS, the MCP can return to submitting production files. ODJFS will inform MCPs in writing when a test file is acceptable. Once an MCP’s new or modified information systems are operational, that MCP will have up to 90 days to submit an acceptable test file and an acceptable production file. Submission of test files can start before the new or modified information systems are in production. ODJFS reserves the right to verify any MCP’s capability to report elements in the minimum data set prior to executing the provider agreement for the next contract period. Penalties for noncompliance with this requirement are specified in Appendix N, Compliance Assessment System.

Encounter Data Tape Submission Procedures

A certification letter must accompany the submission of an encounter data tape. The certification letter must be signed by the MCP’s Chief Executive Officer (CEO), Chief Financial Officer (CFO), or an individual who has delegated authority to sign for, and who reports directly to, the MCP’s CEO or CFO.

Appendix C

No more than two production tapes per format (e.g., NSF) should be submitted each month. If it is necessary for an MCP to submit more than two production tapes for a particular format in a month, they must request permission to do so through their Contract Administrator.

Timing of Encounter Data Submissions

ODJFS recommends that MCPs submit encounters no more than thirty-five days after the end of the month in which they were paid. For example, claims paid in January are due March 5. ODJFS recommends that MCPs submit tapes by the 5th of each month. This will help to ensure that the encounters are included in the ODJFS master file in the same month in which they were submitted.

d.	Information Systems Review

Every two years, and before ODJFS enters into a provider agreement with a new MCP, ODJFS or designee may review the information system capabilities of each MCP. Each MCP must participate in the review, except as specified below. The review will assess the extent to which MCPs are capable of maintaining a health information system including producing valid encounter data, performance measures, and other data necessary to support quality assessment and improvement, as well as managing the care delivered to its members.

The following activities will be carried out during the review. ODJFS or its designee will:

(i)	Review the Information Systems Capabilities Assessment (ISCA) forms, as developed by CMS; which the MCP will be required to complete.

(ii)	Review the completed ISCA and accompanying documents;

(iii)	Conduct interviews with MCP staff responsible for completing the ISCA, as well as staff responsible for aspects of the MCP’s information systems function;

(iv)	Analyze the information obtained through the ISCA, conduct follow-up interviews with MCP staff, and write a statement of findings about the MCP’s information system.

(v)	Assess the ability of the MCP to link data from multiple sources;

(vi)	Examine MCP processes for data transfers;

Appendix C

(vii)	If an MCP has a data warehouse, evaluate its structure and reporting capabilities;

(viii)	Review MCP processes, documentation, and data files to ensure that they comply with state specifications for encounter data submissions; and

(ix)	Assess the claims adjudication process and capabilities of the MCP.

As noted above, the information system review may be performed every two years. However, if ODJFS or its designee identifies significant information system problems, then ODJFS or its designee may conduct, and the MCP must participate in, a review the following year.

If an MCP had an assessment performed of its information system through a private sector accreditation body or other independent entity within the two years preceding when the ODJFS or its designee will be conducting its review, and has not made significant changes to its information system since that time, and the information gathered is the same as or consistent with the ODJFS or its designee’s proposed review, as determined by the ODJFS, then the MCP will not required to undergo the IS review. The MCP must provide ODJFS or its designee with a copy of the review that was performed so that ODJFS can determine whether or not the MCP will be required to participate in the IS review. MCPs who are determined to be exempt from the IS review must participate in subsequent information system reviews.

27.	Delivery Payments

MCPs will be reimbursed for paid deliveries that are identified in the submitted encounters using the methodology outlined in the ODJFS Methods for Reimbursing for Deliveries. The delivery payment represents the facility and professional service costs associated with the delivery event and postpartum care that is rendered in the hospital immediately following the delivery event; no prenatal or neonatal experience is included in the delivery payment.

If a delivery occurred, but the MCP did not reimburse providers for any costs associated with the delivery, then the MCP shall not submit the delivery encounter to ODJFS and is not entitled to receive payment for the delivery. MCPs are required to submit all delivery encounters to ODJFS no later than one year after the date of the delivery. Delivery encounters which are submitted after this time will be denied payment. MCPs will receive notice of the payment denial on the remittance advice.

Appendix C

If an MCP is denied payment through ODJFS’ automated payment system because the delivery encounter was not submitted within a year of the delivery date, then it will be necessary for the MCP to contact BMHC staff to receive payment. Payment will be made for the delivery if a payment had not been made previously for the same delivery.

To capture deliveries outside of institutions (e.g., hospitals) and deliveries in hospitals without an accompanying physician encounter, both the institutional encounters (UB-92) and the noninstitutional encounters (NSF) are searched for deliveries.

If a physician and a hospital encounter is found for the same delivery, only one payment will be made. The same is true for multiple births; if multiple delivery encounters are submitted, only one payment will be made. The method for reimbursing for deliveries includes the delivery of stillborns where the MCP incurred costs related to the delivery.

Rejections

If a delivery encounter is not submitted according to ODJFS specifications, it will be rejected and MCPs will receive this information on the exception report (or error report) that accompanies every tape. Tracking, correcting and resubmitting all rejected encounters is the responsibility of the MCP and is required by ODJFS.

Timing of Delivery Payments

MCPs will be paid monthly for deliveries. For example, payment for a delivery encounter submitted with the required encounter data submission in March, will be reimbursed in March. The delivery payment will cover any encounters submitted with the monthly encounter data submission regardless of the date of the encounter, but will not cover encounters that occurred over one year ago. This payment will be a part of the weekly update (adjustment payment) that is in place currently. The third weekly update of the month will include the delivery payment. The remittance advice is in the same format as the capitation remittance advice. A delivery payment will be indicated by the code >MC00W= in the >Proc-Mod / Revenue-Proc / Drug Code= field. All other information will be the same as a capitation payment.

Updating and Deleting Delivery Encounters

The process for updating and deleting delivery encounters is handled differently from all other encounters. See the ODJFS Encounter Data Specifications for detailed instructions on updating and deleting delivery encounters.

The process for deleting delivery encounters can be found on page 35 of the UB-92 technical specifications (record/field 20-7)

and page III-47 of the NSF technical specifications (record/field CA0-31.0a).

Appendix C

Auditing of Delivery Payments

A delivery payment audit will be conducted periodically. If medical records do not substantiate that a delivery occurred related to the payment that was made, then ODJFS will recoup the delivery payment from the MCP. Also, if it is determined that the encounter which triggered the delivery payment was not a paid encounter, then ODJFS will recoup the delivery payment.

28.	If the MCP will be using the Internet functions that will allow approved users to access member information (e.g., eligibility verification), the MCP must receive prior approval from ODJFS that verifies that the proper safeguards, firewalls, etc., are in place to protect member data.

29.	MCPs must receive prior approval from ODJFS before adding any information to their website that would require ODJFS prior approval in hard copy form (e.g., provider listings, member handbook information).

30.	Pursuant to 42 CFR 438.106(b), the MCP is prohibited from holding a member liable for services provided to the member in the event that the ODJFS fails to make payment to the MCP.

31.	In the event of an insolvency of an MCP, the MCP, as directed by ODJFS, must cover the continued provision of services to members until the end of the month in which insolvency has occurred, as well as the continued provision of inpatient services until the date of discharge for a member who is institutionalized when insolvency occurs.

APPENDIX D

ODJFS RESPONSIBILITIES

The following are ODJFS responsibilities or clarifications that are not otherwise specifically stated in OAC Chapter 5101: 3-26 or elsewhere in the ODJFS-MCP provider agreement.

General Provisions

1.	ODJFS will provide MCPs with an opportunity to review and comment on the rate-setting time line and proposed rates, and proposed changes to the OAC program rules or the provider agreement.

2.	ODJFS will notify MCPs of managed care program policy and procedural changes and, whenever possible, offer sufficient time for comment and implementation.

3.	ODJFS will provide regular opportunities for MCPs to receive program updates and discuss program issues with ODJFS staff.

4.	ODJFS will provide technical assistance sessions where MCP attendance and participation is required. ODJFS will also provide optional technical assistance sessions to MCPs, individually or as a group.

5.	ODJFS will provide MCPs with an annual MCP Calendar of Submissions outlining major submissions and due dates.

6.	ODJFS will identify contact staff, including the Contract Administrator, selected for each MCP.

7.	ODJFS will recalculate the minimum provider panel specifications if ODJFS determines that significant changes have occurred in the availability of specific provider types and the number and composition of the eligible population.

8.	ODJFS will recalculate the geographic accessibility standards, using the geographic information systems (GIS) software, if ODJFS determines that significant changes have occurred in the availability of specific provider types and the number and composition of the eligible population and/or the ODJFS provider panel specifications.

9.	On a monthly basis, ODJFS will provide MCPs with an electronic file containing their MCP’s provider panel as reflected in the ODJFS Provider Verification System (PVS) database.

Appendix D

10.	On a monthly basis, ODJFS will provide MCPs with an electronic Master Provider File containing all the Ohio Medicaid fee-for-service providers, which includes their Medicaid Provider Number, as well as all providers who have been assigned a provider reporting number for encounter data purposes.

11.	County Designation (Voluntary/Mandatory /Preferred Option Designation)

Membership in a service area is voluntary unless ODJFS approves membership in the service area for Preferred Option or mandatory status. It is ODJFS’ intention to implement mandatory managed care programs in service areas wherever choice and capacity allow and the criteria in 42 CFR 438.50(a) are met. An MCP in a voluntary county that believes it exceeds minimum capacity requirements and possesses an exemplary performance history may request that ODJFS designate the county as Preferred Option and the plan as the Preferred Option MCP.

12.	Consumer information

a.	ODJFS or its delegated entity will provide membership notices, informational materials, and instructional materials relating to members and eligible individuals in a manner and format that may be easily understood. At least annually, ODJFS will provide MCP eligible individuals, including current MCP members, with a Consumer Guide. The Consumer Guide will describe the managed care program and include information on the MCP options in the service area and other information regarding the managed care program as specified in 42 CFR 438.10.

b.	ODJFS will notify members or ask MCPs to notify members about significant changes affecting contractual requirements, member services or access to providers.

c.	If an MCP elects not to provide, reimburse, or cover a counseling service or referral service due to an objection to the service on moral or religious grounds, ODJFS will provide coverage and reimbursement for these services for the MCP’s members. ODJFS will provide information on what services the MCP will not cover and how and where the MCP’s members may obtain these services in the applicable Consumer Guides.

13.	Membership Selection and Premium Payment

a.	Selection Services Entity (SSE) also known as Selection Services Contractor (SSC): The ODJFS-contracted SSC will provide unbiased education, selection services, and community outreach for the Medicaid managed care program. The SSC shall operate a statewide toll-free telephone center to assist eligible individuals in selecting an MCP or choosing a health care delivery option.

Appendix D

The SSC shall distribute the most current Consumer Guide that includes the managed care program information as specified in 42 CFR 438.10, as well as ODJFS prior-approved MCP materials, such as solicitation brochures and provider directories, to consumers who request additional materials.

b.	Assignments: ODJFS or the SSC shall assign to an MCP those eligible individuals in mandatory and Preferred Option counties who fail to make a health plan selection following receipt of notice to do so. Assignments shall be based on previous MCP membership history or previous Medicaid FFS primary care relationships when possible.

c.	Consumer Contact Record (CCR): ODJFS or their designated entity shall forward CCRs to MCPs on no less than a weekly basis.

d.	Monthly Premiums and Delivery Payments: ODJFS will remit payment to the MCPs via an electronic funds transfer (EFT), or at the discretion of ODJFS, by paper warrant.

e.	Remittance Advice: ODJFS will confirm all premium payments and delivery payments to the MCP during the month via a monthly remittance advice (RA), which is sent to the MCP the week following state cut-off.

f.	MCP Reconciliation Assistance: ODJFS will work with an MCP-designated contact(s) to resolve the MCP’s member and newborn eligibility and premium payment inquiries and discrepancies and hospital deferment request determinations.

14.	ODJFS will make available a website which includes current program information.

15.	ODJFS will regularly provide information to MCPs regarding different aspects of MCP performance including, but not limited to, information on MCP-specific and statewide external quality review organization surveys, focused clinical quality of care studies, consumer satisfaction surveys and provider profiles.

APPENDIX E

RATE METHODOLOGY

MERCER

Government Human Services Consulting	800 LaSalle Avenue, Suite 2100 Minneapolis, MN 55402-2012 612 642 8892 Fax 612 642 8911 angela.wasdyke@mercer.com www.mercerHR.com

November 11, 2003

Ms. Mitali Ghatak

Office of Health Plan Policy

Ohio Department of Job and Family Services

30 East Broad Street, 27th Floor

Columbus, Ohio 43215-3414

Subject:

July 1, 2003 - December 31, 2004 Capitation Rate Final Certification

Dear Mitali:

The Ohio Department of Job and Family Services (State) contracted with Mercer Government Human Services Consulting (Mercer) to develop actuarially sound capitation rates for use during July 1, 2003 through December 31, 2004. Six (6)-month rates were developed for the period July 1, 2003 through December 31, 2003 and twelve (12) - month rates were developed for the period January 1, 2004 through December 31, 2004. As part of the rate-setting process, Mercer developed a Data Book summarizing Ohio’s historical Medicaid fee-for-service (FFS) cost and utilization experience. This letter, together with the Data Book, details the methodology used to determine the fee-for-service equivalents (FFSEs) and capitation rates for the Healthy Families (HF) and Healthy Start (HST) populations.

Overview

I.	Data Book

II.	Develop FFSEs

III.	Develop Capitation Rates

IV.	Certification of Final Rates

I.	Data Book

The rate-setting process began with summarizing the FFS data from calendar years (CY) 1998-2000, which is contained in the Data Book dated March 29, 2002. This data was validated by the State as outlined in the Centers for Medicare and Medicaid Services’ (CMS) Rate Checklist.

During the time period of this base data, three significant expansions took place in Ohio that have an effect upon the 6-month and 12-month rates. These expansions increased eligibility

[GRAPHIC] Marsh & McLennan Companies

MERCER

Government Human Services Consulting

November 11, 2003

Ms. Mitali Ghatak

Ohio Department of Job and Family Services

definitions for covered populations and included populations previously ineligible. These expansion populations are listed below:

•	January 1998 Child Expansion: Healthy Start – children < age 19 up to 150% federal poverty level (FPL),

•	January 2000: Pregnant women up to 150% FPL,

•	July 2000 Child Expansion: CHIP II – children < age 19 up to 200% FPL, and

•	July 2000 Parent Expansion: Parent Expansion up to 100% FPL.

For July 1, 2003 through December 31, 2004 rate-setting purposes, historical experience was available in sufficient quantity only for the first expansion occurring in January 1998. Although the experience for the January and July 2000 expansions was reviewed, it was not used in rate setting since it was determined insufficiently credible. Instead, non-expansion and credible expansion data were blended together to account for the new populations.

The FFS data are categorized by rate cohort. The basis of these rate cohorts is the demographics of the population and the treatment patterns and risks associated with each group. For this reason, newborns are isolated, males and females are separated where differences exist, maternity is separated from non-maternity, and ages are split into groupings based on levels of expenses. More detail regarding these breakdowns, services covered, and any adjustments made to this data are outlined in the Data Book. Some of the adjustments applied to the FFS data are:

•	Incurred claims completion factors,

•	Gross adjustments for payments not processed through MMIS,

•	Third party liability,

•	Hospital settlements,

•	Pharmacy rebates,

•	Third trimester enrollment,

•	Retrospective eligibility costs, and

•	Fraud and abuse.

The data and corresponding adjustments are described in further detail in Sections 1 through 9 of the Data Book.

MERCER

Government Human Services Consulting

November 11, 2003

Ms. Mitali Ghatak

Ohio Department of Job and Family Services

II.	Develop FFSEs

The FFSEs represent the corresponding claims experience expressed on a per member per month (PMPM) basis for a population that is actuarially equivalent to the population that will be enrolled in the managed care program during the 6-month and 12-month periods.

The FFSEs are derived from further adjusting the data contained in the Data Book. These further adjustments are described in the following sections:

A.	Historical Trend

After the Data Book adjustments were applied, the data was trended to a common year. The CY 1998 data was trended forward two years, while the CY 1999 data was trended forward one year. This resulted in a base period with the midpoint of July 1, 2000. Historical trends are based on Ohio FFS data for the HF and HST populations. Trends were developed by categories of service (COS): inpatient, outpatient, physician, pharmacy, and other.

B.	Data Credibility

Since the FFS data has eroded due to the increase in managed care membership, some of the remaining FFS data may not be meaningful, and should not be used to set capitation rates. The increase in managed care enrollment is due to the Preferred Option program and higher enrollment in some voluntary counties. Mercer did not rely on historical data for time periods with managed care penetration in excess of 60%. As a result, area factors were used in several counties1. Data was used in two counties2 with managed care penetration exceeding 60% in one of the three base years; however, less credibility was given to the year in question. All remaining counties received equal credibility between the three trended base years.

Area factors were developed for most counties using a blend of historical FFS data from state fiscal year (SFY) 1995 and SFY 1996. Because managed care penetration was below 60% in all but Hamilton and Montgomery counties, the data from SFY 1995-SFY 1996 was deemed credible. Historical FFS data from these years was summarized for each area factor county and the Base Region3. Each area factor county’s FFS cost and utilization data was compared with the

[1]	Butler, Cuyahoga, Franklin, Hamilton, Lucas, Montgomery, and Summit counties

[2]	Stark and Wood counties

[3]	Allen, Belmont, Clark, Clermont, Columbiana, Crawford, Defiance, Delaware, Fairfield, Fulton, Greene, Henry, Huron, Jefferson, Licking, Lorain, Madison, Mahoning, Monroe, Muskingum, Ottawa, Portage, Pickaway, Richland, Sandusky, Trumbull, Warren, and Washington counties.

MERCER

Government Human Services Consulting

November 11, 2003

Ms. Mitali Ghatak

Ohio Department of Job and Family Services

Base Region FFS data from the same time period. This was done on a COS and rate cohort level of detail. Developing the area factors by rate cohort removes the impact of shifting demographics from year to year.

Since the managed care penetration level for Hamilton and Montgomery counties was greater than 60% in SFY 1995 and SFY 1996, the FFS data for these counties and this time period were deemed not credible. Therefore, the area factor approach as outlined above could not be used. The rates for these counties were developed based on Cuyahoga county data and adjusted for inpatient services reflective of each county. This is the same approach used in the CY 2002 rate-setting process.

Furthermore, adequate membership size was necessary to develop individual county capitation rates. The FFS data from a number of smaller, more rural counties expected to enter managed care during the 12-month rating period were combined to develop the capitation rates. These counties included Belmont/Monroe, Clark/Madison, Defiance/Fulton/Henry, and Ottawa/Sandusky.

C.	Blending with CY 2002 FFSEs

In order to smooth data fluctuations year over year and develop a more reliable base for the capitation rates, Mercer recommended the 6-month and 12-month FFSEs (FFS base period: CY 1998, CY 1999, and CY 2000) be blended together with CY 2002 FFSEs (FFS base period: SFY 1997, SFY 1998, and SFY 1999). Prior to blending, the CY 2002 FFSEs were trended forward to the midpoint of each of the rating periods. For counties new to managed care, Mercer blended the 6-month and 12-month FFSEs with trended statewide CY 2002 FFSEs. The resulting blended FFSEs were compared with other historical FFS data sources for reasonability.

III.	Develop Capitation Rates

The capitation rates that are developed cover only services provided in the State plan. In addition, the data used to develop capitation rates reflects all medical expenses and is not reduced for reinsurance premiums or stop loss. The State currently requires the managed care plans (MCPs) to purchase reinsurance to cover, at a minimum, 80% of inpatient costs incurred by one member in one year, in excess of $75,000. No risk sharing arrangements between the MCPs and the State are used, except as noted below for MCP administration.

MERCER

Government Human Services Consulting

November 11, 2003

Ms. Mitali Ghatak

Ohio Department of Job and Family Services

A.	Prospective Trend

Trend is an estimate of the change in the overall cost of providing a specific benefit service over a finite period of time. A trend factor is necessary to estimate the expenses of providing health care services in some future year, based in whole or in part upon expenses incurred in prior years. CMS requires the FFSEs be trended forward from the base period to the contract period, and actual trend experience is used to the fullest extent possible.

Cost and utilization trend factors were developed by category of service using monthly Ohio historical experience, with some consideration of national trends and indices. The base data was trended forward 39 months from the midpoint of the base period (July 1, 2000) to the midpoint of the contract period (October 1, 2003) for the 6-month rates. For the 12-month rates, the base data was trended forward 48 months from the midpoint of the base period (July 1, 2000) to the midpoint of the contract period (July 1, 2004).

B.	Programmatic Changes

CMS requires the rate-setting methodology used to determine capitation rates incorporate the impact of any programmatic changes that have taken place or are anticipated to take place between the base period and the contract period.

The State provided Mercer with a detailed list of program changes that will have a material impact upon the cost, utilization, or demographic structure of the program prior to or within the contract period, and whose impact was not included within the base period data. For those adjustments not incorporated through trend, Mercer adjusted the FFS experience for the following changes:

•	Psychologist and chiropractic services were eliminated for adults 21 years of age and older and pregnant women, effective January 1, 2004. These program changes only affect the 12-month rates.

•	The legislature removed the inpatient fee schedule freezes for children’s hospitals effective January 1, 2003 and January 1, 2004. The January 1, 2003 adjustment of 2.9% was applied to the 6-month rates. For the 12-month rates, the 2.9% was applied along with the additional adjustment of 3.6% effective January 1, 2004.

MERCER

Government Human Services Consulting

November 11, 2003

Ms. Mitali Ghatak

Ohio Department of Job and Family Services

•	The legislature also increased the outpatient rates for general hospitals effective July 1, 2003. Mercer applied a unit cost adjustment to both the 6-month and 12-month rates for this program change.

•	Mercer reviewed more recent cesarean rate data provided by the State that showed an increase in caesarean rates year over year. As a result, Mercer updated the caesarean rate from 16% to 17% for the 6-month and 12-month rates.

C.	Voluntary Selection

As a result of the adverse selection adjustment that was applied in the Data Book, the FFSEs already reflect the risk of the entire Medicaid program, i.e., FFS and managed care individuals. To reflect solely the risk of the managed care program, Mercer modified the FFSEs based on the projected managed care penetration levels for the 6-month and 12-month rates4. This voluntary selection adjustment modifies the FFSEs to reflect the risk to the MCPs, i.e., only those individuals who enroll in a health plan. This adjustment is based on data from other states as well as the actuarial principle that costs associated with enrolled managed care members are generally lower. This adjustment varied by county based on the projected MCP penetration level for the contract period.

D.	Clinical Measures

As part of the MCPs contract, the State requires each MCP reach a minimum performance standard in certain areas including dental, maternity, and well-child services. Mercer has reviewed the impact on the managed care rates based on these standards and incentives and has developed a set of adjustments based upon the State’s expected improvement rate. These utilization targets were built into the capitation rates.

E.	Managed Care Savings

In developing managed care savings assumptions, Mercer applied generally accepted actuarial principles that attempt to reflect the impact on FFS experience of MCP programs. Cost Report (MCP reported Medicaid utilization, cost, and PMPM experience) data from CY 2000 and CY 2001 and CY 2002 data were used to assist Mercer with determining how services and costs may have shifted under managed care by COS. The CY 2000 and CY 2001 cost reports were reviewed by an independent auditor, as required by the State. In addition, the State performed a

[4]	Please see revised penetration chart shown in Exhibit A.

MERCER

Government Human Services Consulting

November 11, 2003

Ms. Mitali Ghatak

Ohio Department of Job and Family Services

desk audit to validate the Cost Report data. The resulting assumptions are consistent with an economic and efficiently operated Medicaid managed care plan. These managed care savings assumptions vary by county, cohort, and COS. Mercer further assumed a mix of Cesarean deliveries of 17% under managed care, based on review of historical MCP data.

F.	MCP Administrative Load

In return for providing more efficient care to enrollees, there are additional administrative costs the MCPs incur. In addition to these administrative costs, the State allows the MCPs a load for risk charges and profit. The final capitation rate is the result of netting out the savings achieved through case management and adding the MCP administrative/profit load. Mercer reviewed the MCP reported administrative experience and overall financial results to determine an amount for administration of 12% of premium for existing plans with 1% of this administrative load contingent upon MCPs meeting administrative requirements. For plans new to managed care in Ohio, the administrative load and at-risk amounts will be set as follows:

•	First Plan Year

•	Administration of 13% of premium

•	0% at risk

•	Second Plan Year

•	Administration of 12% of premium

•	0% percent at risk

•	Third Plan Year

•	Administration of 12% of premium

•	1% at risk

IV.	Certification of Final Rates

The following capitation rates were developed for each participating county for the 6-month (July 1, 2003 through December 31, 2003) and the 12-month contract period (January 1, 2004 through December 31, 2004):

•	Healthy Families/Healthy Start, Less Than 1, Male & Female,

•	Healthy Families/Healthy Start, 1 Year Old, Male & Female,

•	Healthy Families/Healthy Start, 2-13 Years Old, Male & Female,

•	Healthy Families/Healthy Start, 14-18 Years Old, Female,

•	Healthy Families/Healthy Start, 14-18 Years Old, Male,

MERCER

Government Human Services Consulting

November 11, 2003

Ms. Mitali Ghatak

Ohio Department of Job and Family Services

•	Healthy Families, 19-44 Years Old, Female,

•	Healthy Families, 19-44 Years Old, Male,

•	Healthy Families, 45 and Over, Male & Female,

•	Healthy Start, 19-64 Years Old, Female, and

•	Delivery Payment.

Summaries of the 6-month and 12-month rates by county and by rate cohort may be found in Exhibit B.

Mercer certifies the above rates were developed in accordance with generally accepted actuarial practices and principles by actuaries meeting the qualification standards of the American Academy of Actuaries for the populations and services covered under the managed care contract. Rates developed by Mercer are actuarial projections of future contingent events. Actual MCP costs will differ from these projections. Mercer has developed these rates on behalf of the State to demonstrate compliance with the CMS requirements under 42 CFR 438.6(c) and are in accordance with applicable law and regulations. MCPs are advised that the use of these rates may not be appropriate for their particular circumstance and Mercer disclaims any responsibility for the use of these rates by MCPs for any purpose. Mercer recommends any MCP considering contracting with the State should analyze its own projected medical expense, administrative expense, and any other premium needs for comparison to these rates before deciding whether to contract with the State. Use of these rates for purposes beyond that stated may not be appropriate.

Sincerely,

/s/ ANGELA L. WASDYKE
Angela L. WasDyke, A.S.A., M.A.A.A.

AW/SJ/KC/kb

Copy:

Stephanie Davis, Shereen Jensen, Kristin Coyle

State of Ohio	Exhibit A	Final
Penetration Chart

County	Projected 7/03-12/03	Projected CY04

Allen		15%
Belmont/Monroe		5%
Butler	65%	75%
Clark	40%
Clark/Madison		60%
Clermont	5%	5%
Columbiana		15%
Crawford		5%
Cuyahoga	90%	90%
Defiance/Fulton/Henry		5%
Delaware		5%
Fairfield		5%
Franklin	65%	75%
Greene	40%	45%
Hamilton	65%	70%
Huron		5%
Jefferson		5%
Licking		15%
Lorain	60%	65%
Lucas	90%	90%
Mahoning	5%	40%
Montgomery	60%	75%
Muskingum		5%
Ottawa/Sandusky		5%
Pickaway	5%	5%
Portage		15%
Richland		5%
Stark	75%	90%
Summit	90%	90%
Trumbull	5%	40%
Warren	5%	5%
Washington		5%
Wood	15%	15%

Mercer Government Human Services Consulting

State of Ohio	Exhibit B	Final
Six Month Rates
2nd Half 2003

County	Rate Cohort	Annualized Dec 2002 Managed Care MM/Delv	% of MM	CY 2002 Rate w/ Admin	7/1/2003 - 12/31/2003 Guaranteed Rate	7/1/2003 - 12/31/2003 Rate At Risk	7/1/2003 - 12/31/2003 Rate w/ Admin	Percent Increase
Butler	HF/HST, Age 0, M & F	7,908	6.1%	$527.77	$428.03	$4.32	$432.36	-18.1%
Butler	HF/HST, Age 1, M & F	7,752	6.0%	$110.32	$119.95	$1.21	$121.16	9.8%
Butler	HF/HST, Age 2-13, M & F	66,072	50.7%	$70.25	$78.13	$0.79	$78.92	12.3%
Butler	HF/HST, Age 14-18, M	7,452	5.7%	$94.50	$101.30	$1.02	$102.32	8.3%
Butler	HF/HST, Age 14-18, F	8,184	6.3%	$123.11	$137.87	$1.39	$139.27	13.1%
Butler	HF, Age 19-44, M	6,564	5.0%	$221.82	$220.97	$2.23	$223.20	0.6%
Butler	HF, Age 19-44, F	23,040	17.7%	$187.85	$211.60	$2.14	$213.74	13.8%
Butler	HF, Age 45+, M & F	1,608	1.2%	$490.36	$488.26	$4.93	$493.19	0.6%
Butler	HST, Age 19-64, F	1,668	1.3%	$304.21	$341.42	$3.45	$344.87	13.4%

Butler	Subtotal	130,248	100.0%	$141.75	$146.19	$1.48	$147.66	4.2%

Butler	Delivery Payment	269	0.2%	$3,417.97	$3,873.73	$39.13	$3,912.86	14.5%

Butler	Total	130,248	100.0%	$148.81	$154.19	$1.56	$155.75	4.7%

Clark	HF/HST, Age 0, M & F	1,116	6.0%	$578.29	$444.83	$4.49	$449.32	-22.3%
Clark	HF/HST, Age 1, M & F	1,044	5.6%	$116.69	$122.08	$1.23	$123.31	5.7%
Clark	HF/HST, Age 2-13, M & F	9,036	48.8%	$70.44	$76.92	$0.78	$77.70	10.3%
Clark	HF/HST, Age 14-18, M	924	5.0%	$88.36	$93.27	$0.94	$94.21	6.6%
Clark	HF/HST, Age 14-18, F	924	5.0%	$126.73	$139.13	$1.41	$140.53	10.9%
Clark	HF, Age 19-44, M	1,188	6.4%	$192.54	$190.61	$1.93	$192.53	0.0%
Clark	HF, Age 19-44, F	3,936	21.3%	$200.69	$224.96	$2.27	$227.24	13.2%
Clark	HF, Age 45+, M & F	252	1.4%	$383.27	$408.24	$4.12	$412.36	7.6%
Clark	HST, Age 19-64, F	96	0.5%	$281.21	$308.43	$3.12	$311.55	10.8%

Clark	Subtotal	18,516	100.0%	$148.23	$150.04	$1.52	$151.55	2.2%

Clark	Delivery Payment	45	0.2%	$3,388.96	$3,762.72	$38.01	$3,800.73	12.2%

Clark	Total	18,516	100.0%	$156.47	$159.18	$1.61	$160.79	2.8%

Clermont	HF/HST, Age 0, M & F	427	5.5%	$546.23	$417.91	$4.22	$422.14	-22.7%
Clermont	HF/HST, Age 1, M & F	430	5.5%	$141.76	$140.79	$1.42	$142.21	0.3%
Clermont	HF/HST, Age 2-13, M & F	3,975	51.2%	$73.20	$82.80	$0.84	$83.64	14.3%
Clermont	HF/HST, Age 14-18, M	456	5.9%	$81.01	$90.95	$0.92	$91.87	13.4%
Clermont	HF/HST, Age 14-18, F	522	6.7%	$139.84	$156.97	$1.59	$158.56	13.4%
Clermont	HF, Age 19-44, M	268	3.5%	$197.25	$193.51	$1.95	$195.47	-0.9%
Clermont	HF, Age 19-44, F	1,513	19.5%	$212.15	$238.48	$2.41	$240.89	13.5%
Clermont	HF, Age 45+, M & F	96	1.2%	$472.01	$497.78	$5.03	$502.81	6.5%
Clermont	HST, Age 19-64, F	79	1.0%	$362.51	$371.10	$3.75	$374.85	3.4%

Clermont	Subtotal	7,766	100.0%	$147.17	$152.12	$1.54	$153.65	4.4%

Clermont	Delivery Payment	26	0.3%	$4,043.64	$3,893.41	$39.33	$3,932.74	-2.7%

Clermont	Total	7,766	100.0%	$160.71	$165.15	$1.67	$166.82	3.8%

Cuyahoga	HF/HST, Age 0, M & F	80,520	4.5%	$584.96	$475.39	$4.80	$480.19	-17.9%
Cuyahoga	HF/HST, Age 1, M & F	86,280	4.8%	$124.16	$135.90	$1.37	$137.28	10.6%
Cuyahoga	HF/HST, Age 2-13, M & F	891,084	50.0%	$65.37	$73.31	$0.74	$74.05	13.3%
Cuyahoga	HF/HST, Age 14-18, M	119,844	6.7%	$73.86	$79.26	$0.80	$80.06	8.4%
Cuyahoga	HF/HST, Age 14-18, F	127,620	7.2%	$113.20	$128.73	$1.30	$130.03	14.9%
Cuyahoga	HF, Age 19-44, M	61,008	3.4%	$174.98	$170.34	$1.72	$172.06	-1.7%
Cuyahoga	HF, Age 19-44, F	360,012	20.2%	$196.51	$223.69	$2.26	$225.94	15.0%
Cuyahoga	HF, Age 45+, M & F	36,600	2.1%	$386.19	$380.57	$3.84	$384.42	-0.5%
Cuyahoga	HST, Age 19-64, F	17,808	1.0%	$343.12	$388.93	$3.93	$392.86	14.5%

Cuyahoga	Subtotal	1,780,776	100.0%	$135.35	$142.09	$1.44	$143.53	6.0%

Cuyahoga	Delivery Payment	6,847	0.4%	$3,975.41	$4,634.00	$46.81	$4,680.81	17.7%

Cuyahoga	Total	1,780,776	100.0%	$150.63	$159.91	$1.62	$161.52	7.2%

Franklin	HF/HST, Age 0, M & F	41,412	4.9%	$503.34	$408.34	$4.12	$412.47	-18.1%
Franklin	HF/HST, Age 1, M & F	45,912	5.5%	$107.80	$116.70	$1.18	$117.88	9.3%
Franklin	HF/HST, Age 2-13, M & F	432,048	51.6%	$63.12	$70.60	$0.71	$71.32	13.0%
Franklin	HF/HST, Age 14-18, M	47,880	5.7%	$75.42	$80.51	$0.81	$81.33	7.8%
Franklin	HF/HST, Age 14-18, F	54,540	6.5%	$112.59	$127.29	$1.29	$128.57	14.2%
Franklin	HF, Age 19-44, M	29,256	3.5%	$195.37	$193.10	$1.95	$195.05	-0.2%
Franklin	HF, Age 19-44, F	168,024	20.1%	$217.48	$247.09	$2.50	$249.58	14.8%
Franklin	HF, Age 45+, M & F	10,668	1.3%	$413.63	$412.66	$4.17	$416.83	0.8%
Franklin	HST, Age 19-64, F	7,488	0.9%	$264.53	$300.16	$3.03	$303.19	14.6%

Franklin	Subtotal	837,228	100.0%	$133.14	$140.21	$1.42	$141.62	6.4%

Franklin	Delivery Payment	2,999	0.4%	$3,305.57	$3,828.57	$38.67	$3,867.24	17.0%

Franklin	Total	837,228	100.0%	$144.98	$153.92	$1.55	$155.48	7.2%

Mercer Government Human Services Consulting	Page 1 of 4

State of Ohio	Exhibit B	Final
Six Month Rates
2nd Half 2003

County	Rate Cohort	Annualized Dec 2002 Managed Care MM/Delv	% of MM	CY 2002 Rate w/ Admin	7/1/2003 - 12/31/2003 Guaranteed Rate	7/1/2003 - 12/31/2003 Rate At Risk	7/1/2003 - 12/31/2003 Rate w/ Admin	Percent Increase
Greene	HF/HST, Age 0, M & F	2,543	5.5%	$578.29	$452.62	$4.57	$457.20	-20.9%
Greene	HF/HST, Age 1, M & F	2,561	5.5%	$116.69	$124.30	$1.26	$125.56	7.6%
Greene	HF/HST, Age 2-13, M & F	23,654	51.2%	$70.44	$82.15	$0.83	$82.98	17.8%
Greene	HF/HST, Age 14-18, M	2,716	5.9%	$88.36	$96.89	$0.98	$97.87	10.8%
Greene	HF/HST, Age 14-18, F	3,108	6.7%	$126.73	$142.41	$1.44	$143.84	13.5%
Greene	HF, Age 19-44, M	1,596	3.5%	$192.54	$191.25	$1.93	$193.18	0.3%
Greene	HF, Age 19-44, F	9,006	19.5%	$200.69	$228.01	$2.30	$230.32	14.8%
Greene	HF, Age 45+, M & F	570	1.2%	$383.27	$381.51	$3.85	$385.37	0.5%
Greene	HST, Age 19-64, F	470	1.0%	$281.21	$321.33	$3.25	$324.57	15.4%

Greene	Subtotal	46,224	100.0%	$141.37	$148.10	$1.50	$149.59	5.8%

Greene	Delivery Payment	156	0.3%	$3,388.96	$3,902.69	$39.42	$3,942.11	16.3%

Greene	Total	46,224	100.0%	$152.81	$161.27	$1.63	$162.90	6.6%

Hamilton	HF/HST, Age 0, M & F	24,540	5.9%	$629.79	$510.07	$5 .15	$515.22	-18.2%
Hamilton	HF/HST, Age 1, M & F	22,860	5.5%	$125.83	$137.00	$1.38	$138.39	10.0%
Hamilton	HF/HST, Age 2-13, M & F	213,888	51.8%	$65.52	$72.73	$0.73	$73.47	12.1%
Hamilton	HF/HST, Age 14-18, M	26,520	6.4%	$75.82	$80.75	$0.82	$81.56	7.6%
Hamilton	HF/HST, Age 14-18, F	31,944	7.7%	$112.60	$127.50	$1.29	$128.79	14.4%
Hamilton	HF, Age 19-44, M	8,688	2.1%	$180.67	$175.04	$1.77	$176.81	-2.1%
Hamilton	HF, Age 19-44, F	74,136	18.0%	$197.19	$222.26	$2.25	$224.50	13.9%
Hamilton	HF, Age 45+, M & F	4,752	1.2%	$392.89	$382.85	$3.87	$386.72	-1.6%
Hamilton	HST, Age 19-64, F	5,316	1.3%	$344.27	$386.60	$3.91	$390.50	13.4%

Hamilton	Subtotal	412,644	100.0%	$140.16	$143.69	$1.45	$145.14	3.5%

Hamilton	Delivery Payment	1,267	0.3%	$4,319.39	$5,026.48	$50.77	$5,077.26	17.5%

Hamilton	Total	412,644	100.0%	$153.43	$159.12	$1.61	$160.73	4.8%

Lorain	HF/HST, Age 0, M & F	7,236	5.0%	$422.96	$345.40	$3.49	$348.89	-17.5%
Lorain	HF/HST, Age 1, M & F	8,100	5.6%	$88.61	$92.40	$0.93	$93.33	5.3%
Lorain	HF/HST, Age 2-13, M & F	72,528	49.9%	$57.69	$62.36	$0.63	$62.99	9.2%
Lorain	HF/HST, Age 14-18, M	8,496	5.8%	$57.46	$61.51	$0.62	$62.13	8.1%
Lorain	HF/HST, Age 14-18, F	8,844	6.1%	$108.81	$122.36	$1.24	$123.59	13.6%
Lorain	HF, Age 19-44, M	7,428	5.1%	$160.70	$162.14	$1.64	$163.78	1.9%
Lorain	HF, Age 19-44, F	29,268	20.1%	$179.46	$199.03	$2.01	$201.04	12.0%
Lorain	HF, Age 45+, M & F	2,040	1.4%	$299.67	$299.69	$3.03	$302.72	1.0%
Lorain	HST, Age 19-64, F	1,416	1.0%	$309.72	$343.68	$3.47	$347.16	12.1%

Lorain	Subtotal	145,356	100.0%	$116.33	$120.42	$1.22	$121.63	4.6%

Lorain	Delivery Payment	494	0.3%	$3,289.08	$3,534.17	$35.70	$3,569.87	8.5%

Lorain	Total	145,356	100.0%	$127.50	$132.43	$1.34	$133.76	4.9%

Lucas	HF/HST, Age 0, M & F	32,076	5.4%	$647.45	$533.45	$5.39	$538.84	-16.8%
Lucas	HF/HST, Age 1, M & F	33,228	5.6%	$100.36	$109.64	$1.11	$110.75	10.4%
Lucas	HF/HST, Age 2-13, M & F	294,060	49.3%	$62.88	$70.64	$0.71	$71.35	13.5%
Lucas	HF/HST, Age 14-18, M	37,416	6.3%	$71.47	$78.97	$0.80	$79.77	11.6%
Lucas	HF/HST, Age 14-18, F	40,872	6.9%	$116.85	$131.41	$1.33	$132.74	13.6%
Lucas	HF, Age 19-44, M	24,528	4.1%	$187.36	$183.95	$1.86	$185.81	-0.8%
Lucas	HF, Age 19-44, F	115,356	19.4%	$199.19	$224.58	$2.27	$226.85	13.9%
Lucas	HF, Age 45+, M & F	9,048	1.5%	$415.02	$407.68	$4.12	$411.80	-0.8%
Lucas	HST, Age 19-64, F	9,516	1.6%	$340.77	$385.01	$3.89	$388.90	14.1%

Lucas	Subtotal	596,100	100.0%	$141.95	$146.99	$1.48	$148.48	4.6%

Lucas	Delivery Payment	2,712	0.5%	$3,844.21	$4,320.87	$43.65	$4,364.52	13.5%

Lucas	Total	596,100	100.0%	$159.44	$166.65	$1.68	$168.33	5.6%

Mahoning	HF/HST, Age 0, M & F	953	5.5%	$512.84	$395.11	$3.99	$399.10	-22.2%
Mahoning	HF/HST, Age 1, M & F	959	5.5%	$109.61	$117.08	$1.18	$118.26	7.9%
Mahoning	HF/HST, Age 2-13, M & F	8,862	51.2%	$71.58	$74.18	$0.75	$74.93	4.7%
Mahoning	HF/HST, Age 14-18, M	1,017	5.9%	$101.19	$104.99	$1.06	$106.05	4.8%
Mahoning	HF/HST, Age 14-18, F	1,165	6.7%	$121.54	$131.29	$1.33	$132.62	9.1%
Mahoning	HF, Age 19-44, M	598	3.5%	$203.35	$179.71	$1.82	$181.53	-10.7%
Mahoning	HF, Age 19-44, F	3,374	19.5%	$211.29	$228.23	$2.31	$230.53	9.1%
Mahoning	HF, Age 45+, M & F	214	1.2%	$400.10	$383.32	$3.87	$387.19	-3.2%
Mahoning	HST, Age 19-64, F	176	1.0%	$346.92	$343.88	$3.47	$347.35	0.1%

Mahoning	Subtotal	17,318	100.0%	$141.70	$140.08	$1.41	$141.50	-0.1%

Mahoning	Delivery Payment	58	0.3%	$3,509.06	$3,818.98	$38.58	$3,857.56	9.9%

Mahoning	Total	17,318	100.0%	$153.45	$152.87	$1.54	$154.42	0.6%

Mercer Government Human Services Consulting	Page 2 of 4

State of Ohio	Exhibit B Six Month Rates 2nd Half 2003	Final

County	Rate Cohort	Annualized Dec 2002 Managed Care MM/Delv	% of MM	CY 2002 Rate w/ Admin	7/1/2003- 12/31/2003 Guaranteed Rate	7/1/2003- 12/31/2003 Rate At Risk	7/1/2003- 12/31/2003 Rate w/ Admin	Percent Increase
Montgomery	HF/HST, Age 0, M & F	22,200	6.3%	$602.39	$481.06	$4.86	$485.92	-19.3%
Montgomery	HF/HST, Age 1, M & F	19,524	5.5%	$123.80	$133.49	$1.35	$134.84	8.9%
Montgomery	HF/HST, Age 2-13, M & F	177,480	50.2%	$64.80	$71.63	$0.72	$72.35	11.6%
Montgomery	HF/HST, Age 14-18, M	20,316	5.7%	$74.10	$77.90	$0.79	$78.69	6.2%
Montgomery	HF/HST, Age 14-18, F	23,388	6.6%	$111.83	$125.38	$1.27	$126.64	13.3%
Montgomery	HF, Age 19-44, M	11,952	3.4%	$176.03	$169.42	$1.71	$171.13	-2.8%
Montgomery	HF, Age 19-44, F	71,304	20.2%	$194.95	$218.71	$2.21	$220.92	13.3%
Montgomery	HF, Age 45+, M & F	4,020	1.1%	$385.54	$375.66	$3.79	$379.45	-1.6%
Montgomery	HST, Age 19-64, F	3,312	0.9%	$340.60	$382.39	$3.86	$386.25	13.4%

Montgomery	Subtotal	353,496	100.0%	$141.71	$144.02	$1.45	$145.47	2.7%

Montgomery	Delivery Payment	935	0.3%	$4,146.90	$4,751.44	$47.99	$4,799.44	15.7%

Montgomery	Total	353,496	100.0%	$152.68	$156.59	$1.58	$158.17	3.6%

Pickaway	HF/HST, Age 0, M & F	148	5.5%	$501.13	$403.29	$4.07	$407.37	-18.7%
Pickaway	HF/HST, Age 1, M & F	149	5.5%	$123.14	$122.25	$1.23	$123.48	0.3%
Pickaway	HF/HST, Age 2-13, M & F	1,378	51.2%	$70.44	$73.24	$0.74	$73.98	5.0%
Pickaway	HF/HST, Age 14-18, M	158	5.9%	$87.67	$90.86	$0.92	$91.78	4.7%
Pickaway	HF/HST, Age 14-18, F	181	6.7%	$122.78	$130.76	$1.32	$132.08	7.6%
Pickaway	HF, Age 19-44, M	93	3.5%	$219.16	$210.10	$2.12	$212.22	-3.2%
Pickaway	HF, Age 19-44, F	525	19.5%	$214.34	$241.07	$2.44	$243.50	13.6%
Pickaway	HF, Age 45+, M & F	33	1.2%	$416.49	$430.49	$4.35	$434.84	4.4%
Pickaway	HST, Age 19-64, F	27	1.0%	$346.07	$361.94	$3.66	$365.60	5.6%

Pickaway	Subtotal	2,692	100.0%	$141.78	$143.73	$1.45	$145.19	2.4%

Pickaway	Delivery Payment	9	0.3%	$3,384.09	$3,508.09	$35.44	$3,543.52	4.7%

Pickaway	Total	2,692	100.0%	$153.09	$155.46	$1.57	$157.03	2.6%

Richland	HF/HST, Age 0, M & F	417	5.5%	$435.57	$362.45	$3.66	$366.11	-15.9%
Richland	HF/HST, Age 1, M & F	420	5.5%	$119.58	$125.70	$1.27	$126.97	6.2%
Richland	HF/HST, Age 2-13, M & F	3,882	51.2%	$65.11	$74.16	$0.75	$74.91	15.1%
Richland	HF/HST, Age 14-18, M	446	5.9%	$73.40	$84.99	$0.86	$85.84	16.9%
Richland	HF/HST, Age 14-18, F	510	6.7%	$130.13	$142.23	$1.44	$143.67	10.4%
Richland	HF, Age 19-44, M	262	3.5%	$163.01	$160.46	$1.62	$162.08	-0.6%
Richland	HF, Age 19-44, F	1,478	19.5%	$176.92	$$202.52	$2.05	$204.56	15.6%
Richland	HF, Age 45+, M & F	94	1.2%	$323.07	$336.51	$3.40	$339.91	5.2%
Richland	HST, Age 19-64, F	77	1.0%	$266.88	$300.05	$3.03	$303.09	13.6%

Richland	Subtotal	7,586	100.0%	$123.76	$131.61	$1.33	$132.94	7.4%

Richland	Delivery Payment	26	0.3%	$2,900.54	$3,365.72	$34.00	$3,399.71	17.2%

Richland	Total	7,586	100.0%	$133.70	$143.14	$1.45	$144.59	8.1%

Stark	HF/HST, Age 0, M & F	348	4.2%	$433.74	$340.28	$3.44	$343.72	-20.8%
Stark	HF/HST, Age 1, M & F	372	4.5%	$98.56	$108.09	$1.09	$109.18	10.8%
Stark	HF/HST, Age 2-13, M & F	4,392	53.4%	$62.03	$68.02	$0.69	$68.71	10.8%
Stark	HF/HST, Age 14-18, M	552	6.7%	$68.52	$75.71	$0.76	$76.47	11.6%
Stark	HF/HST, Age 14-18, F	576	7.0%	$116.83	$129.05	$1.30	$130.36	11.6%
Stark	HF, Age 19-44, M	300	3.6%	$152.83	$154.63	$1.56	$156.19	2.2%
Stark	HF, Age 19-44, F	1,440	17.5%	$185.77	$211.52	$2.14	$213.65	15.0%
Stark	HF, Age 45+, M & F	144	1.8%	$383.72	$385.12	$3.89	$389.01	1.4%
Stark	HST, Age 19-64, F	96	1.2%	$277.06	$315.24	$3.18	$318.42	14.9%

Stark	Subtotal	8,220	100.0%	$116.83	$122.89	$1.24	$124.14	6.3%

Stark	Delivery Payment	23	0.3%	$3,036.07	$3,464.84	$35.00	$3,499.84	15.3%

Stark	Total	8,220	100.0%	$125.33	$132.59	$1.34	$133.93	6.9%

Summit	HF/HST, Age 0, M & F	27,504	5.0%	$544.75	$442.59	$4.47	$447.06	-17.9%
Summit	HF/HST, Age 1, M & F	27,600	5.0%	$106.04	$116.01	$1.17	$117.18	10.5%
Summit	HF/HST, Age 2-13, M & F	268,860	49.0%	$63.11	$70.76	$0.71	$71.47	13.2%
Summit	HF/HST, Age 14-18, M	32,988	6.0%	$85.66	$92.28	$0.93	$93.21	8.8%
Summit	HF/HST, Age 14-18, F	37,812	6.9%	$122.35	$138.62	$1.40	$140.02	14.4%
Summit	HF, Age 19-44, M	24,096	4.4%	$171.17	$170.65	$1.72	$172.37	0.7%
Summit	HF, Age 19-44, F	114,744	20.9%	$202.85	$230.77	$233	$233.10	14.9%
Summit	HF, Age 45+, M & F	10,764	2.0%	$401.55	$399.71	$4.04	$403.75	0.5%
Summit	HST, Age 19-64, F	4,884	0.9%	$324.03	$367.39	$3.71	$371.10	14.5%

Summit	Subtotal	549,252	100.0%	$137.71	$144.51	$1.46	$145.97	6.0%

Summit	Delivery Payment	2,475	0.5%	$4,091.24	$4,688.78	$47.36	$4,736.14	15.8%

Summit	Total	549,252	100.0%	$156.14	$165.64	$1.67	$167.31	7.2%

Mercer Government Human Services Consulting	Page 3 of 4

State of Ohio	Exhibit B Six Month Rates 2nd Half 2003	Final

County	Rate Cohort	Annualized Dec 2002 Managed Care MM/Delv	% of MM	CY 2002 Rate w/ Admin	7/1/2003- 12/31/2003 Guaranteed Rate	7/1/2003- 12/31/2003 Rate At Risk	7/1/2003- 12/31/2003 Rate w/ Admin	Percent Increase
Trumbull	HF/HST, Age 0, M & F	775	5.5%	$512.84	$389.00	$3.93	$392.93	-23.4%
Trumbull	HF/HST, Age 1, M & F	781	5.5%	$109.61	$119.54	$1.21	$120.75	10.2%
Trumbull	HF/HST, Age 2-13, M & F	7,211	51.2%	$71.58	$78.25	$0.79	$79.04	10.4%
Trumbull	HF/HST, Age 14-18, M	828	5.9%	$101.19	$97.81	$0.99	$98.80	-2.4%
Trumbull	HF/HST, Age 14-18, F	948	6.7%	$121.54	$133.68	$1.35	$135.03	11.1%
Trumbull	HF, Age 19-44, M	487	3.5%	$203.35	$201.54	$2.04	$203.58	0.1%
Trumbull	HF, Age 19-44, F	2,745	19.5%	$211.29	$233.98	$2.36	$236.35	11.9%
Trumbull	HF, Age 45+, M & F	174	1.2%	$400.10	$380.23	$3.84	$384.07	-4.0%
Trumbull	HST, Age 19-64, F	143	1.0%	$346.92	$363.68	$3.67	$367.36	5.9%

Trumbull	Subtotal	14,092	100.0%	$141.68	$143.73	$1.45	$145.18	2.5%

Trumbull	Delivery Payment	48	0.3%	$3,509.06	$3,693.19	$37.30	$3,730.49	6.3%

Trumbull	Total	14,092	100.0%	$153.63	$156.31	$1.58	$157.89	2.8%

Warren	HF/HST, Age 0, M & F	204	5.5%	$459.45	$371.75	$3.76	$375.51	-18.3%
Warren	HF/HST, Age 1, M & F	206	5.6%	$95.81	$104.78	$1.06	$105.84	10.5%
Warren	HF/HST, Age 2-13, M & F	1,898	51.2%	$64.76	$70.08	$0.71	$70.79	9.3%
Warren	HF/HST, Age 14-18, M	218	5.9%	$65.83	$74.57	$0.75	$75.32	14.4%
Warren	HF/HST, Age 14-18, F	249	6.7%	$109.91	$126.09	$1.27	$127.37	15.9%
Warren	HF, Age 19-44, M	128	3.5%	$182.03	$182.47	$1.84	$184.32	1.3%
Warren	HF, Age 19-44, F	723	19.5%	$209.88	$230.34	$2.33	$232.66	10.9%
Warren	HF, Age 45+, M & F	46	1.2%	$458.20	$470.19	$4.75	$474.94	3.7%
Warren	HST, Age 19-64, F	38	1.0%	$276.50	$315.66	$3.19	$318.84	15.3%

Warren	Subtotal	3,710	100.0%	$130.65	$135.20	$1.37	$136.57	4.5%

Warren	Delivery Payment	13	0.4%	$3,211.66	$3,427.75	$34.62	$3,462.37	7.8%

Warren	Total	3,710	100.0%	$141.91	$147.21	$1.49	$148.70	4.8%

Wood	HF/HST, Age 0, M & F	516	5.5%	$436.52	$337.53	$3.41	$340.94	-21.9%
Wood	HF/HST, Age 1, M & F	432	4.6%	$115.67	$152.85	$1.54	$154.39	33.5%
Wood	HF/HST, Age 2-13, M & F	4,848	51.9%	$68.00	$74.08	$0.75	$74.83	10.0%
Wood	HF/HST, Age 14-18, M	564	6.0%	$69.03	$67.82	$0.69	$68.50	-0.8%
Wood	HF/HST, Age 14-18, F	600	6.4%	$125.18	$131.43	$1.33	$132.76	6.1%
Wood	HF, Age 19-44, M	564	6.0%	$159.33	$151.43	$1.53	$152.96	4.0%
Wood	HF, Age 19-44, F	1,608	17.2%	$188.12	$208.99	$2.11	$211.10	12.2%
Wood	HF, Age 45+, M & F	132	1.4%	$387.37	$381.42	$3.85	$385.28	-0.5%
Wood	HST, Age 19-64, F	72	0.8%	$350.29	$344.89	$3.48	$348.37	-0.5%

Wood	Subtotal	9,336	100.0%	$127.21	$129.94	$1.31	$131.25	3.2%

Wood	Delivery Payment	70	0.7%	$2,858.71	$3,123.56	$31.55	$3,155.11	10.4%

Wood	Total	9,336	100.0%	$148.65	$153.36	$1.55	$154.90	4.2%

Total Managed Care	HF/HST, Age 0, M & F	250,843	5.1%	$572.95	$464.98	$4.70	$469.68	-18.0%
Total Managed Care	HF/HST, Age 1, M & F	258,610	5.2%	$114.60	$124.73	$1.26	$125.99	9.9%
Total Managed Care	HF/HST, Age 2-13, M & F	2,485,156	50.3%	$64.44	$72.01	$0.73	$72.73	12.9%
Total Managed Care	HF/HST, Age 14-18, M	308,791	6.3%	$75.63	$81.22	$0.82	$82.04	8.5%
Total Managed Care	HF/HST, Age 14-18, F	341,987	6.9%	$114.83	$129.87	$1.31	$131.18	14.2%
Total Managed Care	HF, Age 19-44, M	179,004	3.6%	$181.37	$178.05	$1.80	$179.85	-0.8%
Total Managed Care	HF, Age 19-44, F	982,232	19.9%	$200.51	$227.19	$2.29	$229.48	14.4%
Total Managed Care	HF, Age 45+, M & F	81,255	1.6%	$395.40	$390.60	$3.95	$394.54	-0.2%
Total Managed Care	HST, Age 19-64, F	52,682	1.1%	$326.70	$368.85	$3.73	$372.58	14.0%

Total Managed Care	Subtotal	4,940,560	100.0%	$136.60	$142.40	$1.44	$143.84	5.3%

Total Managed Care	Delivery Payment	18,472	0.4%	$3,852.02	$4,432.28	$44.77	$4,477.05	16.2%

Total Managed Care	Total	4,940,560	100.0%	$151.00	$158.97	$1.61	$160.57	6.3%

Mercer Government Human Services Consulting	Page 4 of 4

State of Ohio	Exhibit B Twelve Month Rates CY 2004	Final

County	Rate Cohort	Annualized Dec 2002 Managed Care MM/Delv	% of MM	CY 2002 Rate w/ Admin	1/1/2004- 12/31/2004 Guaranteed Rate	1/1/2004- 12/31/2004 Rate At Risk	1/1/2004- 12/31/2004 Rate w/ Admin	Percent Increase
Allen	HF/HST, Age 0, M & F	941	5.5%	$—	$379.21	$3.83	$383.04	0.0%
Allen	HF/HST, Age 1, M & F	948	5.5%	$—	$116.84	$1.18	$118.02	0.0%
Allen	HF/HST, Age 2-13, M & F	8,757	51.2%	$—	$69.97	$0.71	$70.68	0.0%
Allen	HF/HST, Age 14-18, M	1,005	5.9%	$—	$76.56	$0.77	$77.33	0.0%
Allen	HF/HST, Age 14-18, F	1,151	6.7%	$—	$129.12	$1.30	$130.42	0.0%
Allen	HF, Age 19-44, M	591	3.5%	$—	$163.19	$1.65	$164.84	0.0%
Allen	HF, Age 19-44, F	3,334	19.5%	$—	$214.59	$2.17	$216.76	0.0%
Allen	HF, Age 45+, M&F	211	1.2%	$—	$372.45	$3.76	$376.21	0.0%
Allen	HST, Age 19-64, F	174	1.0%	$—	$350.32	$3.54	$353.86	0.0%

Allen	Subtotal	17,112	100.0%	$—	$131.92	$1.33	$133.25	0.0%

Allen	Delivery Payment	58	0.3%	$—	$3,620.88	$36.57	$3,657.45	0.0%

Allen	Total	17,112	100.0%	$—	$144.19	$1.46	$145.65	0.0%

Belmont/Monroe	HF/HST, Age 0, M & F	335	5.5%	$—	$361.21	$3.65	$364.86	0.0%
Belmont/Monroe	HF/HST, Age 1, M & F	337	5.5%	$—	$112.61	$1.14	$113.75	0.0%
Belmont/Monroe	HF/HST, Age 2-13, M & F	3,114	51.2%	$—	$68.47	$0.69	$69.16	0.0%
Belmont/Monroe	HF/HST, Age 14-18, M	358	5.9%	$—	$75.95	$0.77	$76.72	0.0%
Belmont/Monroe	HF/HST, Age 14-18, F	409	6.7%	$—	$123.95	$1.25	$125.21	0.0%
Belmont/Monroe	HF, Age 19-44, M	210	3.5%	$—	$157.82	$1.59	$159.42	0.0%
Belmont/Monroe	HF, Age 19-44, F	1,185	19.5%	$—	$210.26	$2.12	$212.39	0.0%
Belmont/Monroe	HF, Age 45+, M& F	75	1.2%	$—	$361.96	$3.66	$365.61	0.0%
Belmont/Monroe	HST, Age 19-64, F	62	1.0%	$—	$338.13	$3.42	$341.55	0.0%

Belmont/Monroe	Subtotal	6,085	100.0%	$—	$128.26	$1.30	$129.56	0.0%

Belmont/Monroe	Delivery Payment	21	0.3%	$—	$3,535.77	$35.71	$3,571.49	0.0%

Belmont/Monroe	Total	6,085	100.0%	$—	$140.47	$1.42	$141.88	0.0%

Butler	HF/HST, Age 0, M & F	7,908	6.1%	$527.77	$437.98	$4.42	$442.40	-16.2%
Butler	HF/HST, Age 1, M & F	7,752	6.0%	$110.32	$123.62	$1.25	$124.87	13.2%
Butler	HF/HST, Age 2-13, M & F	66,072	50.7%	$70.25	$81.05	$0.82	$81.87	16.5%
Butler	HF/HST, Age 14-18, M	7,452	5.7%	$94.50	$104.49	$1.06	$105.54	11.7%
Butler	HF/HST, Age 14-18, F	8,184	6.3%	$123.11	$142.24	$1.44	$143.68	16.7%
Butler	HF, Age 19-44, M	6,564	5.0%	$221.82	$229.95	$2.32	$232.28	4.7%
Butler	HF, Age 19-44, F	23,040	17.7%	$187.85	$220.57	$2.23	$222.80	18.6%
Butler	HF, Age 45+, M & F	1,608	1.2%	$490.36	$512.08	$5.17	$517.26	5.5%
Butler	HST, Age 19-64, F	1,668	1.3%	$304.21	$352.41	$3.56	$355.97	17.0%

Butler	Subtotal	130,248	100.0%	$141.75	$151.42	$1.53	$152.95	7.9%

Butler	Delivery Payment	269	0.2%	$3,417.97	$3,935.67	$39.75	$3,975.42	16.3%

Butler	Total	130,248	100.0%	$148.81	$159.55	$1.61	$161.16	8.3%

Clark/Madison	HF/HST, Age 0, M & F	1,203	6.0%	$578.29	$464.46	$4.69	$469.15	-18.9%
Clark/Madison	HF/HST, Age 1, M & F	1,132	5.6%	$116.69	$128.58	$1.30	$129.88	11.3%
Clark/Madison	HF/HST, Age 2-13, M & F	9,845	49.0%	$70.44	$81.77	$0.83	$82.59	17.2%
Clark/Madison	HF/HST, Age 14-18, M	1,017	5.1%	$88.36	$99.65	$1.01	$100.66	13.9%
Clark/Madison	HF/HST, Age 14-18, F	1,030	5.1%	$126.73	$147.40	$1.49	$148.89	17.5%
Clark/Madison	HF, Age 19-44, M	1,243	6.2%	$192.54	$201.57	$2.04	$203.60	5.7%
Clark/Madison	HF, Age 19-44, F	4,244	21.1%	$200.69	$238.60	$2.41	$241.01	20.1%
Clark/Madison	HF, Age 45+, M & F	272	1.4%	$383.27	$435.40	$4.40	$439.80	14.8%
Clark/Madison	HST, Age 19-64, F	112	0.6%	$281.21	$325.27	$3.29	$328.55	16.8%

Clark/Madison	Subtotal	20,098	100.0%	$147.70	$158.25	$1.60	$159.85	8.2%

Clark/Madison	Delivery Payment	50	0.2%	$3,388.96	$3,869.97	$39.09	$3,909.06	15.3%

Clark/Madison	Total	20,098	100.0%	$156.13	$167.88	$1.70	$169.57	8.6%

Clermont	HF/HST, Age 0, M & F	427	5.5%	$546.23	$428.41	$4.33	$432.74	-20.8%
Clermont	HF/HST, Age 1, M & F	430	5.5%	$141.76	$145.43	$1.47	$146.90	3.6%
Clermont	HF/HST, Age 2-13, M & F	3,975	51.2%	$73.20	$85.93	$0.87	$86.80	18.6%
Clermont	HF/HST, Age 14-18, M	456	5.9%	$81.01	$94.66	$0.96	$95.61	18.0%
Clermont	HF/HST, Age 14-18, F	522	6.7%	$139.84	$162.72	$1.64	$164.36	17.5%
Clermont	HF, Age 19-44, M	268	3.5%	$197.25	$199.87	$2.02	$201.89	2.3%
Clermont	HF, Age 19-44, F	1,513	19.5%	$212.15	$247.49	$2.50	$249.99	17.8%
Clermont	HF, Age 45+, M & F	96	1.2%	$472.01	$518.18	$5.23	$523.41	10.9%
Clermont	HST, Age 19-64, F	79	1.0%	$362.51	$380.75	$3.85	$384.59	6.1%

Clermont	Subtotal	7,766	100.0%	$147.17	$157.48	$1.59	$159.07	8.1%

Clermont	Delivery Payment	26	0.3%	$4,043.64	$3,933.34	$39.73	$3,973.07	-1.7%

Clermont	Total	7,766	100.0%	$160.71	$170.65	$1.72	$172.37	7.3%

Mercer Government Human Services Consulting	Page 1 of 7

State of Ohio	Exhibit B Twelve Month Rates CY 2004	Final

County	Rate Cohort	Annualized Dec 2002 Managed Care MM/Delv	% of MM	CY 2002 Rate w/ Admin	1/1/2004- 12/31/2004 Guaranteed Rate	1/1/2004- 12/31/2004 Rate At Risk	1/1/2004- 12/31/2004 Rate w/ Admin	Percent Increase
Columbiana	HF/HST, Age 0, M & F	1,346	5.5%	$—	$379.02	$3.83	$382.85	0.0%
Columbiana	HF/HST, Age 1, M & F	1,356	5.5%	$—	$118.38	$1.20	$119.58	0.0%
Columbiana	HF/HST, Age 2-13, M & F	12,526	51.2%	$—	$72.28	$0.73	$73.01	0.0%
Columbiana	HF/HST, Age 14-18, M	1,438	5.9%	$—	$79.58	$0.80	$80.38	0.0%
Columbiana	HF/HST, Age 14-18, F	1,646	6.7%	$—	$128.35	$1.30	$129.64	0.0%
Columbiana	HF, Age 19-44, M	845	3.5%	$—	$166.09	$1.68	$167.77	0.0%
Columbiana	HF, Age 19-44, F	4,769	19.5%	$—	$218.03	$2.20	$220.23	0.0%
Columbiana	HF, Age 45+, M & F	302	1.2%	$—	$369.40	$3.73	$373.13	0.0%
Columbiana	HST, Age 19-64, F	249	1.0%	$—	$350.76	$3.54	$354.30	0.0%

Columbiana	Subtotal	24,477	100.0%	$—	$134.04	$1.35	$135.39	0.0%

Columbiana	Delivery Payment	83	0.3%	$—	$3,646.17	$36.83	$3,683.00	0.0%

Columbiana	Total	24,477	100.0%	$—	$146.40	$1.48	$147.88	0.0%

Crawford	HF/HST, Age 0, M & F	166	5.5%	$—	$362.10	$3.66	$365.76	0.0%
Crawford	HF/HST, Age 1, M & F	167	5.5%	$—	$110.18	$1.11	$111.30	0.0%
Crawford	HF/HST, Age 2-13, M & F	1,542	51.2%	$—	$66.94	$0.68	$67.61	0.0%
Crawford	HF/HST, Age 14-18, M	177	5.9%	$—	$75.08	$0.76	$75.84	0.0%
Crawford	HF/HST, Age 14-18, F	203	6.7%	$—	$125.55	$1.27	$126.82	0.0%
Crawford	HF, Age 19-44, M	104	3.5%	$—	$160.35	$1.62	$161.97	0.0%
Crawford	HF, Age 19-44, F	587	19.5%	$—	$208.24	$2.10	$210.34	0.0%
Crawford	HF, Age 45+, M & F	37	1.2%	$—	$347.17	$3.51	$350.68	0.0%
Crawford	HST, Age 19-64, F	31	1.0%	$—	$332.53	$3.36	$335.89	0.0%

Crawford	Subtotal	3,014	100.0%	$—	$126.93	$1.28	$128.21	0.0%

Crawford	Delivery Payment	10	0.3%	$—	$3,501.94	$35.37	$3,537.32	0.0%

Crawford	Total	3,014	100.0%	$—	$138.55	$1.40	$139.95	0.0%

Cuyahoga	HF/HST, Age 0, M & F	80,520	4.5%	$584.96	$486.83	$4.92	$491.75	-15.9%
Cuyahoga	HF/HST, Age 1, M & F	86,280	4.8%	$124.16	$140.22	$1.42	$141.63	14.1%
Cuyahoga	HF/HST, Age 2-13, M & F	891,084	50.0%	$65.37	$75.98	$0.77	$76.75	17.4%
Cuyahoga	HF/HST, Age 14-18, M	119,844	6.7%	$73.86	$81.89	$0.83	$82.71	12.0%
Cuyahoga	HF/HST, Age 14-18, F	127,620	7.2%	$113.20	$133.38	$1.35	$134.73	19.0%
Cuyahoga	HF, Age 19-44, M	61,008	3.4%	$174.98	$175.09	$1.77	$176.86	1.1%
Cuyahoga	HF, Age 19-44, F	360,012	20.2%	$196.51	$231.15	$2.33	$233.49	18.8%
Cuyahoga	HF, Age 45+, M & F	36,600	2.1%	$386.19	$395.37	$3.99	$399.37	3.4%
Cuyahoga	HST, Age 19-64, F	17,808	1.0%	$343.12	$398.42	$4.02	$402.44	17.3%

Cuyahoga	Subtotal	1,780,776	100.0%	$135.35	$146.74	$1.48	$148.22	9.5%

Cuyahoga	Delivery Payment	6,847	0.4%	$3,975.41	$4,675.13	$47.22	$4,722.35	18.8%

Cuyahoga	Total	1,780,776	100.0%	$150.63	$164.71	$1.66	$166.38	10.5%

Defiance/Fulton/Henry	HF/HST, Age 0, M & F	253	5.5%	$—	$367.98	$3.72	$371.70	0.0%
Defiance/Fulton/Henry	HF/HST, Age 1, M & F	255	5.5%	$—	$111.52	$1.13	$112.65	0.0%
Defiance/Fulton/Henry	HF/HST, Age 2-13, M & F	2,357	51.2%	$—	$67.86	$0.69	$68.54	0.0%
Defiance/Fulton/Henry	HF/HST, Age 14-18, M	271	5.9%	$—	$75.18	$0.76	$75.94	0.0%
Defiance/Fulton/Henry	HF/HST, Age 14-18, F	310	6.7%	$—	$125.25	$1.27	$126.51	0.0%
Defiance/Fulton/Henry	HF, Age 19-44, M	159	3.5%	$—	$157.10	$1.59	$158.69	0.0%
Defiance/Fulton/Henry	HF, Age 19-44, F	897	19.5%	$—	$208.16	$2.10	$210.26	0.0%
Defiance/Fulton/Henry	HF, Age 45+, M & F	57	1.2%	$—	$337.45	$3.41	$340.86	0.0%
Defiance/Fulton/Henry	HST, Age 19-64, F	47	1.0%	$—	$334.79	$3.38	$338.17	0.0%

Defiance/Fulton/Henry	Subtotal	4,606	100.0%	$—	$127.52	$1.29	$128.81	0.0%

Defiance/Fulton/Henry	Delivery Payment	16	0.3%	$—	$3,522.15	$35.58	$3,557.72	0.0%

Defiance/Fulton/Henry	Total	4,606	100.0%	$—	$139.75	$1.41	$141.16	0.0%

Delaware	HF/HST, Age 0, M & F	159	5.5%	$—	$367.06	$3.71	$370.77	0.0%
Delaware	HF/HST, Age 1, M & F	160	5.5%	$—	$110.49	$1.12	$111.61	0.0%
Delaware	HF/HST, Age 2-13, M & F	1,477	51.2%	$—	$67.56	$0.68	$68.24	0.0%
Delaware	HF/HST, Age 14-18, M	170	5.9%	$—	$75.68	$0.76	$76.44	0.0%
Delaware	HF/HST, Age 14-18, F	194	6.7%	$—	$124.25	$1.26	$125.50	0.0%
Delaware	HF, Age 19-44, M	100	3.5%	$—	$159.50	$1.61	$161.11	0.0%
Delaware	HF, Age 19-44, F	562	19.5%	$—	$210.63	$2.13	$212.75	0.0%
Delaware	HF, Age 45+, M & F	36	1.2%	$—	$360.43	$3.64	$364.07	0.0%
Delaware	HST, Age 19-64, F	29	1.0%	$—	$337.90	$3.41	$341.31	0.0%

Delaware	Subtotal	2,887	100.0%	$—	$128.12	$1.29	$129.42	0.0%

Delaware	Delivery Payment	10	0.3%	$—	$3,527.06	$35.63	$3,562.68	0.0%

Delaware	Total	2,887	100.0%	$—	$140.34	$1.42	$141.76	0.0%

Mercer Government Human Services Consulting	Page 2 of 7

State of Ohio	Exhibit B	Final
Twelve Month Rates
CY 2004

County	Rate Cohort	Annualized Dec 2002 Managed Care MM/Delv	% of MM	CY 2002 Rate w/ Admin	1/1/2004- 12/31/2004 Guaranteed Rate	1/1/2004- 12/31/2004 Rate At Risk	1/1/2004- 12/31/2004 Rate w/ Admin	Percent Increase
Fairfield	HF/HST, Age 0, M & F	287	5.5%	$—	$365.44	$3.69	$369.13	0.0%
Fairfield	HF/HST, Age 1, M & F	289	5.5%	$—	$112.58	$1.14	$113.72	0.0%
Fairfield	HF/HST, Age 2-13, M & F	2,666	51.2%	$—	$68.98	$0.70	$69.68	0.0%
Fairfield	HF/HST, Age 14-18, M	306	5.9%	$—	$93.93	$0.95	$94.88	0.0%
Fairfield	HF/HST, Age 14-18, F	350	6.7%	$—	$129.66	$1.31	$130.97	0.0%
Fairfield	HF, Age 19-44, M	180	3.5%	$—	$163.00	$1.65	$164.64	0.0%
Fairfield	HF, Age 19-44, F	1,015	19.5%	$—	$217.09	$2.19	$219.28	0.0%
Fairfield	HF, Age 45+, M & F	64	1.2%	$—	$357.49	$3.61	$361.10	0.0%
Fairfield	HST, Age 19-64, F	53	1.0%	$—	$347.11	$3.51	$350.61	0.0%

Fairfield	Subtotal	5,210	100.0%	$—	$131.75	$1.33	$133.08	0.0%

Fairfield	Delivery Payment	18	0.3%	$—	$3,528.59	$35.64	$3,564.23	0.0%

Fairfield	Total	5,210	100.0%	$—	$143.94	$1.45	$145.39	0.0%

Franklin	HF/HST, Age 0, M & F	41,412	4.9%	$503.34	$420.76	$4.25	$425.01	-15.6%
Franklin	HF/HST, Age 1, M & F	45,912	5.5%	$107.80	$120.19	$1.21	$121.41	12.6%
Franklin	HF/HST, Age 2-13, M & F	432,048	51.6%	$63.12	$73.22	$0.74	$73.96	17.2%
Franklin	HF/HST, Age 14-18, M	47,880	5.7%	$75.42	$83.12	$0.84	$83.96	11.3%
Franklin	HF/HST, Age 14-18, F	54,540	6.5%	$112.59	$131.71	$1.33	$133.04	18.2%
Franklin	HF, Age 19-44, M	29,256	3.5%	$195.37	$201.08	$2.03	$203.11	4.0%
Franklin	HF, Age 19-44, F	168,024	20.1%	$217.48	$258.89	$2.62	$261.51	20.2%
Franklin	HF, Age 45+, M & F	10,668	1.3%	$413.63	$434.56	$4.39	$438.95	6.1%
Franklin	HST, Age 19-64, F	7,488	0.9%	$264.53	$309.72	$3.13	$312.85	18.3%

Franklin	Subtotal	837,228	100.0%	$133.14	$145.81	$1.47	$147.28	10.6%

Franklin	Delivery Payment	2,999	0.4%	$3,305.57	$3,887.49	$39.27	$3,926.76	18.8%

Franklin	Total	837,228	100.0%	$144.98	$159.74	$1.61	$161.35	11.3%

Greene	HF/HST, Age 0, M & F	2,860	5.5%	$578.29	$459.93	$4.65	$464.58	-19.7%
Greene	HF/HST, Age 1, M & F	2,881	5.5%	$116.69	$127.60	$1.29	$128.89	10.5%
Greene	HF/HST, Age 2-13, M & F	26,611	51.2%	$70.44	$84.98	$0.86	$85.83	21.9%
Greene	HF/HST, Age 14-18, M	3,055	5.9%	$88.36	$100.04	$1.01	$101.05	14.4%
Greene	HF/HST, Age 14-18, F	3,497	6.7%	$126.73	$146.50	$1.48	$147.98	16.8%
Greene	HF, Age 19-44, M	1,796	3.5%	$192.54	$199.30	$2.01	$201.31	4.6%
Greene	HF, Age 19-44, F	10,131	19.5%	$200.69	$237.82	$2.40	$240.22	19.7%
Greene	HF, Age 45+, M & F	641	1.2%	$383.27	$397.53	$4.02	$401.54	4.8%
Greene	HST, Age 19-64, F	529	1.0%	$281.21	$331.53	$3.35	$334.88	19.1%

Greene	Subtotal	52,001	100.0%	$141.37	$153.07	$1.55	$154.62	9.4%

Greene	Delivery Payment	176	0.3%	$3,388.96	$4,021.19	$40.62	$4,061.81	19.9%

Greene	Total	52,001	100.0%	$152.84	$166.88	$1.68	$168.36	10.2%

Hamilton	HF/HST, Age 0, M & F	24,540	5.9%	$629.79	$523.73	$5.29	$529.02	-16.0%
Hamilton	HF/HST, Age 1, M & F	22,860	5.5%	$125.83	$141.71	$1.43	$143.14	13.8%
Hamilton	HF/HST, Age 2-13, M & F	213,888	51.8%	$65.52	$75.58	$0.76	$76.35	16.5%
Hamilton	HF/HST, Age 14-18, M	26,520	6.4%	$75.82	$83.63	$0.84	$84.47	11.4%
Hamilton	HF/HST, Age 14-18, F	31,944	7.7%	$112.60	$132.46	$1.34	$133.80	18.8%
Hamilton	HF, Age 19-44, M	8,688	2.1%	$180.67	$180.26	$1.82	$182.09	0.8%
Hamilton	HF, Age 19-44, F	74,136	18.0%	$197.19	$230.20	$2.33	$232.52	17.9%
Hamilton	HF, Age 45+, M & F	4,752	1.2%	$392.89	$398.50	$4.03	402.53	2.5%
Hamilton	HST, Age 19-64, F	5,316	1.3%	$344.27	$396.96	$4.01	$400.97	16.5%

Hamilton	Subtotal	412,644	100.0%	$140.16	$148.66	$1.50	$150.16	7.1%

Hamilton	Delivery Payment	1,267	0.3%	$4,319.39	$5,084.77	$51.36	$5,136.13	18.9%

Hamilton	Total	412,644	100.0%	$153.43	$164.27	$1.66	$165.93	8.2%

Huron	HF/HST, Age 0, M & F	192	5.5%	$—	$370.32	$3.74	$374.07	0.0%
Huron	HF/HST, Age 1, M & F	193	5.5%	$—	$112.66	$1.14	$113.80	0.0%
Huron	HF/HST, Age 2-13, M & F	1,786	51.2%	$—	$67.46	$0.68	$68.14	0.0%
Huron	HF/HST, Age 14-18, M	205	5.9%	$—	$75.48	$0.76	$76.25	0.0%
Huron	HF/HST, Age 14-18, F	235	6.7%	$—	$123.99	$1.25	$125.25	0.0%
Huron	HF, Age 19-44, M	121	3.5%	$—	$153.16	$1.55	$154.71	0.0%
Huron	HF, Age 19-44, F	680	19.5%	$—	$211.18	$2.13	$213.31	0.0%
Huron	HF, Age 45+, M & F	43	1.2%	$—	$349.39	$3.53	$352.92	0.0%
Huron	HST, Age 19-64, F	35	1.0%	$—	$336.47	$3.40	$339.87	0.0%

Huron	Subtotal	3,490	100.0%	$—	$128.04	$1.29	$129.34	0.0%

Huron	Delivery Payment	12	0.3%	$—	$3,514.27	$35.50	$3,549.77	0.0%

Huron	Total	3,490	100.0%	$—	$140.13	$1.42	$141.54	0.0%

Mercer Government Human Services Consulting	Page 3 of 7

State of Ohio	Exhibit B	Final
Twelve Month Rates
CY 2004

County	Rate Cohort	Annualized Dec 2002 Managed Care MM/Delv	% of MM	CY 2002 Rate w/ Admin	1/1/2004 - 12/31/2004 Guaranteed Rate	1/1/2004 - 12/31/2004 Rate At Risk	1/1/2004 - 12/31/2004 Rate w/ Admin	Percent Increase
Jefferson	HF/HST, Age 0, M & F	274	5.5%	$—	$366.23	$3.70	$369.92	0.0%
Jefferson	HF/HST, Age 1, M & F	276	5.5%	$—	$112.58	$1.14	$113.71	0.0%
Jefferson	HF/HST, Age 2-13, M & F	2,545	51.2%	$—	$68.05	$0.69	$68.74	0.0%
Jefferson	HF/HST, Age 14-18, M	292	5.9%	$—	$75.67	$0.76	$76.43	0.0%
Jefferson	HF/HST, Age 14-18, F	334	6.7%	$—	$123.13	$1.24	$124.37	0.0%
Jefferson	HF, Age 19-44, M	172	3.5%	$—	$158.45	$1.60	$160.05	0.0%
Jefferson	HF, Age 19-44, F	969	19.5%	$—	$209.68	$2.12	$211.80	0.0%
Jefferson	HF, Age 45+, M & F	61	1.2%	$—	$357.74	$3.61	$361.35	0.0%
Jefferson	HST, Age 19-64, F	51	1.0%	$—	$344.49	$3.48	$347.96	0.0%

Jefferson	Subtotal	4,974	100.0%	$—	$128.20	$1.29	$129.49	0.0%

Jefferson	Delivery Payment	17	0.3%	$—	$3,537.71	$35.73	$3,573.44	0.0%

Jefferson	Total	4,974	100.0%	$—	$140.29	$1.42	$141.71	0.0%

Licking	HF/HST, Age 0, M & F	1,199	5.5%	$—	$376.04	$3.80	$379.84	0.0%
Licking	HF/HST, Age 1, M & F	1,207	5.5%	$—	$115.17	$1.16	$116.34	0.0%
Licking	HF/HST, Age 2-13, M & F	11,152	51.2%	$—	$70.07	$0.71	$70.78	0.0%
Licking	HF/HST, Age 14-18, M	1,280	5.9%	$—	$79.58	$0.80	$80.39	0.0%
Licking	HF/HST, Age 14-18, F	1,465	6.7%	$—	$128.46	$1.30	$129.76	0.0%
Licking	HF, Age 19-44, M	753	3.5%	$—	$158.46	$1.60	$160.06	0.0%
Licking	HF, Age 19-44, F	4,246	19.5%	$—	$214.86	$2.17	$217.03	0.0%
Licking	HF, Age 45+, M & F	269	1.2%	$—	$368.17	$3.72	$371.89	0.0%
Licking	HST, Age 19-64, F	222	1.0%	$—	$347.73	$3.51	$351.25	0.0%

Licking	Subtotal	21,793	100.0%	$—	$131.66	$1.33	$132.99	0.0%

Licking	Delivery Payment	74	0.3%	$—	$3633.70	$36.70	$3,670.41	0.0%

Licking	Total	21,793	100.0%	$—	$144.00	$1.45	$145.45	0.0%

Lorain	HF/HST, Age 0, M & F	7,236	5.0%	$422.96	$356.94	$3.61	$360.54	-14.8%
Lorain	HF/HST, Age 1, M & F	8,100	5.6%	$88.61	$96.46	$0.97	$97.44	10.0%
Lorain	HF/HST, Age 2-13, M & F	72,528	49.9%	$57.69	$65.26	$0.66	$65.91	14.3%
Lorain	HF/HST, Age 14-18, M	8,496	5.8%	$57.46	$64.67	$0.65	$65.32	13.7%
Lorain	HF/HST, Age 14-18, F	8,844	6.1%	$108.81	$127.66	$1.29	$128.95	18.5%
Lorain	HF, Age 19-44, M	7,428	5.1%	$160.70	$169.02	$1.71	$170.73	6.2%
Lorain	HF, Age 19-44, F	29,268	20.1%	$179.46	$207.63	$2.10	$209.73	16.9%
Lorain	HF, Age 45+, M & F	2,040	1.4%	$299.67	$316.05	$3.19	$319.24	6.5%
Lorain	HST, Age 19-64, F	1,416	1.0%	$309.72	$355.46	$3.59	$359.05	15.9%

Lorain	Subtotal	145,356	100.0%	$116.33	$125.59	$1.27	$126.86	9.1%

Lorain	Delivery Payment	494	0.3%	$3,289.08	$3,597.03	$36.33	$3,633.37	10.5%

Lorain	Total	145,356	100.0%	$127.50	$137.82	$1.39	$139.21	9.2%

Lucas	HF/HST, Age 0, M & F	32,076	5.4%	$647.45	$542.31	$5.48	$547.79	-15.4%
Lucas	HF/HST, Age 1, M & F	33,228	5.6%	$100.36	$112.27	$1.13	$113.40	13.0%
Lucas	HF/HST, Age 2-13, M & F	294,060	49.3%	$62.88	$72.76	$0.73	$73.50	16.9%
Lucas	HF/HST, Age 14-18, M	37,416	6.3%	$71.47	$81.13	$0.82	$81.95	14.7%
Lucas	HF/HST, Age 14-18, F	40,872	6.9%	$116.85	$134.90	$1.36	$136.26	16.6%
Lucas	HF, Age 19-44, M	24,528	4.1%	$187.36	$187.38	$1.89	$189.28	1.0%
Lucas	HF, Age 19-44, F	115,356	19.4%	$199.19	$231.26	$2.34	$233.60	17.3%
Lucas	HF, Age 45+, M & F	9,048	1.5%	$415.02	$421.13	$4.25	$425.38	2.5%
Lucas	HST, Age 19-64, F	9,516	1.6%	$340.77	$392.90	$3.97	$396.87	16.5%

Lucas	Subtotal	596,100	100.0%	$141.95	$150.80	$1.52	$152.33	7.3%

Lucas	Delivery Payment	2,712	0.5%	$3,844.21	$4320.65	$43.64	$4,364.29	13.5%

Lucas	Total	596,100	100.0%	$159.44	$170.46	$1.72	$172.18	8.0%

Mahoning	HF/HST, Age 0, M & F	7,620	5.5%	$512.84	$419.13	$4.23	$423.36	-17.4%
Mahoning	HF/HST, Age 1, M & F	7,676	5.5%	$109.61	$123.78	$1.25	$125.03	14.1%
Mahoning	HF/HST, Age 2-13, M & F	70,893	51.2%	$71.58	$78.77	$0.80	$79.56	11.2%
Mahoning	HF/HST, Age 14-18, M	8,140	5.9%	$101.19	$111.09	$1.12	$112.21	10.9%
Mahoning	HF/HST, Age 14-18, F	9,316	6.7%	$121.54	$139.44	$1.41	$140.85	15.9%
Mahoning	HF, Age 19-44, M	4,785	3.5%	$203.35	$192.51	$1.94	$194.45	-4.4%
Mahoning	HF, Age 19-44, F	26,991	19.5%	$211.29	$247.27	$2.50	$249.77	18.2%
Mahoning	HF, Age 45+, M & F	1,709	1.2%	$400.10	$416.84	$4.21	$421.05	5.2%
Mahoning	HST, Age 19-64, F	1,408	1.0%	$346.92	$368.43	$3.72	$372.16	7.3%

Mahoning	Subtotal	138,538	100.0%	$141.68	$149.83	$1.51	$151.35	6.8%

Mahoning	Delivery Payment	468	0.3%	$3,509.06	$3,980.19	$40.20	$4,020.39	14.6%

Mahoning	Total	138,538	100.0%	$153.53	$163.28	$1.65	$164.93	7.4%

Mercer Government Human Services Consulting	Page 4 of 7

State of Ohio	Exhibit B	Final
Twelve Month Rates
CY 2004

County	Rate Cohort	Annualized Dec 2002 Managed Care MM/Delv	% of MM	CY 2002 Rate w/ Admin	1/1/2004- 12/31/2004 Guaranteed Rate	1/1/2004 - 12/31/2004 Rate At Risk	1/1/2004- 12/31/2004 Rate w/ Admin	Percent Increase
Montgomery	HF/HST, Age 0, M & F	22,200	6.3%	$602.39	$499.26	$5.04	$504.30	-16.3%
Montgomery	HF/HST, Age 1, M & F	19,524	5.5%	$123.80	$139.57	$1.41	$140.98	13.9%
Montgomery	HF/HST, Age 2-13, M & F	177,480	50.2%	$64.80	$75.24	$0.76	$76.00	17.3%
Montgomery	HF/HST, Age 14-18, M	20,316	5.7%	$74.10	$81.56	$0.82	$82.39	11.2%
Montgomery	HF/HST, Age 14-18, F	23,388	6.6%	$111.83	$131.66	$1.33	$132.99	18.9%
Montgomery	HF, Age 19-44, M	11,952	3.4%	$176.03	$176.43	$1.78	$178.21	1.2%
Montgomery	HF, Age 19-44, F	71,304	20.2%	$194.95	$229.01	$2.31	$231.33	18.7%
Montgomery	HF, Age 45+, M & F	4,020	1.1%	$385.54	$395.38	$3.99	$399.38	3.6%
Montgomery	HST, Age 19-64, F	3,312	0.9%	$340.60	$396.93	$4.01	$400.94	17.7%

Montgomery	Subtotal	353,496	100.0%	$141.71	$150.61	$1.52	$152.14	7.4%

Montgomery	Delivery Payment	935	0.3%	$4,146.90	$4,858.52	$49.08	$4,907.60	18.3%

Montgomery	Total	353,496	100.0%	$152.68	$163.46	$1.65	$165.12	8.1%

Muskingum	HF/HST, Age 0, M & F	384	5.5%	$—	$365.04	$3.69	$368.72	0.0%
Muskingum	HF/HST, Age 1, M & F	387	5.5%	$—	$114.05	$1.15	$115.20	0.0%
Muskingum	HF/HST, Age 2-13, M & F	3,574	51.2%	$—	$67.59	$0.68	$68.27	0.0%
Muskingum	HF/HST, Age 14-18, M	410	5.9%	$—	$76.34	$0.77	$77.11	0.0%
Muskingum	HF/HST, Age 14-18, F	470	6.7%	$—	$126.57	$1.28	$127.85	0.0%
Muskingum	HF, Age 19-44, M	241	3.5%	$—	$154.07	$1.56	$155.63	0.0%
Muskingum	HF, Age 19-44, F	1,361	19.5%	$—	$208.20	$2.10	$210.30	0.0%
Muskingum	HF, Age 45+, M & F	86	1.2%	$—	$350.23	$3.54	$353.77	0.0%
Muskingum	HST, Age 19-64, F	71	1.0%	$—	$345.81	$3.49	$349.30	0.0%

Muskingum	Subtotal	6,984	100.0%	$—	$127.69	$1.29	$128.98	0.0%

Muskingum	Delivery Payment	24	0.3%	$—	$3,527.02	$35.63	$3,562.64	0.0%

Muskingum	Total	6,984	100.0%	$—	$139.81	$1.41	$141.23	0.0%

Ottawa/Sandusky	HF/HST, Age 0, M & F	241	5.5%	$—	$363.41	$3.67	$367.08	0.0%
Ottawa/Sandusky	HF/HST, Age 1, M & F	243	5.5%	$—	$111.53	$1.13	$112.66	0.0%
Ottawa/Sandusky	HF/HST, Age 2-13, M & F	2,245	51.2%	$—	$66.67	$0.67	$67.34	0.0%
Ottawa/Sandusky	HF/HST, Age 14-18, M	258	5.9%	$—	$75.74	$0.77	$76.50	0.0%
Ottawa/Sandusky	HF/HST, Age 14-18, F	295	6.7%	$—	$123.82	$1.25	$125.07	0.0%
Ottawa/Sandusky	HF, Age 19-44, M	152	3.5%	$—	$151.96	$1.53	$153.50	0.0%
Ottawa/Sandusky	HF, Age 19-44, F	855	19.5%	$—	$205.63	$2.08	$207.70	0.0%
Ottawa/Sandusky	HF, Age 45+, M & F	54	1.2%	$—	$339.06	$3.42	$342.49	0.0%
Ottawa/Sandusky	HST, Age 19-64, F	45	1.0%	$—	$335.99	$3.39	$339.38	0.0%

Ottawa/Sandusky	Subtotal	4,388	100.0%	$—	$125.27	$1.27	$127.24	0.0%

Ottawa/Sandusky	Delivery Payment	15	0.3%	$—	$3,509.02	$35.44	$3,544.46	0.0%

Ottawa/Sandusky	Total	4,388	100.0%	$—	$137.97	$1.39	$139.36	0.0%

Pickaway	HF/HST, Age 0, M & F	148	5.5%	$501.13	$413.50	$4.18	$417.68	-16.7%
Pickaway	HF/HST, Age 1, M & F	149	5.5%	$123.14	$126.63	$1.28	$127.91	3.9%
Pickaway	HF/HST, Age 2-13, M & F	1,378	51.2%	$70.44	$76.41	$0.77	$77.18	9.6%
Pickaway	HF/HST, Age 14-18, M	158	5.9%	$87.67	$95.71	$0.97	$96.67	10.3%
Pickaway	HF/HST, Age 14-18, F	181	6.7%	$122.78	$135.78	$1.37	$137.15	11.7%
Pickaway	HF, Age 19-44, M	93	3.5%	$219.16	$216.64	$2.19	$218.82	-0.2%
Pickaway	HF, Age 19-44, F	525	19.5%	$214.34	$250.24	$2.53	$252.77	17.9%
Pickaway	HF, Age 45+, M & F	33	1.2%	$416.49	$451.35	$4.56	$455.91	9.5%
Pickaway	HST, Age 19-64, F	27	1.0%	$346.07	$371.77	$3.76	$375.53	8.5%

Pickaway	Subtotal	2,692	100.0%	$141.78	$149.15	$1.51	$150.66	6.3%

Pickaway	Delivery Payment	9	0.3%	$3,384.76	$3,543.99	$35.80	$3,579.79	5.8%

Pickaway	Total	2,692	100.0%	$153.09	$161.00	$1.63	$162.63	6.2%

Portage	HF/HST, Age 0, M & F	959	5.5%	$—	$377.92	$3.82	$381.74	0.0%
Portage	HF/HST, Age 1, M & F	965	5.5%	$—	$117.61	$1.19	$118.79	0.0%
Portage	HF/HST, Age 2-13, M & F	8,917	51.2%	$—	$70.54	$0.71	$71.25	0.0%
Portage	HF/HST, Age 14-18, M	1,024	5.9%	$—	$79.32	$0.80	$80.12	0.0%
Portage	HF/HST, Age 14-18, F	1,172	6.7%	$—	$128.32	$1.30	$129.62	0.0%
Portage	HF, Age 19-44, M	602	3.5%	$—	$163.70	$1.65	$165.35	0.0%
Portage	HF, Age 19-44, F	3,395	19.5%	$—	$216.54	$2.19	$218.73	0.0%
Portage	HF, Age 45+, M & F	215	1.2%	$—	$370.57	$3.74	$374.31	0.0%
Portage	HST, Age 19-64, F	177	1.0%	$—	$351.16	$3.55	$354.71	0.0%

Portage	Subtotal	17,426	100.0%	$—	$132.68	$1.34	$134.02	0.0%

Portage	Delivery Payment	59	0.3%	$—	$3,657.47	$36.94	$3,694.41	0.0%

Portage	Total	17,426	100.0%	$—	$145.06	$1.47	$146.53	0.0%

Mercer Government Human Services Consulting	Page 5 of 7

State of Ohio	Exhibit B	Final
Twelve Month Rates
CY 2004

County	Rate Cohort	Annualized Dec 2002 Managed Care MM/Delv	% of MM	CY 2002 Rate w/ Admin	1/1/2004 - 12/31/2004 Guaranteed Rate	1/1/2004 - 12/31/2004 Rate At Risk	1/1/2004 - 12/31/2004 Rate w/ Admin	Percent Increase
Richland	HF/HST, Age 0, M & F	417	5.5%	$435.57	$350.76	$3.54	$354.30	-18.7%
Richland	HF/HST, Age 1, M & F	420	5.5%	$119.58	$121.94	$1.23	$123.17	3.0%
Richland	HF/HST, Age 2-13, M & F	3,882	51.2%	$65.11	$72.63	$0.73	$73.37	12.7%
Richland	HF/HST, Age 14-18, M	446	5.9%	$73.40	$83.86	$0.85	$84.71	15.4%
Richland	HF/HST, Age 14-18, F	510	6.7%	$130.13	$137.75	$1.39	$139.14	6.9%
Richland	HF, Age 19-44, M	262	3.5%	$163.01	$154.69	$1.56	$156.25	-4.1%
Richland	HF, Age 19-44, F	1,478	19.5%	$176.92	$200.11	$2.02	$202.13	14.2%
Richland	HF, Age 45+, M&F	94	1.2%	$323.07	$335.58	$3.39	$338.97	4.9%
Richland	HST, Age 19-64, F	77	1.0%	$266.88	$295.75	$2.99	$298.74	11.9%

Richland	Subtotal	7,586	100.0%	$123.88	$128.88	$1.30	$130.18	5.2%

Richland	Delivery Payment	26	0.3%	$2,900.54	$3,287.93	$33.21	$3,321.14	14.5%

Richland	Total	7,586	100.0%	$133.70	$140.15	$1.42	$141.57	5.9%

Stark	HF/HST, Age 0, M & F	348	4.2%	$433.74	$351.55	$3.55	$355.10	-18.1%
Stark	HF/HST, Age 1, M & F	372	4.5%	$98.56	$112.15	$1.13	$113.28	14.9%
Stark	HF/HST, Age 2-13, M & F	4,392	53.4%	$62.03	$70.56	$0.71	$71.28	14.9%
Stark	HF/HST, Age 14-18, M	552	6.7%	$68.52	$78.60	$0.79	$79.39	15.9%
Stark	HF/HST, Age 14-18, F	576	7.0%	$116.83	$133.38	$1.35	$134.73	15.3%
Stark	HF, Age 19-44, M	300	3.6%	$152.83	$159.84	$1.61	$161.46	5.6%
Stark	HF, Age 19-44, F	1,440	17.5%	$185.77	$219.63	$2.22	$221.85	19.4%
Stark	HF, Age 45+, M&F	144	1.8%	$383.72	$402.26	$4.06	$406.32	5.9%
Stark	HST, Age 19-64, F	96	1.2%	$277.06	$326.15	$3.29	$329.44	18.9%

Stark	Subtotal	8,220	100.0%	$116.83	$127.45	$1.29	$128.74	10.2%

Stark	Delivery Payment	23	0.3%	$3,036.07	$3,526.07	$35.62	$3,561.69	17.3%

Stark	Total	8,220	100.0%	$125.33	$137.32	$1.39	$138.70	10.7%

Summit	HF/HST, Age 0, M & F	27,504	5.0%	$544.75	$453.44	$4.58	$458.02	-15.9%
Summit	HF/HST, Age 1, M & F	27,600	5.0%	$106.04	$119.86	$1.21	$121.07	14.2%
Summit	HF/HST, Age 2-13, M & F	268,860	49.0%	$63.11	$73.62	$0.74	$74.36	17.8%
Summit	HF/HST, Age 14-18, M	32,988	6.0%	$85.66	$95.66	$0.97	$96.63	12.8%
Summit	HF/HST, Age 14-18, F	37,812	6.9%	$122.35	$143.79	$1.45	$145.24	18.7%
Summit	HF, Age 19-44, M	24,096	4.4%	$171.17	$177.56	$1.79	$179.35	4.8%
Summit	HF, Age 19-44, F	114,744	20.9%	$202.85	$240.56	$2.43	$242.99	19.8%
Summit	HF, Age 45+, M & F	10,764	2.0%	$401.55	$419.44	$4.24	$423.68	5.5%
Summit	HST, Age 19-64, F	4,884	0.9%	$324.03	$378.98	$3.83	$382.80	18.1%

Summit	Subtotal	549,252	100.0%	$137.71	$150.05	$1.52	$151.56	10.1%

Summit	Delivery Payment	2,475	0.5%	$4,091.24	$4,734.82	$47.83	$4,782.64	16.9%

Summit	Total	549,252	100.0%	$156.14	$171.38	$1.73	$173.11	10.9%

Trumbull	HF/HST, Age 0, M & F	6,201	5.5%	$512.84	$420.17	$4.24	$424.42	-17.2%
Trumbull	HF/HST, Age 1, M & F	6,246	5.5%	$109.61	$127.40	$1.29	$128.69	17.4%
Trumbull	HF/HST, Age 2-13, M & F	57,685	51.2%	$71.58	$84.74	$0.86	$85.60	19.6%
Trumbull	HF/HST, Age 14-18, M	6,623	5.9%	$101.19	$104.08	$1.05	$105.13	3.9%
Trumbull	HF/HST, Age 14-18, F	7,581	6.7%	$121.54	$143.03	$1.44	$144.48	18.9%
Trumbull	HF, Age 19-44, M	3,893	3.5%	$203.35	$208.99	$2.11	$211.10	3.8%
Trumbull	HF, Age 19-44, F	21,962	19.5%	$211.29	$248.24	$2.51	$250.74	18.7%
Trumbull	HF, Age 45+, M & F	1,390	1.2%	$400.10	$403.15	$4.07	$407.23	1.8%
Trumbull	HST, Age 19-64, F	1,146	1.0%	$346.92	$381.87	$3.86	$385.72	11.2%

Trumbull	Subtotal	112,727	100.0%	$141.68	$153.70	$1.55	$155.26	9.6%

Trumbull	Delivery Payment	381	0.3%	$3,509.06	$3,855.96	$38.95	$3,894.91	11.0%

Trumbull	Total	112,727	100.0%	$153.54	$166.74	$1.68	$168.42	9.7%

Warren	HF/HST, Age 0, M & F	204	5.5%	$459.45	$381.23	$3.85	$385.09	-16.2%
Warren	HF/HST, Age 1, M & F	206	5.6%	$95.81	$107.52	$1.09	$108.60	13.4%
Warren	HF/HST, Age 2-13, M & F	1,898	51.2%	$64.76	$72.19	$0.73	$72.92	12.6%
Warren	HF/HST, Age 14-18, M	218	5.9%	$65.83	$76.94	$0.78	$77.72	18.1%
Warren	HF/HST, Age 14-18, F	249	6.7%	$109.91	$129.53	$1.31	$130.84	19.0%
Warren	HF, Age 19-44, M	128	3.5%	$182.03	$189.08	$1.91	$190.99	4.9%
Warren	HF, Age 19-44, F	723	19.5%	$209.88	$241.88	$2.44	$244.32	16.4%
Warren	HF, Age 45+, M & F	46	1.2%	$458.20	$491.59	$4.97	$496.55	8.4%
Warren	HST, Age 19-64, F	38	1.0%	$276.50	$324.06	$3.27	$327.34	18.4%

Warren	Subtotal	3,710	100.0%	$130.65	$140.16	$1.42	$141.57	8.4%

Warren	Delivery Payment	13	0.4%	$3,211.66	$3,491.56	$35.27	$3,526.83	9.8%

Warren	Total	3,710	100.0%	$141.91	$152.39	$1.54	$153.93	8.5%

Mercer Government Human Services Consulting	Page 6 of 7

State of Ohio	Exhibit B	Final
Twelve Month Rates
CY 2004

County	Rate Cohort	Annualized Dec 2002 Managed Care MM/Delv	% of MM	CY 2002 Rate w/ Admin	1/1/2004 - 12/31/2004 Guaranteed Rate	1/1/2004 - 12/31/2004 Rate At Risk	1/1/2004 - 12/31/2004 Rate w/ Admin	Percent Increase
Washington	HF/HST, Age 0, M & F	231	5.5%	$—	$363.21	$3.67	$366.88	0.0%
Washington	HF/HST, Age 1, M & F	233	5.5%	$—	$110.71	$1.12	$111.83	0.0%
Washington	HF/HST, Age 2-13, M & F	2,152	51.2%	$—	$69.09	$0.70	$69.79	0.0%
Washington	HF/HST, Age 14-18, M	247	5.9%	$—	$76.06	$0.77	$76.83	0.0%
Washington	HF/HST, Age 14-18, F	283	6.7%	$—	$123.98	$1.25	$125.23	0.0%
Washington	HF, Age 19-44, M	145	3.4%	$—	$158.26	$1.60	$159.86	0.0%
Washington	HF, Age 19-44, F	819	19.5%	$—	$213.95	$2.16	$216.11	0.0%
Washington	HF, Age 45+, M & F	52	1.2%	$—	$359.98	$3.64	$363.61	0.0%
Washington	HST, Age 19-64, F	43	1.0%	$—	$339.44	$3.43	$342.86	0.0%

Washington	Subtotal	4,205	100.0%	$—	$129.31	$1.31	$130.61	0.0%

Washington	Delivery Payment	14	0.3%	$—	$3,516.35	$35.52	$3,551.87	0.0%

Washington	Total	4,205	100.0%	$—	$141.01	$1.42	$142.44	0.0%

Wood	HF/HST, Age 0, M & F	516	5.5%	$436.52	$343.33	$3.47	$346.80	-20.6%
Wood	HF/HST, Age 1, M & F	432	4.6%	$115.67	$154.96	$1.57	$156.52	35.3%
Wood	HF/HST, Age 2-13, M & F	4,848	51.9%	$68.00	$76.24	$0.77	$77.01	13.2%
Wood	HF/HST, Age 14-18, M	564	6.0%	$69.03	$69.04	$0.70	$69.74	1.0%
Wood	HF/HST, Age 14-18, F	600	6.4%	$125.18	$133.82	$1.35	$135.17	8.0%
Wood	HF, Age 19-44, M	564	6.0%	$159.33	$149.05	$1.51	$150.55	-5.5%
Wood	HF, Age 19-44, F	1,608	17.2%	$188.12	$211.65	$2.14	$213.78	13.6%
Wood	HF, Age 45+, M & F	132	1.4%	$387.37	$384.43	$3.88	$388.31	0.2%
Wood	HST, Age 19-64, F	72	0.8%	$350.29	$346.63	$3.50	$350.13	0.0%

Wood	Subtotal	9,336	100.0%	$127.21	$132.07	$1.33	$133.40	4.9%

Wood	Delivery Payment	70	0.7%	$2,858.71	$3,136.72	$31.68	$3,168.40	10.8%

Wood	Total	9,336	100.0%	$148.65	$155.59	$1.57	$157.16	5.7%

New Counties	HF/HST, Age 0, M & F	6,967	5.5%	$—	$373.31	$3.77	$377.08	0.0%
New Counties	HF/HST, Age 1, M & F	7,016	5.5%	$—	$115.26	$1.16	$116.42	0.0%
New Counties	HF/HST, Age 2-13, M & F	64,810	51.2%	$—	$69.78	$0.70	$70.48	0.0%
New Counties	HF/HST, Age 14-18, M	7,441	5.9%	$—	$78.50	$0.79	$79.29	0.0%
New Counties	HF/HST, Age 14-18, F	8,517	6.7%	$—	$127.31	$1.29	$128.60	0.0%
New Counties	HF, Age 19-44, M	4,375	3.5%	$—	$160.85	$1.62	$162.47	0.0%
New Counties	HF, Age 19-44, F	24,674	19.5%	$—	$214.02	$2.16	$216.18	0.0%
New Counties	HF, Age 45+, M & F	1,562	1.2%	$—	$363.59	$3.67	$367.26	0.0%
New Counties	HST, Age 19-64, F	1,289	1.0%	$—	$346.37	$3.50	$349.86	0.0%

New Counties	Subtotal	126,651	100.0%	$—	$131.06	$1.32	$132.38	0.0%

New Counties	Delivery Payment	431	0.3%	$—	$3,597.59	$36.34	$3,633.93	0.0%

New Counties	Total	126,651	100.0%	$—	$143.30	$1.45	$144.75	0.0%

Original Counties	HF/HST, Age 0, M & F	263,340	5.1%	$570.19	$474.34	$4.79	$479.14	-16.0%
Original Counties	HF/HST, Age 1, M & F	271,200	5.2%	$114.38	$128.62	$1.30	$129.92	13.6%
Original Counties	HF/HST, Age 2-13, M & F	2,601,427	50.3%	$64.75	$75.04	$0.76	$75.80	17.1%
Original Counties	HF/HST, Age 14-18, M	322,141	6.2%	$76.67	$85.00	$0.86	$85.86	12.0%
Original Counties	HF/HST, Age 14-18, F	357,266	6.9%	$115.13	$134.85	$1.36	$136.21	18.3%
Original Counties	HF, Age 19-44, M	186,852	3.6%	$182.28	$184.60	$1.86	$186.46	2.3%
Original Counties	HF, Age 19-44, F	1,026,499	19.9%	$200.96	$236.47	$2.39	$238.86	18.9%
Original Counties	HF, Age 45+, M & F	84,057	1.6%	$395.54	$407.54	$4.12	$411.66	4.1%
Original Counties	HST, Age 19-64, F	54,992	1.1%	$327.46	$378.59	$3.82	$382.42	16.8%

Original Counties	Subtotal	5,167,774	100.0%	$136.82	$147.62	$1.49	$149.11	9.0%

Original Counties	Delivery Payment	19,240	0.4%	$3,838.17	$4,455.56	$45.01	$4,500.57	17.3%

Original Counties	Total	5,167,774	100.0%	$151.11	$164.21	$1.66	$165.87	9.8%

Total Managed Care	HF/HST, Age 0, M & F	270,307	5.1%	$570.19	$471.74	$4.77	$476.51	-16.4%
Total Managed Care	HF/HST, Age 1, M & F	278,216	5.3%	$114.38	$128.28	$1.30	$129.58	13.3%
Total Managed Care	HF/HST, Age 2-13, M & F	2,666,237	50.4%	$64.75	$74.92	$0.76	$75.67	16.9%
Total Managed Care	HF/HST, Age 14-18, M	329,582	6.2%	$76.67	$84.86	$0.86	$85.71	11.8%
Total Managed Care	HF/HST, Age 14-18, F	365,783	6.9%	$115.13	$134.67	$1.36	$136.03	18.2%
Total Managed Care	HF, Age 19-44, M	191,227	3.6%	$182.28	$184.06	$1.86	$185.91	2.0%
Total Managed Care	HF, Age 19-44, F	1,051,173	19.9%	$200.96	$235.94	$2.38	$238.32	18.6%
Total Managed Care	HF, Age 45+, M & F	85,619	1.6%	$395.54	$406.74	$4.11	$410.85	3.9%
Total Managed Care	HST, Age 19-64, F	56,281	1.1%	$327.46	$377.86	$3.82	$381.67	16.6%

Total Managed Care	Subtotal	5,294,425	100.0%	$136.82	$147.23	$1.49	$148.71	8.7%

Total Managed Care	Delivery Payment	19,671	0.4%	$3,836.17	$4,436.76	$44.82	$4,481.58	16.8%

Total Managed Care	Total	5,294,425	100.0%	$151.11	$163.71	$1.65	$165.36	9.4%

Mercer Government Human Services Consulting	Page 7 of 7

APPENDIX F

COUNTY SPECIFICATIONS

1. PREMIUM RATES WITHOUT THE AT-RISK PAYMENT AMOUNTS FOR 07/01/04, THROUGH 12/31/04, SHALL BE AS FOLLOWS*:

MCP: BUCKEYE COMMUNITY HEALTH PLAN, INC.

SERVICE ENROLLMENT AREA	VOLUNTARY/ MANDATORY/ PREFERRED OPTION**	HF/HST Age < 1	HF/HST Age 1	HF/HST Age 2-13	HF/HST Age 14-18 Male	HF/HST Age 14-18 Female	HF Age 19-44 Male	HF Age 19-44 Female	HF Age 45 and over	HST Age 19-64 Female	Delivery Payment
Lucas	Mandatory	$554.09	$114.71	$74.34	$82.89	$137.83	$191.45	$236.29	$430.27	$401.44	$4,414.48

List of Eligible Assistance Groups (AGs)

Healthy Families:	- MA-C Categorically eligible due to ADC cash	- MA-V ADC; failed due to loss of dependent care
	- MA-H Cash assistance failed due to stepparent income	- MA-W Cash Assistance failed due to loss of 30 or 1/3 disregard Medicaid
	- MA-S Cash assistance failed due to sibling income	- MA-X Cash Assistance failed due to sibling income
	- MA-T Children under 21	- MA-Y Transitional Medicaid

Healthy Start:	- MA-P Pregnant Women and Children

Note:	An MCP’s county membership for this program must not exceed their Primary Care Physician (PCP) capacity for that county as verified by the ODJFS provider database.

*	Since Buckeye Community Health Plan, Inc. is in its first year of operation, per Appendix E, Rate Methodology, the rates reflect a new plan rate add-on, with zero percent of the premium rates at-risk.

**	County status subject to change.

APPENDIX F

COUNTY SPECIFICATIONS

2. AT-RISK AMOUNTS FOR 07/01/04, THROUGH 12/31/04, SHALL BE AS FOLLOWS:

MCP: BUCKEYE COMMUNITY HEALTH PLAN, INC.

AT-RISK AMOUNTS *

SERVICE ENROLLMENT AREA	VOLUNTARY/ MANDATORY/ PREFERRED OPTION**	HF/HST Age < 1	HF/HST Age 1	HF/HST Age 2-13	HF/HST Age 14-18 Male	HF/HST Age 14-18 Female	HF Age 19-44 Male	HF Age 19-44 Female	HF Age 45 and over	HST Age 19-64 Female	Delivery Payment
Lucas	Mandatory	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00

List of Eligible Assistance Groups (AGs)

Healthy Families:	- MA-C	Categorically eligible due to ADC cash	- MA-V ADC; failed due to loss of dependent care
	- MA-H	Cash assistance failed due to stepparent income	- MA-W Cash Assistance failed due to loss of 30 or 1/3 disregard Medicaid
	- MA-S	Cash assistance failed due to sibling income	- MA-X Cash Assistance failed due to sibling income
	- MA-T	Children under 21	- MA-Y Transitional Medicaid
Healthy Start:	- MA-P	Pregnant Women and Children

Note:	An MCP’s county membership for this program must not exceed their Primary Care Physician (PCP) capacity for that county as verified by the ODJFS provider database.

*	Since Buckeye Community Health Plan, Inc. is in its first year of operation, per Appendix E, Rate Methodology, the rates reflect a new plan rate add-on, with zero percent of the premium rates at-risk.

**	County status subject to change.

APPENDIX F

COUNTY SPECIFICATIONS

3. PREMIUM RATES* FOR 07/01/04, THROUGH 12/31/04, SHALL BE AS FOLLOWS:

MCP: BUCKEYE COMMUNITY HEALTH PLAN, INC.

SERVICE ENROLLMENT AREA	VOLUNTARY/ MANDATORY/ PREFERRED OPTION**	HF/HST Age < 1	HF/HST Age 1	HF/HST Age 2-13	HF/HST Age 14-18 Male	HF/HST Age 14-18 Female	HF Age 19-44 Male	HF Age 19-44 Female	HF Age 45 and over	HST Age 19-64 Female	Delivery Payment
Lucas	Mandatory	$554.09	$114.71	$74.34	$82.89	$137.83	$191.45	$236.29	$430.27	$401.44	$4,414.48

List of Eligible Assistance Groups (AGs)

Healthy Families:	- MA-C	Categorically eligible due to ADC cash	- MA-V ADC; failed due to loss of dependent care
	- MA-H	Cash assistance failed due to stepparent income	- MA-W Cash Assistance failed due to loss of 30 or 1/3 disregard Medicaid
	- MA-S	Cash assistance failed due to sibling income	- MA-X Cash Assistance failed due to sibling income
	- MA-T	Children under 21	- MA-Y Transitional Medicaid
Healthy Start:	- MA-P	Pregnant Women and Children

Note:	An MCP’s county membership for this program must not exceed their Primary Care Physician (PCP) capacity for that county as verified by the ODJFS provider database.

*	Since Buckeye Community Health Plan, Inc. is in its first year of operation, per Appendix E, Rate Methodology, the rates reflect a new plan rate add-on, with zero percent of the premium rates at-risk.

**	County status subject to change.

APPENDIX G

COVERAGE AND SERVICES

1.	Basic Benefit Package By Service Type

Pursuant to OAC rule 5101:3-26-03(A), with limited exclusions (see section G.2 of this appendix), MCPs must ensure that members have access to medically-necessary services covered by the Ohio Medicaid fee-for-service (FFS) program. For information on Medicaid-covered services, MCPs must refer to the following ODJFS website:http://emanuals.odjfs.state.oh.us:80/emanuals/medicaid/. The following is a general list of the services covered by the Ohio Medicaid fee-for-service program:

•	Inpatient hospital services

•	Outpatient hospital services

•	Physician services whether furnished in the physician’s office, the covered person’s home, a hospital, or elsewhere

•	Laboratory and x-ray services

•	Screening, diagnosis, and treatment services to children under the age of twenty-one (21) under the HealthChek (EPSDT) program

•	Family planning services and supplies

•	Home health services

•	Podiatry

•	Chiropractic services [no longer covered for adults age twenty-one (21) and older as of January 1,2004]

•	Physical therapy, occupational therapy, and speech therapy

•	Nurse-midwife, certified family nurse practitioner, and certified pediatric nurse practitioner services

•	Independent psychologist services [no longer covered for adults age twenty-one (21) and older as of January 1, 2004]

•	Prescription drugs

Appendix G

•	Ambulance and ambulette services

•	Dental services

•	Durable medical equipment and medical supplies

•	Vision care services, including eyeglasses

•	Short-term rehabilitative stays in a nursing facility

•	Hospice care

•	Behavioral health services (see section G.2.b.ii of this appendix)

2.	Exclusions, Limitations and Clarifications

a.	Exclusions

MCPs are not required to pay for Ohio Medicaid FFS program (Medicaid) non-covered services. For information regarding Medicaid noncovered services, MCPs must refer to the following ODJFS website. http://emanuals.odjfs.state.oh.us:80/emanuals/medicaid/. The following is a general list of the services not covered by the Ohio Medicaid fee-for-service program:

•	Services or supplies that are not medically necessary

•	Experimental services and procedures, including drugs and equipment, not covered by Medicaid

•	Organ transplants that are not covered by Medicaid

•	Abortions, except in the case of a reported rape, incest, or when medically necessary to save the life of the mother

•	Infertility services for males or females

•	Voluntary sterilization if under 21 years of age or legally incapable of consenting to the procedure

•	Reversal of voluntary sterilization procedures

Appendix G

•	Cosmetic surgery that is not medically necessary*

•	Immunizations for travel outside of the United States

•	Services for the treatment of obesity unless medically necessary*

•	Custodial or supportive care

•	Sex change surgery and related services

•	Sexual or marriage counseling

•	Court ordered testing

•	Acupuncture and biofeedback services

•	Services to find cause of death (autopsy)

•	Comfort items in the hospital (e.g., TV or phone)

•	Paternity testing

MCPs are also not required to pay for non-emergency services or supplies received without members following the directions in their MCP member handbook, unless otherwise directed by ODJFS.

*	These services could be deemed medically necessary if medical complications/conditions in addition to the obesity or physical imperfection are present.

b.	Limitations & Clarifications

i.	Member Cost-Sharing

Notwithstanding any provision in the Medicaid fee-for-service program which permits cost-sharing by Medicaid consumers, including provisions specific to the pharmacy benefit, MCPs must ensure compliance with OAC rule 5101:3-26-05(D)(10) which prohibits subcontracting providers from charging members any copayment, cost sharing, down-payment, or similar charge, refundable or otherwise.

Appendix G

ii.	Abortion and Sterilization

The use of federal funds to pay for abortion and sterilization services is prohibited unless the specific criteria found in 42 CFR 441 and OAC rules 5101:3-17-01 and 5101:3-21-01 are met. MCPs must verify that the information on the required forms (JFS 03197,03198, and 03199) meets the required criteria for any such claims paid. Additionally, payment must not be made for associated services such as anesthesia, laboratory tests, or hospital services if the abortion or sterilization itself does not qualify for payment. MCPs are responsible for educating their providers on the requirements; implementing internal procedures including systems edits to ensure that claims are paid only if the required criteria are met, as confirmed by the appropriate certification/consent forms; and for maintaining documentation to justify any such claim payments.

iii.	Behavioral Health Services

Coordination of Services: MCPs must ensure that members have access to all medically-necessary behavioral health services covered by the Ohio Medicaid FFS program and are responsible for coordinating those services with other medical and support services. MCPs must notify members via the member handbook and provider directory of where and how to access behavioral health services, including the ability to self-refer to mental health services offered through community mental health centers (CMHCs) as well as substance abuse services offered through Ohio Department of Alcohol and Drug Addiction Services (ODADAS)-certified Medicaid providers.

MCPs must provide behavioral health services for members who are unable to timely access services or unwilling to access services through community providers.

Mental Health Services: There are a number of various Medicaid-covered mental health (MH) services available through the CMHCs.

Appendix G

Where an MCP is responsible for providing MH services for their members, the MCP is responsible for ensuring access to counseling and psychotherapy, physician/psychologist/psychiatrist services, outpatient clinic services, general hospital outpatient psychiatric services, pre-hospitalization screening, diagnostic assessment (clinical evaluation), crisis intervention, psychiatric hospitalization in general hospitals (for all ages), and Medicaid-covered prescription drugs and laboratory services. MCPs are not required to cover partial hospitalization, or inpatient psychiatric care in a free-standing psychiatric hospital.

Substance Abuse Services: There are a number of various Medicaid-covered substance abuse services available through ODADAS-certified Medicaid providers. Where an MCP is responsible for providing substance abuse services for their members, the MCP is responsible for ensuring access to alcohol and other drug (AOD) urinalysis screening, assessment, counseling, physician/psychologist/psychiatrist AOD treatment services, outpatient clinic AOD treatment services, general hospital outpatient AOD treatment services, crisis intervention, inpatient detoxification services in a general hospital, and Medicaid-covered prescription drugs and laboratory services. MCPs are not required to cover outpatient detoxification and methadone maintenance.

Financial Responsibility: MCPs are responsible for the payment of Medicaid-covered prescription drugs prescribed by a CMHC or ODADAS-certified provider when obtained through an MCP’s panel pharmacy. MCPs are also responsible for the payment of Medicaid-covered services provided by an MCP’s panel laboratory when referred by a CMHC or ODADAS-certified provider. Additionally, MCPs are responsible for the payment of all other behavioral health services obtained through providers other than those who are CMHC or ODADAS-certified providers when arranged/authorized by the MCP. MCPs are not responsible for paying for behavioral health services provided through CMHCs and ODADAS-certified Medicaid providers. MCPs are also not required to cover the payment of partial hospitalization (mental health), inpatient psychiatric care in a free-standing inpatient psychiatric hospital, outpatient detoxification, or methadone maintenance.

Appendix G

3.	Care Coordination

a.	Utilization Management (Modification) Programs

General Provisions - Pursuant to OAC rule 5101:3-26-03.1(A)(7)(e),MCPs must implement the ODJFS-required emergency department diversion program for frequent users and may develop other such utilization management programs, subject to prior approval by ODJFS. For the purposes of this requirement, the specific utilization management programs which require ODJFS prior-approval are those programs designed by the MCP with the purpose of redirecting or restricting access to a particular service or service location. These programs are referred to as utilization modification programs. MCP care coordination and disease management activities which are designed to enhance the services provided to members with specific health care needs would not be considered utilization management programs nor would the designation of specific services requiring prior approval by the MCP or the member=s PCP.

Pharmacy Programs - Pursuant to ORC Sec. 5111.172 and OAC rule 5101:3-26-03(A) and (B), but subject to ODJFS prior-approval, MCPs may implement strategies, including prior authorization and limitations on the type of provider and locations where certain medications may be administered, for the management of pharmacy utilization. MCPs may also, with ODJFS prior approval, implement pharmacy utilization modification programs designed to address members demonstrating high or inappropriate utilization of specific prescription drugs.

Emergency Department Diversion (EDD) – MCPs must provide access to services in a way that assures access to primary, specialist and urgent care in the most appropriate settings and that minimizes frequent, preventable utilization of emergency department (ED) services. OAC rule 5101:3-26-03.1(A)(7)(e) requires MCPs to implement the ODJFS-required emergency department diversion (EDD) program for frequent utilizers.

Each MCP must establish an ED diversion (EDD) program with the goal of minimizing frequent ED utilization. The MCP’s EDD program must include the monitoring of ED utilization, identification of frequent ED utilizers, and targeted approaches designed to reduce avoidable ED utilization. MCP EDD programs must, at a minimum, address those ED visits which could have been prevented through improved education, access, quality or care management approaches.

Appendix G

Although there is often an assumption that frequent ED visits are solely the result of a preference on the part of the member and education is therefore the standard remedy, it’s also important to ensure that a member’s frequent ED utilization is not due to problems such as their PCP’s lack of accessibility or failure to make appropriate specialist referrals. The MCP’s EDD diversion program must therefore also include the identification of providers who serve as PCPs for a substantial number of frequent ED utilizers and the implementation of corrective action with these providers as so indicated.

This requirement does not replace the MCP’s responsibility to inform and educate all members regarding the appropriate use of the ED.

In accordance with Appendix C, MCP Responsibilities, MCPs must have an ODJFS-approved EDD program. Any subsequent changes to an approved EDD program must be submitted to ODJFS in writing for review and approval prior to implementation.

(b)	Case Management

In accordance with 5101:3-26-03.1(A)(8), MCPs must offer and provide case management services which coordinate and monitor the care of members with specific diagnoses, or who require high-cost and/or extensive services.

i.	The MCP’s case management system must include, at a minimum, the following components:

a.	specification of the criteria used by the MCP to identify those potentially eligible for case management services, including the specification of specific diagnosis, cost threshold and amount of service utilization;

b.	identification of the methodology or process (e.g.; administrative data, provider referrals, self-referrals) by which the MCP identifies members meeting the criteria in section (a);

c.	a process to inform members and their PCPs in writing that they have been identified as meeting the criteria for case management and any applicable procedures for further health needs assessment to confirm the provision of case management services; and

Appendix G

d.	the procedure by which the MCP will assure the timely development of a care treatment plan for any member receiving case management services; offer both the member and the member’s PCP the opportunity to participate in the treatment plan’s development; and provide for the periodic review of the member’s need for case management and updating of the care treatment plan;

ii.	MCPs must inform all members and contracting providers of the MCP’s case management services.

iii.	MCPs must submit a monthly electronic report to the Screening, Assessment, and Case Management System (SACMS) for all members who are case managed.

iv.	MCP’s must have an ODJFS-approved case management system which includes the items in Section G.3.b.i. and Section G.3.b.ii. of this Appendix. Any subsequent changes to an approved case management system description must be submitted to ODJFS in writing for review and approval prior to implementation.

c.	Children with Special Health Care Needs

Children with special health care needs (CSHCN) are a particularly vulnerable population which often have chronic and complex medical health care conditions. In order to ensure state compliance with the provisions of 42 CFR 438.208, ODJFS has implemented program requirements and minimum standards for the identification, assessment, and case management of CSHCN. Each MCP must establish a CSHCN program with the goal of conducting timely identification and screening, assuring a thorough and comprehensive assessment, and providing appropriate and targeted case management services for CSHCN.

i.	Definition of CSHCN

CSHCN are defined as children age 17 and under who are pregnant, and members under 21 years of age with one or more of the following:

•	Asthma

Appendix G

•	HIV/AIDS

•	A chronic physical, emotional, or mental condition for which they need or are receiving treatment or counseling

•	Supplemental security income (SSI) for a health-related condition

•	A current letter of approval from the Bureau of Children with Medical Handicaps (BCMH), Ohio Department of Health

ii.	Identification of CSHCN

All MCPs must implement mechanisms to identify CSHCN. These identification mechanisms must include, at a minimum:

•	For all newly-enrolled members who were not screened at the time of membership selection by the Selection Services Contractor (SSC) and are not identified as a CSHCN through an administrative review, MCPs are required to use the ODJFS CSHCN Screening Questions to identify potential CSHCN. See ODJFS CSHCN Program Requirements for a description of the ODJFS CSHCN Screening Questions.

•	For all newly-enrolled members who were screened at the time of membership selection by the SSC, MCPs may choose to re-screen a child. However, if unable to complete a screen, the MCP must submit the screening result from the Consumer Contact Record (CCR) in the screening and assessment file required to be submitted to ODJFS on a monthly basis.

MCPs are expected to use other identification criteria, such as MCP administrative review, PCP referrals, or outreach, in order to identify children that meet the definition of CSHCN and are in need of a follow-up assessment.

Appendix G

iii.	Assessment of CSHCN

All MCPs must implement mechanisms to assess children with a positive identification as a CSHCN. A positive assessment confirms the results of the positive identification and should assist the MCP in determining the need for case management.

This assessment mechanism must include, at a minimum:

•	The use of the ODJFS CSHCN Standard Assessment Tool to assess all children with a positive identification based on the CSHCN Screening Questions as a CSHCN. See ODJFS CSHCN Program Requirements for a description of the ODJFS CSHCN Standard Assessment Tool.

•	Completion of the assessment by a physician, physician assistant, RN, LPN, licensed social worker, or a graduate of a two or four year allied health program.

•	The criteria used by the MCP in assessing members with a positive identification as a CSHCN, through a mechanism other than the ODJFS CSHCN Screening Questions.

•	The oversight and monitoring by either a registered nurse or a physician, if the assessment is completed by another medical professional.

iv.	Case Management of CSHCN

All MCPs must implement mechanisms to provide case management services for all CSHCN with a positive assessment or a positive identification through administrative data for an ODJFS mandated condition. The ODJFS mandated conditions for case management are HIV/AIDS, asthma, and pregnant teens as specified by the ODJFS methods for Screening, Assessment and Case Management Performance Measures. This case management mechanism must include, at a minimum:

•	The components required in Section 3. b., Case Management, of this Appendix.

Appendix G

•	Case management of CSHCN must include at a minimum, the elements listed in the ODJFS CSHCN Minimum Case Management Components document. See ODJFS CSHCN Program Requirements for a description of the ODJFS CSHCN Minimum Case Management Components.

v.	Access to Specialists for CSHCN

All MCPs must implement mechanisms to notify all CSHCN with a positive assessment and determined to need case management of their right to directly access a specialist. Such access may be assured through, for example, a standing referral or an approved number of visits, and documented in the care treatment plan.

vi.	Submission of Data on CSHCN

MCPs must submit to ODJFS all screening and assessment results (except as provided in Appendix M, Performance Evaluation, Section 1. b.) and all case management records as specified by the ODJFS Screening, Assessment, and Case Management File and Submission Specifications.

vii.	MCPs must have an ODJFS-approved CSHCN system which includes the items specified in Section G.3.c.ii-vi of this Appendix. Any subsequent changes to an approved CSHCN system description must be submitted to ODJFS in writing for review and approval prior to implementation.

APPENDIX H

PROVIDER PANEL SPECIFICATIONS

1.	GENERAL PROVISIONS

MCPs must demonstrate that they have an appropriate provider network with an adequate network capacity for each ODJFS-designated service area they wish to serve. A service area may be either one county or multiple counties grouped as a region.

MCPs must meet all applicable provider panel requirements prior to receiving a provider agreement with ODJFS and must remain in compliance with these requirements for the duration of the provider agreement.

In addition to achieving and maintaining compliance with the minimum provider panel requirements, an MCP must ensure access to appropriate provider types on an as needed basis. For example, if an MCP meets the minimum pediatrician requirement but a member is unable to obtain a timely appointment from a pediatrician on the MCP’s provider panel in that service area, the MCP will be required to secure an appointment from a panel pediatrician or arrange for an out-of-panel referral to a pediatrician. If such a provider were located outside the service area, the alternate provider area travel requirements would apply. [See section (8) of this appendix, Transportation Requirements for Alternate Provider Areas, for additional clarification.] For service areas without a designated alternate provider area, MCPs are required to make transportation available to any member that must travel 30 miles or more from their home to receive a medically-necessary Medicaid-covered service.

Many of the service areas included in this provider agreement have historically had substantial numbers of the eligible population seek certain types of services outside of the county boundaries. ODJFS has therefore tried to integrate these utilization patterns into the minimum provider network requirements to recognize this practice and to avoid disruption of care. The charts found in this appendix indicate the minimum provider panel requirements for each service area, and in some cases, the ODJFS-designated alternate provider area(s). Alternate provider areas are designated on the basis of demonstrated out-of-county utilization of medical services by the Medicaid population eligible for MCP enrollment.

Provider panel requirements listed as “discretionary” refer only to where the provider may be located. Discretionary provider panel requirements may be met in an alternate provider area or in the actual service area. Where an MCP exercises the option to meet a minimum provider panel requirement by contracting with a provider in an alternate provider area, it will be necessary for the MCP to provide transportation to members on an as needed basis if such providers are located 30 miles or more from the major eligible population center in the service area.

Appendix H

Although ODJFS does offer some latitude in where the minimum required provider panel members may be located, MCPs are strongly urged to consider the importance of geographic accessibility (i.e., within the county/service area or consistent with existing utilization patterns) in developing their entire provider panel. Available and accessible providers have been found to be the essential element in attracting and retaining members.

2.	PROVIDER SUBCONTRACTING

Unless otherwise specified in this appendix or OAC rule 5101:3-26-05, all MCPs will be required to enter into fully-executed subcontracts with their providers. These subcontracts must include a baseline contractual agreement, as well as the appropriate Model Medicaid Addendum. The Model Medicaid Addendums incorporate all applicable Ohio Administrative Code rule requirements specific to provider subcontracting and therefore cannot be modified except to add personalizing information such as the MCP’s name.

ODJFS must prior approve all MCP providers in the required provider type categories before they can begin to provide services to that MCP’s members. MCPs may not employ or contract with providers excluded from participation in Federal health care programs under either section 1128 or section 1128A of the Social Security Act. As part of the prior approval process, MCPs must submit documentation verifying that all necessary contract documents have been appropriately completed. ODJFS will verify the approvability of the submission and process this information using the ODJFS Provider Verification System (PVS). The PVS is a database system that maintains information on the status of all MCP-submitted providers. Unless otherwise specified by ODJFS, MCPs are to submit provider panel information to ODJFS in accordance with the processes and timelines specified in the current MCP PVS Instructional Manual in order to comply with the provider subcontracting requirements.

Only those providers who have been approved through the MCP’s credentialing process (where applicable) and who meet the applicable criteria specified in this appendix will be approved by ODJFS. MCPs must credential/recredential providers in accordance with the standards specified by the National Committee for Quality Assurance, or the MCP may request that ODJFS allow the use of an alternate industry standard for provider credentialing/recredentialing.

MCPs must notify ODJFS of the addition and deletion of their providers as specified in OAC rule 5101:3-26-05, and must notify ODJFS within one working day in instances where the MCP has identified that they are not in compliance with the provider panel requirements specified in this appendix.

Appendix H

3.	PROVIDER PANEL REQUIREMENTS

The provider network criteria that must be met by each MCP are as follows:

a.	Primary Care Physicians (PCPs)

Primary Care Physicians (PCPs) may be individuals or group practices/clinics. Generally acceptable specialty types for PCPs are family/general practice, internal medicine, pediatrics and obstetrics/gynecology. (ODJFS reserves the right to request verification of a physician’s specialty type.) As part of their subcontract with an MCP, PCPs must stipulate the total Medicaid member capacity that they can ensure for that individual MCP. Each PCP must have the capacity and agree to serve at least 50 Medicaid members at each practice site in order to be approved by ODJFS as a PCP and included in the MCP’s total PCP capacity calculation. The capacity by site requirement must be met for all ODJFS-approved PCPs.

A PCP’s total capacity number may reflect the support the provider receives from residents, nurse practitioners, physician assistants, etc. For example, a PCP in private practice with no assistants might state that they have the capacity to serve 1000 members for an MCP. A PCP with assistants, however, might state that they are able to see up to 2500 members for an MCP. ODJFS reviews the capacity totals for each PCP to determine if they appear excessive. ODJFS reserves the right to request clarification from an MCP for any PCP whose total stated capacity for all MCP networks added together exceeds 2000 Medicaid members [i.e., 1 full-time equivalent (FTE)]. ODJFS may also compare a PCP’s capacity against the number of members assigned to that PCP, and/or the number of patient encounters attributed to that PCP to determine if the reported capacity number reasonably reflects a PCP’s expected caseload for a specific MCP. Where indicated, ODJFS may set a cap on the maximum amount of capacity that will be approved for a specific PCP.

For PCPs contracting with more than one MCP, the MCP must ensure that the capacity figure stated by the PCP in their subcontract reflects only the capacity the PCP intends to provide for that one MCP. ODJFS utilizes each approved PCP’s capacity figure to determine if an MCP meets the minimum provider panel requirements and this stated capacity figure does not prohibit a PCP from actually having a caseload that exceeds the capacity figure indicated in their subcontract.

ODJFS expects, however, that MCPs will need to utilize specialty physicians to serve as PCPs for some special needs members. Also, in some situations (e.g., continuity of care) a PCP may only want to serve a very small number of members for an MCP. In these situations it will not be necessary for the MCP to submit these PCPs to ODJFS for prior approval. These PCPs will not be included in the ODJFS PVS database and therefore may not appear as PCPs in the MCP’s provider directory. Also, no PCP capacity will be counted for these providers. These PCPs will, however, need to execute a subcontract with the MCP which includes the appropriate Model Medicaid Addendum.

Appendix H

In order to determine if adequate PCP FTE capacity exists for each service area, ODJFS will total each MCP’s approvable PCP FTEs for each service area (this would include both PCPs with practice sites located within that service area and PCP practice sites located in nearby counties which have been designated as alternate provider areas by ODJFS) and apply the following criteria:

Number of Eligibles/County	Minimum PCP Capacity (% Eligibles)
>100,000	40	%*
<100,000	50	%*

*	the minimum PCP capacity requirement is higher for Preferred Option counties

(For example, WeCare MCP has a PCP FTE capacity of 19.5 for Service Area X. Service Area X has a population of 75,000 eligible recipients. 50% of 75,000 equals 37,500. 37,500 divided by 2000 equals 18.75. In that WeCare has a minimum PCP capacity of 19.5 FTEs for Service Area X and only is required to have a PCP capacity of 18.75 FTEs, ODJFS would find that WeCare MCP has sufficient PCP capacity to serve Service Area X.)

At a minimum, each MCP must meet both the PCP minimum FTE requirement for that service area, as well as a minimum ratio of one PCP FTE for each 2,000 of their Medicaid members in that service area. When alternate provider areas are designated, there continues to be a minimum PCP capacity requirement which must be met by the MCP’s PCPs within the service area itself. The discretionary PCP FTE figure represents the maximum amount of PCP capacity that may be met in a designated alternate provider area. The minimum PCP provider panel requirements are specified in the charts in Section H of this appendix.

Except in voluntary enrollment counties, all MCPs meeting the minimum PCP provider panel requirement must also satisfy a PCP geographic accessibility standard before they will receive a provider agreement for a specific service area. This standard must be maintained in each service area for the duration of the contract. ODJFS will match the PCP practice sites with the geographic location of the eligible population in that service area and perform analysis using Geographic Information Systems (GIS) software. The analysis will be used to determine if at least 40% of the eligible population are located within 10 miles of an MCP’s in-area or alternate provider area PCP provider site with PCP capacity taken into consideration.

In addition to the PCP FTE capacity requirement, MCPs must also contract with the specified number of pediatric PCPs for each service area.

These must be pediatricians who maintain a general pediatric practice (e.g., a pediatric neurologist would not meet this definition unless this physician also operated a practice as a general pediatrician) at a site(s) located within the service area or an alternate provider area, and be listed as a pediatrician with the Ohio State Medical Board. In addition, a designated number of these physicians must also be certified by the American Board of Pediatrics.

Appendix H

The minimum provider panel requirements for pediatricians are included in specialty provider charts in Section H of this appendix.

b.	Non-PCP Minimum Provider Network

In addition to the PCP capacity requirements, each MCP is also required to maintain adequate capacity in the remainder of its provider network within the following categories: hospitals, dentists, pharmacies, vision care providers, obstetricians/gynecologists (OB/GYNs), allergists, general surgeons, otolaryngologists, orthopedists, certified nurse midwives (CNMs), certified nurse practitioners (CNPs), federally qualified health centers (FQHCs)/rural health centers (RHCs) and qualified family planning providers (QFPPs), CNMs, CNPs, FQHCs/RHCs and QFPPs are federally-required provider types.

All Medicaid-contracting MCPs must provide all medically-necessary Medicaid-covered services to their members and therefore their complete provider network will include many other additional specialists and provider types. MCPs must ensure that all non-PCP network providers follow community standards in the scheduling of routine appointments (i.e., the amount of time members must wait from the time of their request to the first available time when the visit can occur).

Although there are currently no FTE capacity requirements for any of the non-PCP required provider types, MCPs are required to ensure that adequate access is available to members for all required provider types. Additionally, for certain non-PCP required provider types, MCPs must ensure that these providers maintain a full-time practice at a site(s) located in the contract service area. A full-time practice is defined as one where the provider is available to patients at their practice site(s) in the contract service area for at least 25 hours a week. ODJFS will monitor access to services through a variety of data sources, including: consumer satisfaction surveys; member appeals/grievances/complaints and state hearing notifications/requests; clinical quality studies; encounter data volume; provider complaints, and clinical performance measures.

Hospitals - MCPs must contract with at least one hospital in the service area or an alternate provider area, and this hospital, alone or in combination with other contracted hospitals within the service area or the alternate provider area, must be capable and agree to provide all of the following services during the contract period: general medical/surgical services for both the adult and pediatric population; obstetrical services; nursery services; adult, pediatric and neonatal (Levels I and II) intensive care; cardiac care; outpatient surgery; and emergency room services. ODJFS utilizes each hospital’s most current Annual Hospital Registration and Planning Report, as filed with the Ohio Department of Health, in determining what types of services that hospital provides.

Appendix H

If an MCP-contracted hospital elects not to provide specific Medicaid-covered hospital services because of an objection on moral or religious grounds, then the MCP must ensure that these hospital services are available to its members through another MCP-contracted hospital in the contract service area.

It will be possible to meet the hospital requirement for some service areas by contracting only with one full-service general hospital outside the service area, however, MCPs are required to contract with at least one hospital in the service area if at least two general hospitals (which are not both members of the same hospital system) are located in that service area. Failing to contract with a local hospital may make such a provider network less attractive to potential members.

OB/GYNs - MCPs must contract with the specified number of OB/GYNs for each service area, all of whom must maintain a full-time obstetrical practice at a site(s) located in the service area or alternate provider area. All MCP-contracting OB/GYNs must have current hospital delivery privileges at a hospital under contract with the MCP in the service area or an alternate provider area.

Certified Nurse Midwives (CNMs) and Certified Nurse Practitioners (CNPs) - MCPs must ensure access to at least one CNM and one CNP in the service area or alternate provider area, if such provider types are present. Access to additional CNMs and CNPs must be added on an as needed basis to ensure that no member is denied access to such services. For this provider panel requirement, the MCP may contract directly with the CNM or CNP, or with a physician or other provider entity who is able to obligate the participation of the CNM or CNP. If an MCP does not contract with a CNM or CNP and such providers are present within a service area or alternate provider area, the MCP will be required to allow members to receive CNM or CNP services outside of the MCP’s provider network.

Contracting CNMs must have hospital delivery privileges at a hospital under contract to the MCP in the service area or an alternate provider area. The MCP must always ensure a member’s access to CNM and CNP services if such providers are present within the service area.

Vision Care Providers - MCPs must contract with the specified number of ophthalmologists/optometrists for each service area, all of whom must maintain a full-time practice at a site(s) located in the service area or alternate provider area. All ODJFS-approved vision providers must regularly perform routine eye exams. If optical dispensing is not available in a particular service area or alternate provider area through the MCP’s contracting ophthalmologists/optometrists, the MCP must separately contract with an optical dispenser located in the service area or alternate provider area.

Dental Care Providers - MCPs must assure access to dental services. MCPs will be required to provide access to all Medicaid-covered dental services regardless of the number of dentists under contract and/or the number of contracting dentists accepting new patients.

Appendix H

The charts in Section H of this appendix reflect the number of dental providers which ODJFS will use as a guideline in assessing the MCP’s capacity to assure access to dental services.

ODJFS will aggressively monitor access to dental services through a variety of data sources, including: consumer satisfaction surveys; member appeals/grievances/complaints and state hearing notifications/requests; member just-cause for disenrollment requests; dental quality studies; dental encounter data volume; provider complaints, and dental performance measures.

Federally Qualified Health Centers/Rural Health Clinics (FQHCs/RHCs) - MCPs are required to ensure member access to any federally qualified health center or rural health clinic (FQHCs/RHCs), regardless of contracting status. Even if no FQHC/RHC is available within the service area, MCPs must have mechanisms in place to ensure coverage for FQHC/RHC services in the event that a member accesses these services outside of the service area. In order to assure FQHC/RHC access to members, MCPs must make provisions for the following:

•	Non-contracting FQHC/RHC providers serving as a PCP for an MCP’s member must be allowed to refer that member to another provider in the MCP’s provider panel.

•	MCPs may require that their members request a referral from their PCP in order to access FQHC/RHC providers; however, such referral requests must be approved.

In order to ensure that any FQHCs/RHCs has the ability to submit a claim to ODJFS for the state’s supplemental payment, MCPs must offer FQHCs/RHCs reimbursement pursuant to the following:

•	MCPs must provide expedited reimbursement on a service-specific basis in an amount no less than the payment made to other providers for the same or similar service.

•	If the MCP has no comparable service-specific rate structure, the MCP must use the regular Medicaid fee-for-service payment schedule for non-FQHC/RHC providers.

•	MCPs must make all efforts to pay FQHCs/RHCs as quickly as possible and not just attempt to pay these claims within the prompt pay time frames.

MCPs are required to educate their staff and providers on the need to assure member access to FQHC/RHC services.

Appendix H

Qualified Family Planning Providers (QFPPs) - All MCP members must be permitted to self-refer to family planning services provided by a QFPP. A QFPP is defined as any public or not-for-profit health care provider that complies with Title X guidelines/standards, and receives either Title X funding or family planning funding from the Ohio Department of Health. MCPs must reimburse all medically-necessary Medicaid-covered family planning services provided to eligible members by a QFPP provider on a patient self-referral basis, irrespective of the provider’s status as a panel or non-panel provider. MCPs will be required to work with QFPPs in their service area to develop mutually-agreeable policies and procedures to preserve patient/provider confidentiality, and convey pertinent information to the member’s PCP and/or MCP.

Behavioral Health Providers - MCPs must assure member access to all Medicaid-covered behavioral health services for members as specified in Appendix G.b.ii. Although ODJFS is aware that certain outpatient substance abuse services may only be available through ODADAS-certified Medicaid providers in some areas, MCPs must maintain an adequate number of contracted mental health providers in the contract service area to assure access for members who are unable to timely access services or unwilling to access services through community mental health centers.

Other Specialty Types (pediatricians, general surgeons, otolaryngologists, allergists, and orthopedists) - MCPs must contract with the specified number of all other specialty provider types. In order to be counted toward meeting the minimum provider panel requirements, these specialty providers must maintain a full-time practice at a site(s) located within the service area or alternate provider area. Contracting general surgeons, orthopedists and otolaryngologists must have admitting privileges at a hospital under contract with the MCP in the service area or an alternate provider area.

4.	PROVIDER PANEL EXCEPTIONS

ODJFS may specify minimum provider panel criteria for a service area that deviates from that specified in this appendix if:

•	the MCP presents sufficient documentation to ODJFS to verify that they have been unable to meet certain minimum provider panel requirements in a particular service area despite all reasonable efforts on their part to secure such a contract(s), and

•	when notified by ODJFS, the provider(s) in question fails to provide a reasonable argument why they would not contract with the MCP.

Appendix H

5.	PROVIDER PANEL DIRECTORIES

All MCPs must produce a printed ODJFS-approved provider directory by July 1 of each year. MCPs’ provider directories must include all MCP-contracted providers approved by ODJFS, as well as providers available to the MCP’s members on a self-referral basis. At the time of ODJFS’ review, the information listed in the MCP’s provider directory for all ODJFS-required provider types must exactly match with the data currently on file in the ODJFS PVS.

MCP provider directories must utilize a format specified by ODJFS and include a county-specific listing of the providers who will serve the MCP’s members, including at a minimum, all providers of those types specified in this appendix. The directory must also specify:

•	provider address(es) and phone number(s);

•	which of these providers will be available to members on a self-referral basis and practice limitations for these self-referred providers;

•	foreign-language speaking PCPs and specialists and the specific foreign language(s) spoken;

•	how members may obtain directory information in alternate formats that takes into consideration the special needs of eligible individuals including but not limited to, visually-limited, LEP, and LRP eligible individuals; and

•	any PCP or specialist practice limitations.

MCPs must annually revise their directory and this will be the only ODJFS-allowable revision to the actual directory document. MCPs may supplement their directory on an ongoing basis with inserts detailing recent changes to the MCP’s provider panel. Such inserts must be prior approved by ODJFS. If an MCP wants to include a provider panel directory on their website, this directory must include all information required for their printed directory and the MCP must receive prior approval from ODJFS before adding this directory to their website.

6.	FEDERAL ACCESS STANDARDS

MCPs must demonstrate that they are in compliance with the following federally defined provider panel access standards as required by 42 CFR 438.206:

In establishing and maintaining their provider panel, MCPs must consider the following:

•	The anticipated Medicaid membership.

•	The expected utilization of services, taking into consideration the characteristics and health care needs of specific Medicaid populations represented in the MCP.

•	The number and types (in terms of training, experience, and specialization) of panel providers required to furnish the contracted Medicaid services.

Appendix H

•	The geographic location of panel providers and Medicaid members, considering distance, travel time, the means of transportation ordinarily used by Medicaid members, and whether the location provides physical access for Medicaid members with disabilities.

•	MCPs must adequately and timely cover services to an out-of-network provider if the MCP’s contracted provider panel is unable to provide the services covered under the MCP’s provider agreement. The MCP must cover the out-of-network services for as long as the MCP network is unable to provide the services. MCPs must coordinate with the out-of-network provider with respect to payment and ensure that the provider agrees with the applicable requirements.

Contracting panel providers must offer hours of operation that are no less than the hours of operation offered to commercial members or comparable to Medicaid fee-for-service, if the provider serves only Medicaid members. MCPs must ensure that services are available 24 hours a day, 7 days a week, when medically necessary. MCPs must establish mechanisms to ensure that panel providers comply with these timely access requirements. MCPs are required to regularly monitor their provider panels to determine compliance and if necessary take corrective action if there is failure to comply.

In order to demonstrate adequate provider panel capacity and services, 42 CFR 437.207 stipulates that the MCP must submit documentation to ODJFS, in a format specified by ODJFS, that demonstrates it offers an appropriate range of preventive, primary care and specialty services adequate for the anticipated number of members in the service area, while maintaining a provider panel that is sufficient in number, mix, and geographic distribution to meet the needs of the number of members in the service area. This documentation of assurance of adequate capacity and services must be submitted to ODJFS no less frequently than at the time the MCP enters into a contract with ODJFS; at any time there is a significant change (as defined by ODJFS) in the MCP’s operations that would affect adequate capacity and services (including changes in services, benefits, geographic service or payments); and at any time there is enrollment of a new population in the MCP.

MCPs are to follow the procedures specified in the current MCP PVS Instructional Manual in order to comply with these federal access requirements.

Appendix H

7.	MINIMUM PROVIDER PANEL CHARTS

MINIMUM SPECIALIST PROVIDER PANEL REQUIREMENTS

July 1, 2004

Service Area: Butler

Specialty Provider Type	Total Providers	Minimum Providers in Contract County	Discretionary Providers[1]	Alternate County
Pediatricians	7(4)[2]	5	2	Hamilton or Montgomery
OB/GYNs	2	1	1	Hamilton or Montgomery
Dentists[3]	7(4)[4]	4	2	Hamilton
Vision	3	2	1	Hamilton
Gen. Surgeons	2	1	1	Hamilton or Montgomery
Otolaryngologist	1	1	X	X
Allergists	1	X	1	Hamilton or Montgomery
Orthopedists	1	1	X	X
Pharmacies	2	2	X	X
Cert. Nurse Midwife	1	X	1	Hamilton
Cert. Nurse Practitioner	1	X	1	Hamilton

1.	If it is not possible to contract with providers in the contract county, discretionary providers located in the alternate provider areas can be used to fulfill the minimum provider panel requirement.

2.	Indicates the minimum number of pediatricians (i.e., 50%) who must be certified by the American Board of Pediatrics.

3.	The dental numbers are not minimum provider panel requirements but rather reflect guidelines to assist in measuring the MCP’s capacity to assure access to dental services. MCPs will be required to provide access to all Medicaid-covered dental services regardless of the number of dentists under contract and/or the number of contracting dentists accepting new patients.

4.	Indicates the maximum number of pediatric dentists (i.e., two-thirds) that could be used to meet the minimumdentist provider guideline.

Appendix H

MINIMUM SPECIALIST PROVIDER PANEL REQUIREMENTS

July 1, 2004

Service Area: Hamilton

Specialty Provider Type	Total Providers	Minimum Providers in Contract County	Discretionary Providers[1]	Alternate County
Pediatricians	21(11)[2]	21	X	X
OB/GYNs	7	7	X	X
Dentists[3]	21(14)[2]	21	X	X
Vision	8	8	X	X
Gen. Surgeons	5	5	X	X
Otolaryngologist	2	2	X	X
Allergists	1	1	X	X
Orthopedists	3	3	X	X
Pharmacies	7	7	X	X
Cert. Nurse Midwife	1	1	X	X
Cert. Nurse Practitioner	1	1	X	X

1.	If it is not possible to contract with providers in the contract county, discretionary providers located in the alternate provider areas can be used to fulfill the minimum provider panel requirement.

2.	Indicates the minimum number of pediatricians (i.e., 50%) who must be certified by the American Board of Pediatrics.

3.	The dental numbers are not minimum provider panel requirements but rather reflect guidelines to assist in measuring the MCP’s capacity to assure access to dental services. MCPs will be required to provide access to all Medicaid-covered dental services regardless of the number of dentists under contract and/or the number of contracting dentists accepting new patients.

4.	Indicates the maximum number of pediatric dentists (i.e., two-thirds) that could be used to meet the minimum dentist provider guideline.

Appendix H

MINIMUM SPECIALIST PROVIDER PANEL REQUIREMENTS

July 1, 2004

Service Area: Warren

Specialty Provider Type	Total Providers	Minimum Providers in Contract County	Discretionary Providers[1]	Alternate County
Pediatricians	2(1)[2]	X	2	Hamilton or Montgomery[5]
OB/GYNs	2	X	2	Hamilton or Montgomery[5]
Dentists[3]	2(1)[4]	1	1	Butler or Hamilton
Vision	2	1	1	Hamilton
Gen. Surgeons	2	X	2	Hamilton or Montgomery[5]
Otolaryngologist	2	X	2	Hamilton or Montgomery[5]
Allergists	1	X	1	Hamilton or Montgomery
Orthopedists	2	X	2	Hamilton or Montgomery[5]
Pharmacies	1	1	X	X
Cert. Nurse Midwife	1	X	1	Hamilton
Cert. Nurse Practitioner	1	X	1	Hamilton

1.	If it is not possible to contract with providers in the contract county, discretionary providers located in the alternate provider areas can be used to fulfill the minimum provider panel requirement.

2.	Indicates the minimum number of pediatricians (i.e., 50%) who must be certified by the American Board of Pediatrics.

3.	The dental numbers are not minimum provider panel requirements but rather reflect guidelines to assist in measuring the MCP’s capacity to assure access to dental services. MCPs will be required to provide access to all Medicaid-covered dental services regardless of the number of dentists under contract and/or the number of contracting dentists accepting new patients.

4.	Indicates the maximum number of pediatric dentists (i.e., two-thirds) that could be used to meet the minimum dentist provider guideline.

5.	If more than one alternate county is listed, all the discretionary providers may be located in one of the alternate counties or they may be located in multiple alternate counties in any combination (e.g., if there are 2 discretionary providers and the alternate counties are Hamilton and Montgomery, both providers could be located in Hamilton or both located in Montgomery or one located in Hamilton and one located in Montgomery).

Appendix H

MINIMUM SPECIALIST PROVIDER PANEL REQUIREMENTS

July 1, 2004

Service Area: Clermont

Specialty Provider Type	Total Providers	Minimum Providers in Contract County	Discretionary Providers[1]	Alternate County
Pediatricians	4(2)[2]	1	3	Hamilton
OB/GYNs	1	x	1	Hamilton
Dentists[3]	4(2)[4]	2	2	Hamilton
Vision	2	1	1	Hamilton
Gen. Surgeons	1	x	1	Hamilton
Otolaryngologist	1	x	1	Hamilton
Allergists	1	x	1	Hamilton
Orthopedists	1	x	1	Hamilton
Pharmacies	1	1	x	x
Cert. Nurse Midwife	1	x	1	Hamilton
Cert. Nurse Practitioner	1	x	1	Hamilton

1.	If it is not possible to contract with providers in the contract county, discretionary providers located in the alternate provider areas can be used to fulfill the minimum provider panel requirement.

2.	Indicates the minimum number of pediatricians (i.e., 50%) who must be certified by the American Board of Pediatrics.

3.	The dental numbers are not minimum provider panel requirements but rather reflect guidelines to assist in measuring the MCP’s capacity to assure access to dental services. MCPs will be required to provide access to all Medicaid-covered dental services regardless of the number of dentists under contract and/or the number of contracting dentists accepting new patients.

4.	Indicates the maximum number of pediatric dentists (i.e., two-thirds) that could be used to meet the minimum dentist provider guideline.

Appendix H

MINIMUM SPECIALIST PROVIDER PANEL REQUIREMENTS

July 1, 2004

Service Area: Montgomery

Specialty Provider Type	Total Providers	Minimum Providers in Contract County	Discretionary Providers[1]	Alternate County
Pediatricians	15(8)[2]	15	x	x
OB/GYNs	5	5	x	x
Dentists[3]	14(9)[4]	14	x	x
Vision	5	5	x	x
Gen. Surgeons	4	4	x	x
Otolaryngologist	1	1	x	x
Allergists	1	1	x	x
Orthopedists	2	2	x	x
Pharmacies	5	5	x	x
Cert. Nurse Midwife	1	1	x	x
Cert. Nurse Practitioner	1	1	x	x

1.	If it is not possible to contract with providers in the contract county, discretionary providers located in the alternate provider areas can be used to fulfill the minimum provider panel requirement.

2.	Indicates the minimum number of pediatricians (i.e., 50%) who must be certified by the American Board of Pediatrics.

3.	The dental numbers are not minimum provider panel requirements but rather reflect guidelines to assist in measuring the MCP’s capacity to assure access to dental services. MCPs will be required to provide access to all Medicaid-covered dental services regardless of the number of dentists under contract and/or the number of contracting dentists accepting new patients.

4.	Indicates the maximum number of pediatric dentists (i.e., two-thirds) that could be used to meet the minimum dentist provider guideline.

Appendix H

MINIMUM SPECIALIST PROVIDER PANEL REQUIREMENTS

July 1, 2004

Service Area: Clark

Specialty Provider Type	Total Providers	Minimum Providers in Contract County	Discretionary Providers[1]	Alternate County
Pediatricians	5(3)[2]	3	2	Montgomery
OB/GYNs	2	1	1	Montgomery
Dentists[3]	5(3)[4]	3	2	Montgomery
Vision	2	2	x	x
Gen. Surgeons	1	x	1	Montgomery
Otolaryngologist	1	x	1	Montgomery
Allergists	1	x	1	Montgomery
Orthopedists	1	x	1	Montgomery
Pharmacies	2	2	x	x
Cert. Nurse Midwife	1	x	1	Montgomery
Cert. Nurse Practitioner	1	x	1	Montgomery

1.	If it is not possible to contract with providers in the contract county, discretionary providers located in the alternate provider areas can be used to fulfill the minimum provider panel requirement.

2.	Indicates the minimum number of pediatricians (i.e., 50%) who must be certified by the American Board of Pediatrics.

3.	The dental numbers are not minimum provider panel requirements but rather reflect guidelines to assist in measuring the MCP’s capacity to assure access to dental services. MCPs will be required to provide access to all Medicaid-covered dental services regardless of the number of dentists under contract and/or the number of contracting dentists accepting new patients.

4.	Indicates the maximum number of pediatric dentists (i.e., two-thirds) that could be used to meet the minimum dentist provider guideline.

Appendix H

MINIMUM SPECIALIST PROVIDER PANEL REQUIREMENTS

July 1, 2004

Service Area: Greene

Specialty Provider Type	Total Providers	Minimum Providers in Contract County	Discretionary Providers[1]	Alternate County
Pediatricians	3(2)[2]	2	1	Montgomery
OB/GYNs	2	1	1	Montgomery
Dentists[3]	3(2)[4]	2	1	Montgomery
Vision	2	1	1	Montgomery
Gen. Surgeons	2	1	1	Montgomery
Otolaryngologist	1	x	1	Montgomery
Allergists	1	x	1	Montgomery
Orthopedists	1	x	1	Montgomery
Pharmacies	1	1	x	x
Cert. Nurse Midwife	1	x	1	Montgomery
Cert. Nurse Practitioner	1	x	1	Montgomery

1.	If it is not possible to contract with providers in the contract county, discretionary providers located in the alternate provider areas can be used to fulfill the minimum provider panel requirement.

2.	Indicates the minimum number of pediatricians (i.e., 50%) who must be certified by the American Board of Pediatrics.

3.	The dental numbers are not minimum provider panel requirements but rather reflect guidelines to assist in measuring the MCP’s capacity to assure access to dental services. MCPs will be required to provide access to all Medicaid-covered dental services regardless of the number of dentists under contract and/or the number of contracting dentists accepting new patients.

4.	Indicates the maximum number of pediatric dentists (i.e., two-thirds) that could be used to meet the minimum dentist provider guideline.

Appendix H

MINIMUM SPECIALIST PROVIDER PANEL REQUIREMENTS

July 1, 2004

Service Area: Franklin

Specialty Provider Type	Total Providers	Minimum Providers in Contract County	Discretionary Providers[1]	Alternate County
Pediatricians	27(14)[2]	27	x	x
OB/GYNs	9	9	x	x
Dentists[3]	27(18)[3]	27	x	x
Vision	10	10	x	x
Gen. Surgeons	7	7	x	x
Otolaryngologist	2	2	x	x
Allergists	1	1	x	x
Orthopedists	4	4	x	x
Pharmacies	9	9	x	x
Cert. Nurse Midwife	1	1	x	x
Cert. Nurse Practitioner	1	1	x	x

1.	If it is not possible to contract with providers in the contract county, discretionary providers located in the alternate provider areas can be used to fulfill the minimum provider panel requirement.

2.	Indicates the minimum number of pediatricians (i.e., 50%) who must be certified by the American Board of Pediatrics.

3.	The dental numbers are not minimum provider panel requirements but rather reflect guidelines to assist in measuring the MCP’s capacity to assure access to dental services. MCPs will be required to provide access to all Medicaid-covered dental services regardless of the number of dentists under contract and/or the number of contracting dentists accepting new patients.

4.	Indicates the maximum number of pediatric dentists (i.e., two-thirds) that could be used to meet the minimum dentist provider guideline.

Appendix H

MINIMUM SPECIALIST PROVIDER PANEL REQUIREMENTS

July 1, 2004

Service Area: Pickaway

Specialty Provider Type	Total Providers	Minimum Providers in Contract County	Discretionary Providers[1]	Alternate County
Pediatricians	1(1)[2]	x	1	Franklin
OB/GYNs	l	x	1	Franklin
Dentists[3]	2(1)[4]	x	2	Franklin or Ross
Vision	1	1	x	x
Gen. Surgeons	1	x	1	Franklin
Otolaryngologist	1	x	1	Franklin
Allergists	1	x	1	Franklin
Orthopedists	1	x	1	Franklin
Pharmacies	2	1	1	Franklin
Cert. Nurse Midwife	1	x	1	Franklin
Cert. Nurse Practitioner	1	x	1	Franklin

1.	If it is not possible to contract with providers in the contract county, discretionary providers located in the alternate provider areas can be used to fulfill the minimum provider panel requirement.

2.	Indicates the minimum number of pediatricians (i.e., 50%) who must be certified by the American Board of Pediatrics.

3.	The dental numbers are not minimum provider panel requirements but rather reflect guidelines to assist in measuring the MCP’s capacity to assure access to dental services. MCPs will be required to provide access to all Medicaid-covered dental services regardless of the number of dentists under contract and/or the number of contracting dentists accepting new patients.

4.	Indicates the maximum number of pediatric dentists (i.e., two-thirds) that could be used to meet the minimum dentist provider guideline.

Appendix H

MINIMUM SPECIALIST PROVIDER PANEL REQUIREMENTS

July 1, 2004

Service Area: Cuyahoga

Specialty Provider Type	Total Providers	Minimum Providers in Contract County	Discretionary Providers[1]	Alternate County
Pediatricians	39(20)[2]	39	x	x
OB/GYNs	13	13	x	x
Dentists[3]	38(25)[4]	38	x	x
Vision	14	14	x	x
Gen. Surgeons	9	9	x	x
Otolaryngologist	2	2	x	x
Allergists	1	1	x	x
Orthopedists	6	6	x	x
Pharmacies	13	13	x	x
Cert. Nurse Midwife	1	1	x	x
Cert. Nurse Practitioner	1	1	x	x

1.	If it is not possible to contract with providers in the contract county, discretionary providers located in the alternate provider areas can be used to fulfill the minimum provider panel requirement.

2.	Indicates the minimum number of pediatricians (i.e., 50%) who must be certified by the American Board of Pediatrics.

3.	The dental numbers are not minimum provider panel requirements but rather reflect guidelines to assist in measuring the MCP’s capacity to assure access to dental services. MCPs will be required to provide access to all Medicaid-covered dental services regardless of the number of dentists under contract and/or the number of contracting dentists accepting new patients.

4.	Indicates the maximum number of pediatric dentists (i.e., two-thirds) that could be used to meet the minimum dentist provider guideline.

Appendix H

MINIMUM SPECIALIST PROVIDER PANEL REQUIREMENTS

July 1, 2004

Service Area: Lorain

Specialty Provider Type	Total Providers	Minimum Providers in Contract County	Discretionary Providers[1]	Alternate County
Pediatricians	8(4)[2]	5	3	Cuyahoga
OB/GYNs	3	2	1	Cuyahoga
Dentists[3]	8(5)[4]	8	x	x
Vision	3	3	x	x
Gen. Surgeons	2	1	1	Cuyahoga
Otolaryngologist	1	x	1	Cuyahoga
Allergists	1	x	1	Cuyahoga
Orthopedists	2	1	1	Cuyahoga
Pharmacies	3	3	x	x
Cert. Nurse Midwife	1	x	1	Cuyahoga
Cert. Nurse Practitioner	1	x	1	Cuyahoga

1.	If it is not possible to contract with providers in the contract county, discretionary providers located in the alternate provider areas can be used to fulfill the minimum provider panel requirement.

2.	Indicates the minimum number of pediatricians (i.e., 50%) who must be certified by the American Board of Pediatrics.

3.	The dental numbers are not minimum provider panel requirements but rather reflect guidelines to assist in measuring the MCP’s capacity to assure access to dental services. MCPs will be required to provide access to all Medicaid-covered dental services regardless of the number of dentists under contract and/or the number of contracting dentists accepting new patients.

4.	Indicates the maximum number of pediatric dentists (i.e., two-thirds) that could be used to meet the minimum dentist provider guideline.

Appendix H

MINIMUM SPECIALIST PROVIDER PANEL REQUIREMENTS

July 1, 2004

Service Area: Summit

Specialty Provider Type	Total Providers	Minimum Providers in Contract County	Discretionary Providers[1]	Alternate County
Pediatricians	15(8)[2]	15	x	x
OB/GYNs	5	5	x	x
Dentists[3]	14(9)[4]	14	x	x
Vision	9	5	x	x
Gen. Surgeons	4	4	x	x
Otolaryngologist	1	1	x	x
Allergists	1	1	x	x
Orthopedists	2	2	x	x
Pharmacies	5	5	x	x
Cert. Nurse Midwife	1	1	x	x
Cert. Nurse Practitioner	1	1	x	x

1.	If it is not possible to contract with providers in the contract county, discretionary providers located in the alternate provider areas can be used to fulfill the minimum provider panel requirement.

2.	Indicates the minimum number of pediatricians (i.e., 50%) who must be certified by the American Board of Pediatrics.

3.	The dental numbers are not minimum provider panel requirements but rather reflect guidelines to assist in measuring the MCP’s capacity to assure access to dental services. MCPs will be required to provide access to all Medicaid-covered dental services regardless of the number of dentists under contract and/or the number of contracting dentists accepting new patients.

4.	Indicates the maximum number of pediatric dentists (i.e., two-thirds) that could be used to meet the minimum dentist provider guideline.

Appendix H

MINIMUM SPECIALIST PROVIDER PANEL REQUIREMENTS

July 1, 2004

Service Area: Stark

Specialty Provider Type	Total Providers	Minimum Providers in Contract County	Discretionary Providers[1]	Alternate County
Pediatricians	10(5)[2]	10	x	x
OB/GYNs	3	3	x	x
Dentists[3]	10(7)[4]	10	x	x
Vision	4	4	x	x
Gen. Surgeons	2	2	x	x
Otolaryngologist	1	1	x	x
Allergists	1	x	1	Summit
Orthopedists	2	2	x	x
Pharmacies	3	3	x	x
Cert. Nurse Midwife	1	x	1	Cuyahoga
Cert. Nurse Practitioner	1	x	1	Cuyahoga

1.	If it is not possible to contract with providers in the contract county, discretionary providers located in the alternate provider areas can be used to fulfill the minimum provider panel requirement.

2.	Indicates the minimum number of pediatricians (i.e., 50%) who must be certified by the American Board of Pediatrics.

3.	The dental numbers are not minimum provider panel requirements but rather reflect guidelines to assist in measuring the MCP’s capacity to assure access to dental services. MCPs will be required to provide access to all Medicaid-covered dental services regardless of the number of dentists under contract and/or the number of contracting dentists accepting new patients.

4.	Indicates the maximum number of pediatric dentists (i.e., two-thirds) that could be used to meet the minimum dentist provider guideline.

Appendix H

MINIMUM SPECIALIST PROVIDER PANEL REQUIREMENTS

July 1, 2004

Service Area: Lucas

Specialty Provider Type	Total Providers	Minimum Providers in Contract County	Discretionary Providers[1]	Alternate County
Pediatricians	16(8)[2]	16	x	x
OB/GYNs	5	5	x	x
Dentists[3]	16(11)[4]	16	x	x
Vision	6	6	x	x
Gen. Surgeons	4	4	x	x
Otolaryngologist	1	1	x	x
Allergists	1	1	x	x
Orthopedists	2	2	x	x
Pharmacies	5	5	x	x
Cert. Nurse Midwife	1	1	x	x
Cert. Nurse Practitioner	1	1	x	x

1.	If it is not possible to contract with providers in the contract county, discretionary providers located in the alternate provider areas can be used to fulfill the minimum provider panel requirement.

2.	Indicates the minimum number of pediatricians (i.e., 50%) who must be certified by the American Board of Pediatrics.

3.	The dental numbers are not minimum provider panel requirements but rather reflect guidelines to assist in measuring the MCP’s capacity to assure access to dental services. MCPs will be required to provide access to all Medicaid-covered dental services regardless of the number of dentists under contract and/or the number of contracting dentists accepting new patients.

4.	Indicates the maximum number of pediatric dentists (i.e., two-thirds) that could be used to meet the minimum dentist provider guideline.

Appendix H

MINIMUM SPECIALIST PROVIDER PANEL REQUIREMENTS

July 1, 2004

Service Area: Wood

Specialty Provider Type	Total Providers	Minimum Providers in Contract County	Discretionary Providers[1]	Alternate County
Pediatricians	2(1)[2]	1	1	Lucas
OB/GYNs	2	1	1	Lucas
Dentists[3]	2(1)[4]	1	1	Lucas
Vision	2	1	1	Lucas
Gen. Surgeons	1	x	1	Lucas
Otolaryngologist	1	x	1	Lucas
Allergists	1	x	1	Lucas
Orthopedists	1	x	1	Lucas
Pharmacies	2	1	1	Lucas
Cert. Nurse Midwife	1	x	1	Lucas
Cert. Nurse Practitioner	1	x	1	Lucas

1.	If it is not possible to contract with providers in the contract county, discretionary providers located in the alternate provider areas can be used to fulfill the minimum provider panel requirement.

2.	Indicates the minimum number of pediatricians (i.e., 50%) who must be certified by the American Board of Pediatrics.

3.	The dental numbers are not minimum provider panel requirements but rather reflect guidelines to assist in measuring the MCP’s capacity to assure access to dental services. MCPs will be required to provide access to all Medicaid-covered dental services regardless of the number of dentists under contract and/or the number of contracting dentists accepting new patients.

4.	Indicates the maximum number of pediatric dentists (i.e., two-thirds) that could be used to meet the minimum dentist provider guideline.

Appendix H

MINIMUM SPECIALIST PROVIDER PANEL REQUIREMENTS

July 1, 2004

Service Area: Mahoning

Specialty Provider Type	Total Providers	Minimum Providers in Contract County	Discretionary Providers[1]	Alternate County
Pediatricians	9(4)[2]	9	x	x
OB/GYNs	3	3	x	x
Dentists[3]	8(5)[4]	8	x	x
Vision	3	2	1	Trumbull
Gen. Surgeons	2	2	x	x
Otolaryngologist	1	1	x	x
Allergists	1	x	1	Cuyahoga
Orthopedists	1	1	x	x
Pharmacies	3	3	x	x
Cert. Nurse Midwife	1	x	1	Cuyahoga
Cert. Nurse Practitioner	1	x	1	Cuyahoga

1.	If it is not possible to contract with providers in the contract county, discretionary providers located in the alternate provider areas can be used to fulfill the minimum provider panel requirement.

2.	Indicates the minimum number of pediatricians (i.e., 50%) who must be certified by the American Board of Pediatrics.

3.	The dental numbers are not minimum provider panel requirements but rather reflect guidelines to assist in measuring the MCP’s capacity to assure access to dental services. MCPs will be required to provide access to all Medicaid-covered dental services regardless of the number of dentists under contract and/or the number of contracting dentists accepting new patients.

4.	Indicates the maximum number of pediatric dentists (i.e., two-thirds) that could be used to meet the minimum dentist provider guideline.

Appendix H

MINIMUM SPECIALIST PROVIDER PANEL REQUIREMENTS

July 1, 2004

Service Area: Trumbull

Specialty Provider Type	Total Providers	Minimum Providers in Contract County	Discretionary Providers[1]	Alternate County
Pediatricians	7(4)[2]	5	2	Mahoning
OB/GYNs	2	1	1	Mahoning
Dentists[3]	7(4)[4]	7	x	x
Vision	2	2	1	Mahoning
Gen. Surgeons	2	1	1	Mahoning
Otolaryngologist	1	x	1	Mahoning
Allergists	1	x	1	Cuyahoga
Orthopedists	1	1	x	x
Pharmacies	2	2	x	x
Cert. Nurse Midwife	1	x	1	Cuyahoga
Cert. Nurse Practitioner	1	x	1	Cuyahoga

1.	If it is not possible to contract with providers in the contract county, discretionary providers located in the alternate provider areas can be used to fulfill the minimum provider panel requirement.

2.	Indicates the minimum number of pediatricians (i.e., 50%) who must be certified by the American Board of Pediatrics.

3.	The dental numbers are not minimum provider panel requirements but rather reflect guidelines to assist in measuring the MCP’s capacity to assure access to dental services. MCPs will be required to provide access to all Medicaid-covered dental services regardless of the number of dentists under contract and/or the number of contracting dentists accepting new patients.

4.	Indicates the maximum number of pediatric dentists (i.e., two-thirds) that could be used to meet the minimum dentist provider guideline.

Appendix H

MINIMUM PCP FTE REQUIREMENTS1

July 1, 2004

County	Total FTE	Minimum Contract County FTE	Discretionary FTE[1]	Alternate County
Butler	6.50	4.63	1.86	Hamilton
Clark	4.25	3.40	0.85	Montgomery
Clermont	3.41	0.92	2.49	Hamilton
Cuyahoga	34.57	34.57	x	x
Franklin	24.69	24.69	x	x
Greene	2.63	1.35	1.28	Montgomery
Hamilton	18.96	18.96	x	x
Lorain	7.21	4.15	3.06	Cuyahoga
Lucas	14.31	14.31	x	x
Mahoning	7.55	7.55	x	x
Montgomery	13.16	13.16	x	x
Pickaway	1.26	0.75	0.51	Franklin
Stark	8.72	8.72	x	x
Summit	12.87	12.87	x	x
Trumbull	6.00	4.61	1.38	Mahoning
Warren	1.78	0.47	0.71	Hamilton
			0.36	Montgomery
			0.24	Butler
Wood	1.50	0.73	0.77	Lucas

1.	If it is not possible to contract with providers in the contract county, discretionary providers located in the alternate counties can be used to fulfill the minimum provider panel requirement.

Appendix H

MINIMUM HOSPITAL REQUIREMENTS1

JULY 1, 2004

COUNTY	IN-COUNTY HOSPITAL CONTRACTING REQUIREMENT	ALTERNATE COUNTY HOSPITAL SERVICE OPTION(S)[2]
Butler	1	Hamilton (D)
Clark	1	Montgomery (A, B, C, D)
Clermont	0	Hamilton
Cuyahoga	1	None
Franklin	1	None
Greene	0	Montgomery
Hamilton	1	None
Lorain	1	Cuyahoga (C, D)
Lucas	1	None
Mahoning	1	None
Montgomery	1	None
Pickaway	0	Franklin
Stark	1	Summit (D)
Summit	1	None
Trumbull	1	Mahoning (A, B, C, D)
Warren	0	Hamilton AND Montgomery AND Butler
Wood	0	Lucas

1.	Refer to section (3)(b) of this appendix for a description of required hospital services.

2.	Hospital Service; A = OB, B = NICU, C = PED GEN, D = PED ICU

Appendix H

8.	TRANSPORTATION REQUIREMENTS FOR ALTERNATE PROVIDER AREAS

County	Mandatory Alternate Provider Area*	Mandatory Alternate Provider Area Transportation Requirement **
Butler	Hamilton	Alternate provider area transportation is not required for the entire area of Hamilton County.

Clark	Montgomery	Alternate provider area transportation is required for the area South or West of a line formed by starting at the eastern border of Montgomery County on Route 35, then going West on Route 35 to I-75, then North in I-75 to Route 40, then North on Route 40 to the northern border of Montgomery County.
Clermont	Hamilton	Alternate provider area transportation is not required for the entire area of Hamilton County.

Cuyahoga	None	N/A***
Franklin	None	N/A***
Greene	Montgomery	Alternate provider area transportation is not required for the entire area of Montgomery County.
Hamilton	None	N/A***
Lorain	Cuyahoga	Alternate provider area transportation is required for the area East of a line formed by starting at Lake Erie at Route I-90, then going South on Route I-90 to I-77, then South on Route I-77 to the southern border of Cuyahoga County.
Lucas	None	N/A***
Mahoning	Cuyahoga	Alternate provider area transportation is required for the entire area of Cuyahoga County.
	Trumbull	Alternate provider area transportation is not required for the entire area of Trumbull County.
Montgomery	None	N/A***
Pickaway	Franklin	Alternate provider area transportation is required for the area North of a line formed by starting at the western Franklin County line on Route I-70, and then going East on Route I-70 to the eastern border of Franklin county.
Stark	Cuyahoga	Alternate provider area transportation is required for the entire area of Cuyahoga County.

	Summit	Alternate provider area transportation is required for the area North of a line formed by starting at the western Summit County line at Route 18, then going Northeast through Fairlawn and Cuyahoga Falls and through Stow to the eastern Summit County line.
Summit	None	N/A***
Trumbull	Cuyahoga	Alternate provider area transportation is required for the entire area of Cuyahoga County.
	Mahoning	Alternate provider area transportation is not required for the entire area of Mahoning County.
Warren	Butler	Alternate provider area transportation is not required for the entire area of Butler County.
	Hamilton	Alternate provider area transportation is not required for the entire area of Hamilton County.
	Montgomery	Alternate provider area transportation is required for the area North of a line formed by starting at the western border of Montgomery County on Route 35, then going East on Route 35 to the eastern border of Montgomery County.
Wood	Lucas	Alternate provider area transportation is not required for the entire area of Lucas County.

*	Please refer to county-specific charts in Appendix H for the specific provider types designated for alternate provider areas.

**	It will be necessary for the MCP to provide transportation to members on an as needed basis if such providers are located 30 miles or more from the major eligible population center in the service area.

***	For service areas without a designated alternate provider area, MCPs are required to make transportation available to any member that must travel 30 miles or more from their home to receive medically-necessary Medicaid-covered services.

APPENDIX I

PROGRAM INTEGRITY

MCPs must comply with all applicable program integrity requirements, including those specified in 42 CFR, Subpart H.

1.	Fraud and Abuse Program:

In order to comply with OAC rule 5101:3-26-06, MCPs must have a program that includes administrative and management arrangements or procedures, including a mandatory compliance plan, to guard against fraud and abuse. The MCP’s compliance plan must designate staff responsibility for administering the plan and include a clear goal, milestones or objectives, measurements, key dates for achieving identified outcomes, and explain how the MCP will determine the compliance plan’s effectiveness.

a.	Monitoring for fraud and abuse: In addition to the requirements in OAC rule 5101:3-26-06, the MCP’s program which safeguards against fraud and abuse must specifically address the MCP’s prevention, detection, investigation, and reporting strategies in at least the following areas:

i.	Embezzlement and theft – MCPs must monitor activities on an ongoing basis to prevent and detect activities involving embezzlement and theft (e.g., by staff, providers, contractors, etc.) and respond promptly to such violations.

ii.	Underutilization of services – MCPs must monitor for the potential underutilization of services by their members in order to assure that all Medicaid-covered services are being provided, as required. If any underutilized services are identified, the MCP must immediately investigate and, if indicated, correct the problem(s) which resulted in such underutilization of services.

The MCP’s monitoring efforts must, at a minimum, include the following activities: For SFY 2004, the MCP must review their prior authorization procedures to determine that they do not unreasonably limit a member’s access to Medicaid-covered services. The MCP must also review the procedures providers are to follow in appealing the MCP’s denial of a prior authorization request to determine that the process does not unreasonably limit a member’s access to Medicaid-covered services.

Beginning July 1, 2004, in addition to the MCP’s annual review of prior authorization procedures and their provider appeal procedures, the MCP must also monitor service denials and utilization on an ongoing basis in order to identify services which may be underutilized.

Appendix I

iii.	Claims submission and billing – On an ongoing basis, MCPs must identify and correct claims submission and billing activities which are potentially fraudulent including, at a minimum, double-billing and improper coding, such as upcoding and bundling.

b.	Reporting MCP fraud and abuse activities: Pursuant to OAC rule 5101:3-26-06, MCPs are required to submit annually to ODJFS a report which summarizes the MCP’s fraud and abuse activities for the previous year in each of the areas specified above. The MCP’s report must also identify any proposed changes to the MCP’s compliance plan for the coming year.

c.	Reporting fraud and abuse: MCPs are required to promptly report all instances of provider fraud and abuse to ODJFS and member fraud to the CDJFS.

2.	Data Certification:

Pursuant to 42 CFR 438.604 and 42 CFR 438.606, MCPs are required to provide certification as to the accuracy, completeness, and truthfulness of data and documents submitted to ODJFS which may affect MCP payment.

a.	MCP Submissions: MCPs must submit the appropriate ODJFS-developed certification concurrently with the submission of the following data or documents:

i.	Encounter Data [as specified in the Data Quality Appendix (Apendix L)]

ii.	Prompt Pay Reports [as specified in the Fiscal Performance Appendix (Appendix J)]

iii.	Cost Reports [as specified in the Fiscal Performance Appendix (Appendix J)]

b.	Source of Certification: The above MCP data submissions must be certified by one of the following:

i.	The MCP’s Chief Executive Officer;

ii.	The MCP’s Chief Financial Officer, or

iii.	An individual who has delegated authority to sign for, or who reports directly to, the MCP’s Chief Executive Officer or Chief Financial Officer.

ODJFS may also require MCPs to certify as to the accuracy, completeness, and truthfulness of additional submissions.

Appendix I

3.	Prohibited Affiliations:

Pursuant to 42 CFR 438.610, MCPs must not knowingly have a relationship with individuals debarred by Federal Agencies, as specified in Article XII of the Baseline Provider Agreement.

APPENDIX J

FINANCIAL PERFORMANCE

1.	SUBMISSION OF FINANCIAL STATEMENTS AND REPORTS

MCPs must submit the following financial reports to ODJFS:

a.	The National Association of Insurance Commissioners (NAIC) quarterly and annual Health Statements (hereafter referred to as the “Financial Statements”), as outlined in Ohio Administrative Code (OAC) rule 5101:3-26-09(B). The Financial Statements must include all required Health Statement filings, schedules and exhibits as stated in the NAIC Annual Health Statement Instructions including, but not limited to, the following sections: Assets, Liabilities, Capital and Surplus Account, Cash Flow, Analysis of Operations by Lines of Business, Five-Year Historical Data, and the Exhibit of Premiums, Enrollment and Utilization. The Financial Statements must be submitted to BMHC even if the Ohio Department of Insurance (ODI) does not require the MCP to submit these statements to ODI. A signed hard copy and an electronic copy of the reports in the NAIC-approved format must both be provided to ODJFS;

b.	Hard copies of annual financial statements for those entities who have an ownership interest totaling five percent or more in the MCP or an indirect interest of five percent or more, or a combination of direct and indirect interest equal to five percent or more in the MCP;

c.	Annual audited Financial Statements prepared by a licensed independent external auditor as submitted to the ODI, as outlined in OAC rule 5101:3-26-09(B);

d.	Medicaid Managed Care Plan Annual Ohio Department of Job and Family Services (ODJFS) Cost Report and the auditor’s certification of the cost report, as outlined in OAC rule 5101:3-26-09(B);

e.	Annual physician incentive plan disclosure statements and disclosure of and changes to the MCP’s physician incentive plans, as outlined in OAC rule 5101:3- 26-09(B);

f.	Reinsurance agreements, as outlined in OAC rule 5101:3-26-09(C);

g.	Prompt Pay Reports, in accordance with OAC rule 5101:3-26-09(B)(3). A hard copy and an electronic copy of the reports must be provided to ODJFS;

h.	Notification of requests for information and copies of information released pursuant to a tort action (i.e., third party recovery), as outlined in OAC rule 5101:3-26-09.1;

Appendix J

i.	Financial, utilization, and statistical reports, when ODJFS requests such reports, based on a concern regarding the MCP’s quality of care, delivery of services, fiscal operations or solvency, in accordance with OAC rule 5101:3-26-06(D);

2.	FINANCIAL PERFORMANCE MEASURES AND STANDARDS

This Appendix establishes specific expectations concerning the financial performance of MCPs. In the interest of administrative simplicity, nonduplication of areas of the ODI authority and its emphasis on the assurance of access to and quality of care, ODJFS will focus only on a limited number of indicators and related standards to monitor plan performance. The three indicators and standards for this contract period are identified below, along with the calculation methodologies. The source for each indicator will be the NAIC Quarterly and Annual Financial Statements.

a.	Indicator:	Net Worth as measured by New Worth Per Member

	Definition:	Net Worth = Total Admitted Assets minus Total Liabilities divided by Total Members across all lines of business

	Standard:	For the financial report that covers calendar year 2004, a minimum net worth per member of $115.00, as determined from the annual Financial Statement submitted to ODI and the ODJFS.

The Net Worth Per Member (NWPM) standard is the Medicaid Managed Care Capitation amount paid to the MCP during the preceding calendar year, including delivery payments, but excluding the at-risk amount, expressed as a per-member per-month figure, multiplied by the applicable proportion below:

0.75 if the MCP had a total membership of 100,000 or more during that calendar year

0.90 if the MCP had a total membership of less than 100,000 for that calendar year

If the MCP did not receive Medicaid Managed Care Capitation payments during the preceding calendar year, then the NWPM standard for the MCP is the average Medicaid Managed Care capitation amount paid to Medicaid-contracting MCPs during the preceding calendar year, including delivery payments, but excluding the at-risk amount, multiplied by the applicable proportion above.

Appendix J

b.	Indicator:	Administrative Expense Ratio

	Definition:	Administrative Expense Ratio = Administrative Expenses divided by Total Revenue

	Standard:	Administrative Expense Ratio less than or equal to 15%, as determined from the annual Financial Statement submitted to ODI and ODJFS.

c.	Indicator:	Overall Expense Ratio

	Definition:	Overall Expense Ratio = The sum of the Administrative Expense Ratio and the Medical Expense Ratio

Administrative Expense Ratio = Administrative Expenses divided by Total Revenue

Medical Expense Ratio = Medical Expenses divided by Total Revenue

	Standard:	Overall Expense Ration not to exceed 100% as determined from the annual Financial Statement submitted to ODI and ODJFS.

Report Period: Compliance will be determined based on the annual Financial Statement.

Penalty for noncompliance: Failure to meet any standard on 2.a., 2.b., or 2.c. above will result in ODJFS requiring the MCP to complete a corrective action plan (CAP) and specifying the date by which compliance must be demonstrated. Failure to meet the standard or otherwise comply with the CAP by the specified date will result in a new membership freeze unless ODJFS determines that the deficiency does not potentially jeopardize access to or quality of care or affect the MCP’s ability to meet administrative requirements (e.g., prompt pay requirements). Justifiable reasons for noncompliance may include one-time events (e.g., MCP investment in information system products).

In addition, ODJFS will review two liquidity indicators if a plan demonstrates potential problems in meeting related administrative requirements or the standards listed above. The two standards listed below reflect ODJFS’ expected level of performance. At this time, ODJFS has not established penalties for noncompliance with these standards; however, ODJFS will consider the MCP’s performance regarding the liquidity measures, in addition to indicators 2.a., 2.b., and 2.d., in determining whether to impose a new membership freeze, as outlined above, or to not issue or renew a contract with an MCP. The source for each indicator will be the NAIC Quarterly and annual Financial Statements.

Appendix J

Long-term investments that can be liquidated without significant penalty within 24 hours, which a plan would like to include in Cash and Short-Term Investments in the next two measurements, must be disclosed in footnotes on the NAIC Reports. Descriptions and amounts should be disclosed. Please note that “significant penalty” for this purpose is any penalty greater than 20%. Also, enter the amortized cost of the investment, the market value of the investment, and the amount of the penalty.

d.	Indicator:	Days Cash on Hand

	Definition:	Days Cash on Hand = Cash and Short-Term Investments divided by (Total Hospital and Medical Expenses plus Total Administrative Expenses) divided by 365.

	Standard:	Greater than 25 days as determined from the annual Financial Statement submitted to ODI and ODJFS.

e.	Indicator:	Ratio of Cash to Claims Payable

	Definition:	Ratio of Cash to Claims Payable = Cash and Short-Term Investments divided by claims Payable (reported and unreported).

	Standard:	Greater than 0.83 as determined from the annual Financial Statement submitted to ODI and ODJFS.

If the financial statement is not submitted to ODI by the due date, the MCP continues to be obligated to submit the report to ODJFS by ODI’s originally specified due date unless the MCP requests and is granted an extension by ODJFS.

Failure to submit complete quarterly and annual Financial Statements on a timely basis will be deemed a failure to meet the standards and will be subject to the noncompliance penalties listed for indicators 2.a., 2.b., and 2.c., including the imposition of a new membership freeze. The new membership freeze will take effect at the first of the month following the month in which the determination was made that the MCP was non-compliant for failing to submit financial reports timely.

3.	REINSURANCE REQUIREMENTS

Pursuant to the provisions of OAC rule 5101:3-26-09 (C), each MCP must carry reinsurance coverage from a licensed commercial carrier to protect against inpatient-related medical expenses incurred by Medicaid members. The annual deductible or retention amount for such insurance must be specified in the reinsurance agreement and must not exceed $75,000.00, except as provided below. Except for transplant services, and as provided below, this reinsurance must cover, at a minimum, 80% of inpatient costs incurred by one member in one year, in excess of $75,000.00.

Appendix J

For transplant services, the reinsurance must cover, at a minimum, 50% of transplant related costs incurred by one member in one year, in excess of $75,000.00.

An MCP may request a higher deductible amount and/or that the reinsurance cover less than 80% of inpatient costs in excess of the deductible amount. In determining whether or not the request will be approved, the ODJFS may consider any or all of the following:

a.	whether the MCP has sufficient reserves available to pay unexpected claims;

b.	the MCP’s history in complying with financial indicators 2.a., 2.b., and 2.c., as specified in this Appendix.

c.	the number of members covered by the MCP;

d.	how long the MCP has been covering Medicaid or other members on a full risk basis.

The MCP has been approved to have a reinsurance policy with a deductible amount of $75,000.00 that covers 80% of inpatient costs in excess of the deductible amount for non-transplant services.

Penalty for noncompliance: If it is determined that an MCP failed to have reinsurance coverage, that an MCP’s deductible exceeds $75,000.00 without approval from ODJFS, or that the MCP’s reinsurance for non-transplant services covers less than 80% of inpatient costs in excess of the deductible incurred by one member for one year without approval from ODJFS, then the MCP will be required to pay a monetary penalty to ODJFS. The amount of the penalty will be the difference between the estimated amount, as determined by ODJFS, of what the MCP would have paid in premiums for the reinsurance policy if it had been in compliance and what the MCP did actually pay while it was out of compliance plus 5%. For example, if the MCP paid $3,000,000.00 in premiums during the period of non-compliance and would have paid $5,000,000.00 if the requirements had been met, then the penalty would be $2,100,000.00.

If it is determined that an MCP’s reinsurance for transplant services covers less than 50% of inpatient costs incurred by one member for one year, the MCP will be required to develop a corrective action plan (CAP).

4.	PROMPT PAY REQUIREMENTS

In accordance with 42 CFR 447.46, MCPs must pay 90% of all submitted clean claims within 30 days of the date of receipt and 99% of such claims within 90 days of the date of receipt, unless the MCP and its contracted provider(s) have established an alternative payment schedule that is mutually agreed upon and described in their contract. The prompt pay requirement applies to the processing of both electronic and paper claims for contracting providers by the MCP and delegated claims processing entities.

Appendix J

The date of receipt is the date the MCP receives the claim, as indicated by its date stamp on the claim. The date of payment is the date of the check or date of electronic payment transmission. A claim means a bill from a provider for health care services that is assigned a unique identifier. A claim does not include an encounter form.

A “claim” can include any of the following: (1) a bill for services; (2) a line item of services; or (3) all services for one recipient within a bill. A “clean claim” is a claim that can be processed without obtaining additional information from the provider of a service or from a third party.

Clean claims do not include payments made to a provider of service or a third party where the timing of payment is not directly related to submission of a completed claim by the provider of service or third party (e.g., capitation). A clean claim also does not include a claim from a provider who is under investigation for fraud or abuse, or a claim under review for medical necessity.

Penalty for noncompliance: Noncompliance with prompt pay requirements will result in progressive penalties to be assessed on a quarterly basis, as outlined in Appendix N of the Provider Agreement.

5.	PHYSICIAN INCENTIVE PLAN DISCLOSURE REQUIREMENTS

MCPs must comply with the physician incentive plan requirements stipulated in 42 CFR 438.6(h). If the MCP operates a physician incentive plan, no specific payment can be made directly or indirectly under this physician incentive plan to a physician or physician group as an inducement to reduce or limit medically necessary services furnished to an individual.

If the physician incentive plan places a physician or physician group at substantial financial risk [as determined under paragraph (d) of 42 CFR 422.208] for services that the physician or physician group does not furnish itself, the MCP must assure that all physicians and physician groups at substantial financial risk have either aggregate or per-patient stop-loss protection in accordance with paragraph (f) of 42 CFR 422.208, and conduct periodic surveys in accordance with paragraph (h) of 42 CFR 422.208.

In accordance with 42 CFR 417.479 and 42 CFR 422.210, MCPs must maintain copies of the following required documentation and make this information available to ODJFS upon request:

a.	A description of the types of physician incentive arrangements the MCP has in place which indicates whether they involve a withhold, bonus, capitation, or other arrangement. If a physician incentive arrangement involves a withhold or bonus, the percent of the withhold or bonus must be specified.

Appendix J

b.	A description of the panel size for each physician incentive plan. If patients are pooled, then the pooling method used to determine if substantial financial risk exists must also be specified.

c.	If more than 25% of the total potential payment of a physician/group is at risk for referral services, the MCP must maintain a copy of the results of the required patient satisfaction survey and documentation verifying that the physician or physician group has adequate stop-loss protection, including the type of coverage (e.g., per member per year, aggregate), the threshold amounts, and any coinsurance required for amounts over the threshold.

Upon request by a member or a potential member and no later than 14 calendar days after the request, the MCP must provide the following information to the member: (1) whether the MCP uses a physician incentive plan that affects the use of referral services; (2) the type of incentive arrangement; (3) whether stop-loss protection is provided; and (4) a summary of the survey results if the MCP was required to conduct a survey. The information provided by the MCP must adequately address the member’s request.

6.	NOTIFICATION OF REGULATORY ACTION

Any MCP notified by the ODI of proposed or implemented regulatory action must report such notification and the nature of the action to ODJFS no later than one working day after receipt from ODI. The ODJFS may request, and the MCP must provide, any additional information as necessary to assure continued satisfaction of program requirements. MCPs may request that information related to such actions be considered proprietary in accordance with established ODJFS procedures. Failure to comply with this provision will result in an immediate membership freeze.

APPENDIX K

QUALITY ASSESSMENT AND PERFORMANCE IMPROVEMENT PROGRAM

As required by federal regulation, 42 CFR 438.240, each managed care plan (MCP) must have an ongoing Quality Assessment and Performance Improvement Program (QAPI) that is annually prior-approved by the Ohio Department of Job and Family Services (ODJFS). The program must include the following elements:

1.	PERFORMANCE IMPROVEMENT PROJECTS

Each MCP must conduct performance improvement projects (PIPs), including those specified by ODJFS. PIPs must achieve, through periodic measurements and intervention, significant and sustained improvement in clinical and non-clinical areas which are expected to have a favorable effect on health outcomes and satisfaction. MCPs must adhere to ODJFS PIP content and format specifications.

All ODJFS-specified PIPs must be prior-approved by ODJFS. As part of the external quality review organization (EQRO) process, the EQRO will assist MCPs with conducting PIPs by providing technical assistance and will annually validate the PIPs. In addition, the MCP must annually submit to ODJFS the status and results of each PIP.

Starting in State Fiscal Year (SFY) 2004, MCPs must initiate the following two (2) PIPs:

a.	Non-clinical Topic: Identifying children with special health care needs.

b.	Clinical Topic: Well-child visits during the first 15 months of life.

Starting in SFY 2005, MCPs must initiate an additional PIP which will be specified by ODJFS. In addition, as noted in Appendix M, several of the Clinical Performance Measures, if a MCP fails to meet the Minimum Performance Standard, the MCP will be required to complete a PIP.

2.	UNDER- AND OVER-UTILIZATION

Each MCP must have mechanisms in place to detect under- and over-utilization of health care services. The MCP must specify the mechanisms used to monitor utilization in its annual submission of the QAPI program to ODJFS.

It should also be noted that pursuant to the program integrity provisions outlined in Appendix I, MCPs must monitor for the potential under-utilization of services by their members in order to assure that all Medicaid-covered services are being provided, as required. If any under-utilized services are identified, the MCP must immediately investigate and correct the problem(s) which resulted in such under-utilization of services.

Appendix K

In addition, beginning in SFY 2005, the MCP must conduct an ongoing review of service denials and must monitor utilization on an ongoing basis in order to identify services which may be under-utilized.

3.	SPECIAL HEALTH CARE NEEDS

Each MCP must have mechanisms in place to assess the quality and appropriateness of care furnished to children with special health care needs. The MCP must specify the mechanisms used in its annual submission of the QAPI program to ODJFS.

4.	SUBMISSION OF DATA

Each MCP must submit clinical performance measurement data as required by ODJFS that enables ODJFS to calculate standard measures. Refer to Appendix M “Performance Evaluation” for a more comprehensive description of the clinical performance measures.

Each MCP must also submit clinical performance measurement data as required by ODJFS that uses standard measures as specified by ODJFS. MCPs are required to submit Health Employer Data Information Set (HEDIS) audited data for the following measures:

a.	Comprehensive Diabetes Care

b.	Child Immunization Status

c.	Adolescent Immunization Status

The measures must have received a “report” designation from the HEDIS certified auditor and must be specific to the Medicaid population. Data must be submitted annually and in an electronic format. Data will be used for MCP clinical performance monitoring and will be incorporated into comparative reports developed by the EQRO.

This requirement will be phased in over a two-year period. MCPs that do not have HEDIS-audited measures during calendar year (CY) 2004 will have the data collected and audited as part of the EQRO process. All MCPs will be required to submit the HEDIS-audited measures for the contract period beginning July 1, 2004.

5.	EQRO EVALUATION AND NON-DUPLICATION OF MANDATORY ACTIVITIES

The EQRO will conduct administrative compliance assessments and QAPI program reviews for each MCP every three (3) years. The review will cover all aspects of the QAPI program and other quality and care coordinator areas as specified by ODJFS. In accordance with 42 CFR 438, MCPs with accreditation from a national accrediting organization approved by the Centers for Medicare and Medicaid Services (CMS) may request a non-duplication exemption from certain specified components of the administrative review. Non-duplication exemptions may not be requested for SFY05.

Appendix K

6.	MCP AND ODJFS ANNUAL EVALUATION

Each MCP must annually submit an evaluation of the effectiveness and impact of their QAPI program. ODJFS will review the effectiveness of each MCP’s QAPI by reviewing the MCP’s self-evaluation, submission of required data, report on the status of each PIP provided by the MCP, the validation of the PIPs as conducted by the EQRO, and the EQRO’s review of the MCP’s QAPI functions.

7.	EXTERNAL QUALITY REVIEW MINIMUM SCORE

As outlined in Appendix M, each MCP must achieve a minimum score of seventy-five percent (75%) for each clinical study and the administrative component. In addition, each MCP must achieve an overall score of at least seventy-five percent (75%).

For all studies that are finalized during the contract period, if an MCP is noncompliant with the clinical study and administrative scoring requirements, a corrective action plan (CAP) must be developed by the MCP. Serious deficiencies in the overall score may result in immediate termination or non-renewal of the provider agreement (Examples of an external quality review serious deficiency is a score of less than seventy-five percent (75%) for each clinical study or a score of less than seventy-five percent (75%) for the administrative component with a score of less than seventy-five percent (75%) on the preponderance of clinical studies). Refer to Appendix M “Performance Evaluation” for a more comprehensive description of minimum performance standards.

APPENDIX L

DATA QUALITY

A high level of performance on the data quality measures established in this appendix is crucial in order for the Ohio Department of Job and Family Services (ODJFS) to determine the value of the Medicaid Managed Health Care Program and to evaluate Medicaid consumers’ access to and quality of services. Data collected from MCPs are used in key performance assessments such as the external quality review, clinical performance measures, utilization review, care coordination and case management, and in determining incentives. The data will also be used in conjunction with the cost reports in setting the 2005 premium payment rates.

Data sets collected from MCPs with data quality standards include: encounter data; screening, assessment, and case management data; data used in the external quality review; members’ PCP data; and appeal and grievance data.

1.	ENCOUNTER DATA

For detailed descriptions of the encounter data quality measures below, see ODJFS Methods for Encounter Data Quality Measures.

1.a.	Encounter Data Completeness

Each MCP’s encounter data submissions will be assessed for completeness. The MCP is responsible for collecting information from providers and reporting the data to ODJFS in accordance with program requirements established in Appendix C, MCP Responsibilities. Failure to do so jeopardizes the MCP’s ability to demonstrate compliance with other performance standards.

1.a.i.	Encounter Data Volume

Measure: The volume measure for each service category, as listed in Table 1 below, is the rate of utilization (e.g., discharges, visits) per 1,000 member months (MM).

Report Period: The report periods for the SFY 2005 and SFY 2006 contract periods are listed in the table below.

Appendix L

Table	1. Report Periods for the SFY 2005 and 2006 Contract Periods

Quarterly Report Periods	Data Source: Estimated Encounter Data File Update	Quarterly Report Estimated Issue Date	Contract Period
Qtr1 thru Qtr 4 2003 & Qtr 1 2004	July 2004	August 2004	SFY 2005
Qtr1 thru Qtr 4 2003 & Qtr 1, Qtr 2 2004	October 2004	November 2004
Qtr 1 thru Qtr 4 2003 & Qtr 1 thru Qtr 3 2004	January 2005	February 2005
Qtr 1 thru Qtr 4 2003 & Qtr 1 thru Qtr 4 2004	April 2005	May 2005
Qtr 1 thru Qtr 4 2003 & Qtr 1 thru Qtr 4 2004, & Qtr 1 2005	July 2005	August 2005	SFY 2006
Qtr 1 thru Qtr 4 2003, Qtr 1 thru Qtr 4 2004, & Qtr 1, Qtr 2 2005	October 2005	November 2005
Qtr 1 thru Qtr 4 2003, Qtr 1 thru Qtr 4 2004, & Qtr 1 thru Qtr 3 2005	January 2006	February 2006
Qtr 1 thru Qtr 4 2003, Qtr 1 thru Qtr 4 2004, & Qtr 1 thru Qtr 4 2005	April 2006	May 2006

Qtr1 = January to March	Qtr2 = April to June	Qtr3 = July to September	Qtr4 = October to December

Data Quality Standard: The utilization rate for all service categories listed in Table 2 must be equal to or greater than the standard established in Table 2 below.

Appendix L

Table	2. Standards – Encounter Data Volume

Category	Measure per 1,000/MM	Standard for Dates of Service 1/1/2003 thru 6/30/2004	Standard for Dates of Service on or after 7/1/2004	Description
		SFY ’04 Methods	SFY ‘05 Methods
Inpatient Hospital	Discharges	5.4	5.0	General/acute care, excluding newborns and mental health and chemical dependency services
Emergency Department	Visits	51.6	52.7	Includes physician and hospital emergency department encounters
Dental		38.2	41.7	Non-institutional and hospital dental visits
Vision		11.6	11.6	Non-institutional and hospital outpatient optometry and ophthalmology visits
Primary and Specialist Care		220.1	225.7	Physician/practitioner and hospital outpatient visits
Ancillary Services		144.7	123.0	Ancillary visits
Behavioral Health	Service	7.6	8.6	Inpatient and outpatient behavioral encounters
Pharmacy	Prescriptions	388.5	457.6	Prescribed drugs

Determination of Compliance: Performance is monitored once every quarter for the entire report period. If the standard is not met for every service category in all quarters of the report period, then the MCP will be determined to be noncompliant for the report period.

Penalty for noncompliance: The first time an MCP is noncompliant with a standard for this measure, ODJFS will issue a Sanction Advisory informing the MCP that any future noncompliance instances with the standard for this measure will result in ODJFS imposing a monetary sanction. Upon all subsequent measurements of performance, if an MCP is again determined to be noncompliant with the standard, ODJFS will impose a monetary sanction (see Section 6) of two percent of the current month’s premium payment. Monetary sanctions will not be levied for consecutive quarters that an MCP is determined to be noncompliant. If an MCP is noncompliant for three consecutive quarters, membership will be frozen. Once the MCP is determined to be compliant with the standard and the violations/deficiencies are resolved to the satisfaction of ODJFS, the penalties will be lifted, if applicable, and monetary sanctions will be returned. Special consideration will be made for MCPs with less than 1,000 members.

Appendix L

1.a.ii. Encounter Data Omissions

Measure: Omission studies will evaluate the completeness of the encounter data. This study will compare the medical records of members during the time of membership to the encounters submitted. The encounters documented in the medical record that do not appear in the encounter data will be counted as omissions.

Report Period: In order to provide timely feedback on the omission rate of encounters, the report period will be the most recent from when the measure is initiated. This measure is conducted annually.

Medical records retrieval from the provider and submittal to ODJFS or its designee is an integral component of the omission measure. ODJFS has optimized the sampling to minimize the number of records required. This methodology requires a high record submittal rate. To aid MCPs in achieving a high submittal rate, ODJFS will give at least an 8 week period to retrieve and submit medical records as a part of the validation process. A record submittal rate will be calculated as a percentage of all records requested for the study.

Data Quality Standard: The data quality standard is a maximum omission rate of 35% for the study that will be finalized during contract period 2005,15% for the study finalized during contract period 2006, and 5% for the study finalized during contract period 2007 and for subsequent studies.

Penalty for Noncompliance: The first time an MCP is noncompliant with a standard for this measure, ODJFS will issue a Sanction Advisory informing the MCP that any future noncompliance instances with the standard for this measure will result in ODJFS imposing a monetary sanction.

Upon all subsequent measurements of performance, if an MCP is again determined to be noncompliant with the standard, ODJFS will impose a monetary sanction (see Section 6) of one percent of the current month’s premium payment. Once the MCP is performing at standard levels and violations/deficiencies are resolved to the satisfaction of ODJFS, the money will be refunded.

1.a.iii. Incomplete Outpatient Hospital Data

Since July 1,1997, MCPs have been required to provide both the revenue code and the HCPCS code on applicable outpatient hospital encounters. ODJFS will be monitoring, on a quarterly basis, the percentage of hospital encounters which contain a revenue code and CPT/HCPCS code. A CPT/HCPCS code must accompany certain revenue center codes. These codes are listed in Appendix B of Ohio Administrative Code rule 5101:3-2-21 (fee-for-service outpatient hospital policies) and in the methods for calculating the completeness measures.

Measure: The percentage of outpatient hospital line items with certain revenue center codes, as explained above, which had an accompanying valid procedure (CPT/HCPCS) code.

Appendix L

Report Period: For the SFY 2005 contract period, performance will be evaluated using the following report periods: January - March 2004; April - June 2004; July - September 2004; October - December 2004. For the SFY 2006 contract period, performance will be evaluated using the following report periods: January - March 2005; April – June 2005; July - September 2005; October - December 2005.

Data Quality Standard: The data quality standard is a minimum rate of 95%.

Penalty for noncompliance: The first time an MCP is noncompliant with a standard for this measure, ODJFS will issue a Sanction Advisory informing the MCP that any future noncompliance instances with the standard for this measure will result in ODJFS imposing a monetary sanction.

Upon all subsequent quarterly measurements of performance, if an MCP is again determined to be noncompliant with the standard, ODJFS will impose a monetary sanction (see Section 6) of one percent of the current month’s premium payment. Once the MCP is performing at standard levels and violations/deficiencies are resolved to the satisfaction of ODJFS, the money will be refunded.

1.a.iv. Incomplete Data For Last Menstrual Period

As outlined in ODJFS Encounter Data Specifications, the last menstrual period (LMP) field is a required encounter data field. It is discussed in Item 14 of the “HCFA 1500 Billing Instructions.” The date of the LMP is essential for calculating the clinical performance measures and allows the ODJFS to adjust performance expectations for the length of a pregnancy.

The occurrence code and date fields on the UB-92, which are “optional” fields, can also be used to submit the date of the LMP. These fields are described in Items 32a & b, 33a & b, 34a & b, 35a & b of the “Inpatient Hospital” and “Outpatient Hospital UB-92 Claim Form Instructions.”

An occurrence code value of “10” indicates that a LMP date was provided. The actual date of the LMP would be given in the “Occurrence Date” field.

Measure: The percentage of recipients with a live birth during the SFY where a “valid” LMP date was given on one or more of the recipient’s perinatal claims. If the LMP date is before the date of birth and there is a difference of between 119 and 315 days between the date the recipient gave birth and the LMP date, then the LMP date will be considered a valid date.

Report Period: For the SFY 2005 contract period, performance will be evaluated using the January - December 2004 report period. For the SFY 2006 contract period, performance will be evaluated using the January - December 2005 report period.

Appendix L

Data Quality Standard: The data quality standard is 70% for encounters with dates of service in C Y 2003 and 80% for CY 2004 and thereafter.

Penalty for noncompliance: The first time an MCP is noncompliant with a standard for this measure, ODJFS will issue a Sanction Advisory informing the MCP that any future noncompliance instances with the standard for this measure will result in ODJFS imposing a monetary sanction. Upon all subsequent measurements of performance, if an MCP is again determined to be noncompliant with the standard, ODJFS will impose a monetary sanction (see Section 6) of one percent of the current month’s premium payment. Once the MCP is performing at standard levels and violations/deficiencies are resolved to the satisfaction of ODJFS, the money will be refunded.

1.a.v. Rejected Encounters

Encounters submitted to ODJFS that are incomplete or inaccurate are rejected and reported back to the MCPs on the Exception Report. If an MCP does not resubmit rejected encounters, ODJFS’ encounter data set will be incomplete.

Measure 1 only applies to MCPs that have had Medicaid membership for more than one year.

Measure 1: The percentage of encounters submitted to ODJFS that are rejected.

Report Period: For the SFY 2005 contract period, performance will be evaluated using the following report periods: April - June 2004; July - September 2004; October - December 2004; and January - March 2005. For the SFY 2006 contract period, performance will be evaluated using the following report periods: April - June 2005; July - September 2005; October - December 2005 and January - March 2006.

Data Quality Standard 1: Data Quality Standard 1 is a maximum encounter data rejection rate of 10% for each tape format for encounters submitted in SFY 2004 and thereafter.

Determination of Compliance: Performance is monitored once every quarter. Compliance determination with the standard applies only to the quarter under consideration and does not include performance in previous quarters.

Penalty for noncompliance with Data Quality Standard 1: The first time an MCP is noncompliant with a standard for this measure, ODJFS will issue a Sanction Advisory informing the MCP that any future noncompliance instances with the standard for this measure will result in ODJFS imposing a monetary sanction. Upon all subsequent measurements of performance, if an MCP is again determined to be noncompliant with the standard, ODJFS will impose a monetary sanction (see Section 6) of one percent of the current month’s premium payment. The monetary sanction will be applied for each tape format that is determined to be out of compliance.

Appendix L

Once the MCP is performing at standard levels and violations/deficiencies are resolved to the satisfaction of ODJFS, the money will be refunded.

Measure 2 only applies to MCPs that have had Medicaid membership for one year or less.

Measure 2: The percentage of encounters submitted to ODJFS that are rejected.

Report Period: The report period for Measure 2 is three months. Results are calculated and performance is monitored quarterly. The first quarter begins with the first three months of enrollment.

Data Quality Standard 2: The data quality standard is a maximum encounter data rejection rate for each tape format as follows:

First & second quarters with membership:	50%
Third & fourth quarters with membership:	25%

Tapes that are totally rejected will not be considered in the determination of noncompliance.

Determination of Compliance: Performance is monitored once every quarter. Compliance determination with the standard applies only to the quarter under consideration and does not include performance in previous quarters.

Penalty for Noncompliance with Data Quality Standard 2: If the MCP is determined to be noncompliant for either standard, ODJFS will impose a monetary sanction of one percent of the MCP’s current month’s premium payment. The monetary sanction will be applied only once per measure per compliance determination period and will not exceed a total of two percent of the MCP’s current month’s premium payment. Once the MCP is performing at standard levels and violations/deficiencies are resolved to the satisfaction of ODJFS, the money will be refunded. Special consideration will be made for MCPs with less than 1,000 members.

1.a.vi. Acceptance Rate

This measure only applies to MCPs that have had Medicaid membership for one year or less.

Measure: The rate of encounters (encounters per 1,000 member months (MM)) submitted to ODJFS.

Report Period: The report period for this measure is three months. Results are calculated and performance is monitored quarterly. The first quarter begins with the first three months of enrollment.

Appendix L

Data Quality Standard: The data quality standard is a monthly minimum accepted rate of encounters for each tape format as follows:

First and second quarters with membership:	50 encounters per 1,000 MM for NCPDP
65 encounters per 1,000 MM for NSF
20 encounters per 1,000 MM for UB-92

Third and fourth quarters with membership:	250 encounters per 1,000 MM for NCPDP
350 encounters per 1,000 MM for NSF
100 encounters per 1,000 MM for UB-92

Determination of Compliance: Performance is monitored once every quarter. Compliance determination with the standard applies only to the quarter under consideration and does not include performance in previous quarters.

Penalty for Noncompliance: If the MCP is determined to be noncompliant with the standard, ODJFS will impose a monetary sanction of one percent of the MCP’s current month’s premium payment. The monetary sanction will be applied only once per measure per compliance determination period and will not exceed a total of two percent of the MCP’s current month’s premium payment. Once the MCP is performing at standard levels and violations/deficiencies are resolved to the satisfaction of ODJFS, the money will be refunded. Special consideration will be made for MCPs with less than 1,000 members.

1.a.vii. Incomplete Birth Weight Data

Measure: The percentage of newborn delivery inpatient encounters during the state fiscal year which contained a birth weight. If a value of “88” through “96” is found on any of the five condition code fields on the UB-92 inpatient claim format, then the encounter will be considered to have a birth weight. The condition code fields are described in Items 24-30 of the “Inpatient Hospital, UB-92 Claim Form Instructions.”

Report Period: For the SFY 2005 contract period, performance will be evaluated using the January - December 2004 report period. For the SFY 2006 contract period, performance will be evaluated using the January - December 2005 report period.

Data Quality Standard: The data quality standard is 50% for encounters with dates of service in CY 2003, 70% in CY 2004, and 90% in CY 2005 and thereafter.

Penalty for noncompliance: For report period SFY 2004 and thereafter, if an MCP is determined to be noncompliant with the standard, ODJFS will impose a monetary sanction (see Section 6) of one percent of the current month’s premium payment. Once the MCP is performing at standard levels and violations/deficiencies are resolved to the satisfaction of ODJFS, the money will be refunded.

Appendix L

1.a.viii. Clinical Performance Measures

Results that reflect clinical services rendered for the Clinical Performance Measures as described in Appendix M, Performance Evaluation, depend on complete encounter data. The completeness of the encounter data is assessed for all Clinical Performance Measures by calculating a composite score.

Report Period: For the SFY 2005 contract period, performance will be evaluated using the January - December 2004 report period. For the SFY 2006 contract period, performance will be evaluated using the January - December 2005 report period.

For the SFY 2005 contract period, the results of the following CY 2004 Clinical Performance Measures will be used to calculated the composite score:

1. Perinatal Care – Frequency of Ongoing Prenatal Care

2. Perinatal Care – Initiation of Prenatal Care

3. Perinatal Care – Postpartum Care

4. Preventive Care for Children – Well-Child Visits

5. Use of Appropriate Medication for People with Asthma

6. Annual Dental Visits

7. Lead Screening

The composite score will be determined by considering whether or not the MCP’ s results for each measure are within 70% of the results of the best performing MCP. Points will be awarded for each measure and summed to calculate the composite score. Points for each measure will be awarded as follows:

MCP’s results below 70% of the results of the best performing MCP:	0 points
MCP’s results equal to or above 70% of the results of the best performing MCP:	1 point

The maximum composite score attainable is seven. For measures with multiple components, each component will contribute equally to the score for the whole measure, e.g., the results for each of the three age ranges will contribute to one-third of the score of the well-child visit measure.

Appendix L

Monetary sanctions between 0% and 5% of the current month’s premium payment will be determined according to the following table:

Composite Score	Monetary Sanction
7	0%
6	0%
5	0%
4	1%
3	2%
2	3%
1	4%
0	5%

In order to transition to the new method of calculating the clinical performance measures composite score for contract period SFY 2004, a one-time revision will be made in determining the method of refunding fines applied to the SFY 2002 results.

For MCPs that were sanctioned for low performance for SFY 2002 results, fines will be refunded only if an MCP’s CY 2003 or CY 2004 composite score is high enough (5,6, or 7) to result in no additional fine being applied.

For the SFY 2005 contract period and later, when each year’s results for the Clinical Performance Measures are finalized, a new composite score will be determined and ODJFS will impose new monetary sanctions, if applicable. At this time, if the composite score is higher than the prior year, then the prior year’s monetary sanctions related to this data quality measure will be refunded, if applicable. If a higher composite score is not achieved within two years of a monetary sanction imposed under this data quality measure, then the monetary sanction will not be refunded.

1.b. Encounter Data Accuracy

As with data completeness, the MCPs are responsible for assuring the collection and submission of accurate data to ODJFS. Failure to do so jeopardizes the MCP’s performance credibility and, if not corrected, will be assumed to indicate a failure in actual performance.

1.b.i. Encounter Data Accuracy Study

Measure: ODJFS validates the encounter data by measuring the rate of agreement between encounters and the corresponding medical records. The focus of the accuracy study will be on delivery encounters. Its primary purpose will be to verify that MCPs submit encounter data accurately and to ensure only one payment is made per delivery. The rate of appropriate payments will be determined by comparing a sample of delivery payments to the medical record.

Appendix L

Report Period: In order to provide timely feedback on the accuracy rate of encounters, the report period will be the most recent from when the measure is initiated. This measure is conducted annually.

Medical records retrieval from the provider and submittal to ODJFS or its designee is an integral component of the validation process. ODJFS has optimized the sampling to minimize the number of records required. This methodology requires a high record submittal rate. To aid MCPs in achieving a high submittal rate, ODJFS will give at least an 8 week period to retrieve and submit medical records as a part of the validation process. A record submittal rate will be calculated as a percentage of all records requested for the study.

Data Quality Standard 1: For results that are finalized during the contract year, the accuracy rate for encounters generating delivery payments is 100%.

Penalty for noncompliance: The MCP must participate in a detailed review of delivery payments made for deliveries during the report period. Any duplicate or unvalidated delivery payments must be returned to ODJFS.

Data Quality Standard 2: A minimum record submittal rate of 85%

Penalty for noncompliance: For all encounter data accuracy studies that are completed during this contract period, if an MCP is noncompliant with the standard, ODJFS will impose a non-refundable $10,000 monetary sanction.

1.b.ii. Generic Provider Number Usage

Measure: This measure is the percentage of non-pharmacy encounters with the generic provider number. Providers submitting claims which do not have an MMIS provider number must be submitted to ODJFS with the generic provider number 9111115.

All other encounters are required to have the MMIS provider number of the servicing provider. The report period for this measure is quarterly.

Report Period: For the SFY 2005 contract period, performance will be evaluated using the following report periods: January - March 2004; April - June 2004; July - September, 2004; October - December 2004. For the SFY 2006 contract period, performance will be evaluated using the following periods: January - March 2005; April - June 2005; July - September 2005; October - December 2005.

Data Quality Standard: A maximum generic provider usage rate of 10%.

Appendix L

Penalty for noncompliance: The first time an MCP is noncompliant with a standard for this measure, ODJFS will issue a Sanction Advisory informing the MCP that any future noncompliance instances with the standard for this measure will result in ODJFS imposing a monetary sanction. Upon all subsequent measurements of performance, if an MCP is again determined to be noncompliant with the standard, ODJFS will impose a monetary sanction (see Section 6) of three percent of the current month’s premium payment. Once the MCP is performing at standard levels and violations/deficiencies are resolved to the satisfaction of ODJFS, the money will be refunded.

1.c. Timely Submission of Encounter Data

1.c.i. Timeliness

ODJFS recommends submitting encounters no later than thirty-five days after the end of the month in which they were paid. ODJFS does not monitor standards specifically for timeliness, but the minimum claims volume (Section 1 .a.i.) and the rejected encounter (Section 1 .a.v.) standards are based on encounters being submitted within this time frame.

1.c.ii. Submission of Encounter Data Tapes

MCP submissions of encounter data tapes to ODJFS are limited to two per format per month. Should an MCP wish to send additional tapes, permission to do so must be obtained by contacting BMHC.

Information concerning the proper submission of encounter data may be obtained from the ODJFS Encounter Data File and Submission Specifications document. The MCP must submit a letter of certification, using the form required by ODJFS, with each encounter data tape. The letter of certification must be signed by the MCP’s Chief Executive Officer (CEO), Chief Financial Officer (CFO), or an individual who has delegated authority to sign for, and who reports directly to, the MCP’s CEO or CFO.

2. SCREENING, ASSESSMENT, AND CASE MANAGEMENT DATA

ODJFS designed a screening, assessment, and case management system (SACMS) in order to monitor MCP compliance with program requirements specified in Appendix G, Coverage and Services. Each MCP’s screening, assessment, and case management data submissions will be assessed for completeness and accuracy. The MCP is responsible for submitting a screening and assessment file (see Section 1 .b. of Appendix M, Performance Evaluation, for exceptions to this requirement) and a case management file every month. Failure to do so jeopardizes the MCP’s ability to demonstrate compliance with CSHCN requirements. For detailed descriptions of the screening, assessment, and case management measures below, see ODJFS Methods for Screening, Assessment, and Case Management Data Quality Measures.

Appendix L

2.a. Screening, Assessment, and Case Management System Data Accuracy

2.a.i. Open Case Management Spans for Disenrolled Members

Measure: The percentage of the MCP’s adult and children case management records in the Screening, Assessment, and Case Management System that have open case management date spans for members who have disenrolled from the MCP.

Report Period: For the SFY 2005 contract period, performance will be evaluated using the January - June 2004 and July - December 2004 report periods. For the SFY 2006 contract period, performance will be evaluated using the January - June 2005 and July - December 2005 report periods.

Data Quality Standard: A rate of open case management spans for disenrolled members of no more than 1.0%.

Penalty for noncompliance: If an MCP is noncompliant with the standard, then the ODJFS will issue a Sanction Advisory informing the MCP that a monetary sanction will be imposed if the MCP is noncompliant for any future report periods. Upon all subsequent semi-annual measurements of performance, if an MCP is again determined to be noncompliant with the standard, ODJFS will impose a monetary sanction of one-half of one percent of the current month’s premium payment. Once the MCP is performing at standard levels and violations/deficiencies are resolved to the satisfaction of ODJFS, the money will be refunded.

2.b. Timely Submission of Screening and Assessment Files and Case Management Files

Data Quality Submission Requirement: The MCP must submit Screening and Assessment and Case Management files on a monthly basis according to the specifications established in ODJFS Screening, Assessment, and Case Management File and Submission Specifications.

Penalty for noncompliance: See Appendix N, Compliance Assessment System, for the penalty for noncompliance with this requirement.

3. EXTERNAL QUALITY REVIEW DATA

In accordance with federal law and regulations, ODJFS is required to conduct an independent quality review of contracting managed care plans. The OAC rule 5101:3-26-07(C) requires MCPs to submit data and information as requested by ODJFS or its designee for the annual external quality review.

Two information sources are integral to these studies: encounter data and medical records. Because encounter data is used to draw samples for the clinical studies, quality must be sufficient to ensure valid sampling.

Appendix L

An adequate number of medical records must then be retrieved from providers and submitted to ODJFS or its designee in order to generalize results to all applicable members. To aid MCPs in achieving the required medical record submittal rate, ODJFS will give at least an eight week period to retrieve and submit medical records.

If an MCP does not complete a study because either their encounter data is of insufficient quality or too few medical records are submitted, accurate evaluation of clinical quality in the study area cannot be determined for the individual MCP and the assurance of adequate clinical quality for the program as a whole is jeopardized.

3.a. Independent External Quality Review

Measure: The independent external quality review covers both administrative and clinical focus areas of study.

Report Period: The report period is one year. Results are calculated and performance is monitored annually. Performance is measured with each review.

Data Quality Standard 1: Sufficient encounter data quality in each study area to draw a sample as determined by the external quality review organization

Penalty for noncompliance with Data Quality Standard 1: For each study that is completed during this contract period, if an MCP is noncompliant with the standard, ODJFS will impose a non-refundable $10,000 monetary sanction.

Data Quality Standard 2: A minimum record submittal rate of 85 percent for each clinical measure.

Penalty for noncompliance for Data Quality Standard 2: For each study that is completed during this contract period, if an MCP is noncompliant with the standard, ODJFS will impose a non-refundable $10,000 monetary sanction.

4. MEMBERS=PCPDATA

Data Quality Submission Requirement: The MCP must submit a Members’ Designated PCP Data files on a monthly basis according to the specifications established in ODJFS Members’ PCP Data File and Submission Specifications.

Penalty for noncompliance: See Appendix N, Compliance Assessment System, for the penalty for noncompliance with this requirement.

Appendix L

5. APPEALS AND GRIEVANCES DATA

Pursuant to OAC rule 5101:3-26-08.4, MCPs are required to submit information at least monthly to ODJFS regarding appeal and grievance activity. ODJFS requires these submissions to be in an electronic data file format pursuant to the Appeal File and Submission Specifications and Grievance File and Submission Specifications.

The appeal data file and the grievance data file must include all appeal and grievance activity, respectively, for the previous month, and must submitted by the ODJFS-specified due date. These data files must be submitted in the ODJFS- specified format and with the ODJFS- specified filename in order to be successfully processed.

Penalty for noncompliance: MCPs who fail to submit their monthly electronic data files to the ODJFS by the specified due date or who fail to resubmit, by no later than the end of that month, a file which meets the data quality requirements will be subject to penalty as stipulated under the Compliance Assessment System (Appendix N).

6. NOTES

6.a. Penalties, Including Monetary Sanctions, for Noncompliance

Penalties for noncompliance with standards outlined in this appendix, including monetary sanctions, will be imposed as the results are finalized. With the exception of Sections 1.a.i. and 1.a.v., no monetary sanctions described in this appendix will be imposed if the MCP is in its first contract year of Medicaid program participation. Notwithstanding the penalties specified in this Appendix, ODJFS reserves the right to apply the most appropriate penalty to the area of deficiency identified when an MCP is determined to be noncompliant with a standard. Monetary penalties for noncompliance on an individual measure for each period compliance is determined in this appendix will not exceed $300,000.

Refundable monetary sanctions will be based on the premium payment in the month of the cited deficiency and due within 30 days of notification by ODJFS to the MCP of the amount.

Any monies collected through the imposition of such a sanction will be returned to the MCP (minus any applicable collection fees owed to the Attorney General=s Office, if the MCP has been delinquent in submitting payment) after the MCP has demonstrated full compliance with the particular program requirement and the violations/deficiencies are resolved to the satisfaction of ODJFS. If an MCP does not comply within two years of the date of notification of noncompliance, then the monies will not be refunded.

Appendix L

6.b. Combined Remedies

If ODJFS determines that one systemic problem is responsible for multiple deficiencies, ODJFS may impose a combined remedy which will address all areas of deficient performance. The total fines assessed in any one month will not exceed 15% of the MCP’s monthly premium payment.

6.c. Membership Freezes

MCPs found to have a pattern of repeated or ongoing noncompliance may be subject to a membership freeze.

6.d. Reconsideration

Requests for reconsideration of monetary sanctions and enrollment freezes may be submitted as provided in Appendix N, Compliance Assessment System.

6.e. Contract Termination, Nonrenewals, or Denials

Upon termination either by the MCP or ODJFS, nonrenewal, or denial of an MCP provider agreement, all previously collected refundable monetary sanctions will be retained by ODJFS.

APPENDIX M

PERFORMANCE EVALUATION

This appendix establishes minimum performance standards for managed care plans (MCPs) in key program areas. The intent is to maintain accountability for contract requirements. Performance will be evaluated in the categories of Quality of Care, Access, Consumer Satisfaction, and Administrative Capacity. Each performance measure has an accompanying minimum performance standard. MCPs with performance levels below the minimum performance standards will be required to take corrective action. Selected measures in this appendix will be used to determine incentives as specified in Appendix O, Performance Incentives.

1. QUALITY OF CARE

1.a. Independent External Quality Review

In accordance with federal law and regulations state Medicaid agencies must annually provide for an external review of the quality outcomes and timeliness of, and access to, services provided by Medicaid-contracting MCPs (42 CFR 438.204(d)). The external review assist the state in assuring MCP compliance with program requirements and facilitates the collection of accurate and reliable information concerning MCP performance.

Measure: The independent external quality review covers both an administrative component and clinical focus areas of study. The overall score is weighted to emphasize clinical performance.

Report Period: For the SFY 2004 contract period, performance will be evaluated using the reviews that are finalized during SFY 2004. For the SFY 2005 contract period, performance will be evaluated using the reviews that are finalized during SFY 2005.

Minimum Performance Standard 1: A minimum score of 75% for each clinical study and the administrative component.

Action Required for Noncompliance with the Minimum Performance Standard 1: For all studies that are finalized during this contract period, if an MCP is noncompliant with the standard, then the MCP is required to complete a Performance Improvement Project, as described in Appendix K, Quality Assessment and Performance Improvement Program, to address the area(s) of noncompliance.

Minimum Performance Standard 2: Each MCP must achieve an overall score of at least 75%.

Appendix M

Penalty for Noncompliance with the Minimum Performance Standard 2: A serious deficiency may result in immediate termination or nonrenewal of the provider agreement. (Examples of a external quality review serious deficiency is a score of less than 75 percent for each clinical study or a score of less than 75 percent for the administrative component with a score of less than 75 percent on the preponderance of clinical studies).

1.b. Children with Special Health Care Needs (CSHCN)

In order to ensure state compliance with federal requirements under the 1915(b) Medicaid managed care waiver program authority, as well as the provisions of 42 CFR 438.208, the Bureau of Managed Health Care established Children with Special Health Care Needs (CSHCN) basic program requirements in Appendix G, Coverage and Services, and corresponding minimum performance standards as described below. The purpose of these measures is to improve identification and screening, assure a thorough and comprehensive assessment, and provide appropriate and targeted case management services to CSHCN. For a comprehensive description of the CSHCN measures below, see ODJFS Methods for Children with Special Health Care Needs Performance Measures.

Data Submission Requirement and Performance Measures Exceptions: Screening and assessment files are not required to be submitted to ODJFS as described in Appendix G, Coverage and Services, and measures pertaining to the screening and assessment of newly-enrolled children as described in this Appendix, Sections 1.b.i. and ii do not apply if an MCP meets one of the two following criteria:

•	An MCP meets the performance target of 5.0% for the Case Management of Newly-Enrolled Children measure as described in Section 1.b.iii.; or

•	An MCP meets the 60% minimum performance standard for the Identification of Newly-Enrolled Children with Special Health Care Needs measure as described in Section 1.b.i, and during the same evaluation period meet the 85% minimum performance standard for the Assessment of Newly-Enrolled Children measure as described in Section 1.b.ii.

The frequency of measurement to determine this reporting and performance measures exception is monthly and is based on a six month rolling period.

1.b.i Identification of Newly-Enrolled Children with Special Health Care Needs

Measure: The adjusted percentage of newly-enrolled children 6 months and over and under 21 years of age that are identified within 60 days of the effective date of enrollment, of those children expected to be screened.

Appendix M

Note: See Appendix G.ii., for identification methods. For all newly-enrolled members who were not screened at the time of enrollment by the Selection Services Contractor (SSC) and are not identified as CSHCN through an administrative review, MCPs must use the ODJFS CSHCN Screening Questions to identify potential CSHCN.

Report Period: For the SFY 2005 contract period, performance will be evaluated using the January - June 2004 and July - December 2004 report periods. For the SFY 2006 contract period, performance will be evaluated using the January - June 2005 and July - December 2005 report periods.

Minimum Performance Standard: A minimum adjusted screening rate of 60%.

Penalty for Noncompliance: The first time an MCP is noncompliant with a standard for this measure, ODJFS will issue a Sanction Advisory informing the MCP that any future noncompliance instances with the standard for this measure will result in ODJFS imposing a monetary sanction. Upon all subsequent semi-annual measurements of performance, if an MCP is again determined to be noncompliant with the standard, ODJFS will impose a monetary sanction (see Section 5) of one half of one percent of the current month’s premium payment. Once the MCP is performing at standard levels and the violations/deficiencies are resolved to the satisfaction of ODJFS, the money will be refunded.

1.b.ii. Assessment of Newly-Enrolled Children

Measure: The adjusted percentage of newly-enrolled children 6 months and over and under 21 years of age with a positive identification that are assessed within 120 days of the effective date of enrollment, of those members expected to be assessed.

Report Period: For the SFY 2005 contract period, performance will be evaluated using the January - June 2004 and July - December 2004 report periods. For the SFY 2006 contract period, performance will be evaluated using the January - June 2005 and July - December 2005 report periods.

Minimum Performance Standard: A minimum adjusted assessment rate of 85%.

Penalty for Noncompliance: The first time an MCP is noncompliant with a standard for this measure, ODJFS will issue a Sanction Advisory informing the MCP that any future noncompliance instances with the standard for this measure will result in ODJFS imposing a monetary sanction. Upon all subsequent semiannual measurements of performance, if an MCP is again determined to be noncompliant with the standard, ODJFS will impose a monetary sanction (see Section 5) of one half of one percent of the current months premium payment. Once the MCP is performing at standard levels and the violations/deficiencies are resolved to the satisfaction of ODJFS, the money will be refunded.

Appendix M

1.b.iii. Case Management of Newly-Enrolled Children

Measure: The percent of newly-enrolled children 6 months and over and under 21 years of age that receive case management services.

Report Period: Rolling semiannual periods will be used to determine screening and assessment reporting exemptions.

Minimum Performance Standard: A minimum case management rate of 5.0%.

Note: There is not a performance standard or penalty for noncompliance for this measure. This measure will be used to determine whether MCPs are required to submit screening and assessment files and if measures pertaining to the screening and assessment of new members will be applied (see Section 1. b.).

1.b.iv. Case Management of Children

Measure: The average monthly case management rate for children 6 months and over and under 21 years of age.

Report Period: The July - December 2003 report period will set the baseline level of performance for the January - June 2004 report period. For the SFY 2005 contract period, performance will be evaluated using the January - June 2004 and July - December 2004 report periods. For the SFY 2006 contract period, performance will be evaluated using the January - June 2005, and July - December 2005 report periods.

Performance Target: A minimum case management rate of 5.0%.

Minimum Performance Standard: For results that are below the performance target the performance standard is an improvement level that results in a 20% decrease between the target and the previous reporting periods results. For MCPs that reach or surpass the performance target, then the standard is to keep the results at or above the performance target.

Penalty for Noncompliance: The first time an MCP is noncompliant with a standard for this measure, ODJFS will issue a Sanction Advisory informing the MCP that any future noncompliance instances with the standard for this measure will result in ODJFS imposing a monetary sanction. Upon all subsequent semiannual measurements of performance, if an MCP is again determined to be noncompliant with the standard, ODJFS will impose a monetary sanction (see Section 5) of one half of one percent of the current months premium payment. Once the MCP is performing at standard levels and the violations/deficiencies are resolved to the satisfaction of ODJFS, the money will be refunded.

Appendix M

1.b.v. Case Management of Children with an ODJFS-Mandated Condition

Measure 1: The percent of children 6 months and over and under 21 years of age with a positive identification through an ODJFS administrative review of data for the ODJFS-mandated case management condition of asthma that are case managed.

Report Period: The January - March 2004 report period will set the baseline level of performance for the July - September 2004 report period. For the SFY 2005 contract period, performance will be evaluated using the July - September 2004 and January - March 2005 report periods. For the SFY 2006 contract period, performance will be evaluated using the July - September 2005 and January - March 2006 reporting periods.

Measure 2: The percent of children age 17 and under with a positive identification through an ODJFS administrative review of data for the ODJFS-mandated case management condition of teen pregnancy that are case managed.

Report Period: The January - June, 2004 report period will set the baseline level of performance for the July - December 2004 report period. For the SFY 2005 contract period, performance will be evaluated using the July - December 2004 report period. For the SFY 2006 contract period, performance will be evaluated using the January - June 2005 and July - December 2005 reporting periods.

Measure 3: The percent of children 6 months and over and under 21 years of age with a positive identification through an ODJFS administrative review of data for the ODJFS-mandated case management condition of HIV/AIDS that are case managed.

Report Period: The January - March, 2004 report period will set the baseline level of performance for the July - September 2004 report period. For the SFY 2005 contract period, performance will be evaluated using the July - September, 2004 and January - March 2005 report periods. For SFY 2006 contract period, performance will be evaluated using the July - September 2005 and January - March 2006 report periods.

Performance Target for Measures 1, 2, and 3: A minimum case management rate of 80%.

Minimum Performance Standard for Measures 1, 2, and 3: For results that are below the performance target the performance standard is an improvement level that results in a 20% decrease between the target and the previous reporting periods results. For MCPs that reach or surpass the performance target, then the standard is to keep the results at or above the performance target.

Appendix M

Penalty for Noncompliance: The first time an MCP is noncompliant with the standard for measures 1 or 2, ODJFS will issue a Sanction Advisory informing the MCP that any future noncompliance instances with the standard for this measure will result in ODJFS imposing a monetary sanction. Upon all subsequent semi-annual measurements of performance, if an MCP is again determined to be noncompliant with the standard for measures 1 or 2, ODJFS will impose a monetary sanction (see Section 5) of one half of one percent of the current months premium payment. Once the MCP is performing at standard levels and the violations/deficiencies are resolved to the satisfaction of ODJFS, the money will be refunded. Note: For both SFY 2005 and 2006, measure 3 is a reporting-only measure.

1.c. Clinical Performance Measures

MCP performance will be assessed based on the analysis of submitted encounter data for each year. For certain measures, standards are established; the identification of these standards is not intended to limit the assessment of other indicators for performance improvement activities. Performance on multiple measures will be assessed and reported to the MCPs and others, including Medicaid consumers.

The clinical performance measures described below closely follow the National Committee for Quality Assurance’s Health Plan Employer Data and Information Set (HEDIS). Minor adjustments to HEDIS measures were required to account for the differences between the commercial population and the Medicaid population such as shorter and interrupted enrollment periods. NCQA may annually change its method for calculating a measure. These changes can make it difficult to evaluate whether improvement occurred from a prior year. For this reason, ODJFS will use the same methods to calculate the baseline results and the results for the period in which the MCP is being held accountable. For example, the same methods were being used to calculate calendar year 2002 results (the baseline period) and calendar year 2003 results. The methods will be updated and a new baseline will be created during 2004 for calendar year 2003 results. These results will then serve as the baseline to evaluate whether improvement occurred from calendar year 2003 to calendar year 2004. For a comprehensive description of the clinical performance measures below, see ODJFS Methods for Clinical Performance Measures.

Report Period: For the SFY 2004 contract period, performance will be evaluated using the January - December 2003 report period for the clinical performance measures. For the SFY 2005 contract period, performance will be evaluated using the January - December 2004 report period. For the SFY 2006 contract period, performance will be evaluated using the January - December 2005 report period.

1.c.i. Perinatal Care – Frequency of Ongoing Prenatal Care

Measure: The percentage of enrolled women with a live birth during the year who received the expected number of prenatal visits. The number of observed versus expected visits will be adjusted for length of enrollment.

Target: 80% of the eligible population must receive 81% or more of the expected number of prenatal visits.

Appendix M

Minimum Performance Standard: The level of improvement must result in at least a 10% decrease in the difference between the target and the previous report period’s results. (For example, if last year’s results were 20%, then the difference between the target and last year’s results is 60%. In this example, the standard is an improvement in performance of 10% of this difference or 6%. In this example, results of 26% or better would be compliant with the standard.)

Action Required for Noncompliance: If the standard is not met and the results are below 42%, then the MCP is required to complete a Performance Improvement Project, as described in Appendix K, Quality Assessment and Performance Improvement Program, to address the area of noncompliance.

If the standard is not met and the results are at or above 42%, then ODJFS will issue a Quality Improvement Directive which will notify the MCP of noncompliance and may outline the steps that the MCP must take to improve the results.

1.c.ii. Perinatal Care - Initiation of Prenatal Care

Measure: The percentage of enrolled women with a live birth during the year who had a prenatal visit within 42 days of enrollment or by the end of the first trimester for those women who enrolled in the MCP during the early stages of pregnancy.

Target: 90% of the eligible population initiate prenatal care within the specified time.

Minimum Performance Standard: The level of improvement must result in at least a 10% decrease in the difference between the target and the previous year’s results.

Action Required for Noncompliance: If the standard is not met and the results are below 71%, then the MCP is required to complete a Performance Improvement Project, as described in Appendix K, Quality Assessment and Performance Improvement Program, to address the area of noncompliance. If the standard is not met and the results are at or above 71%, then ODJFS will issue a Quality Improvement Directive which will notify the MCP of noncompliance and may outline the steps that the MCP must take to improve the results.

1.c.iii. Perinatal Care - Postpartum Care

Measure: The percentage of women who delivered a live birth who had a postpartum visit on or between 21 days and 56 days after delivery.

Target: At least 80% of the eligible population must receive a postpartum visit.

Minimum Performance Standard: The level of improvement must result in at least a 5% decrease in the difference between the target and the previous year’s results.

Appendix M

Action Required for Noncompliance: If the standard is not met and the results are below 48%, then the MCP is required to complete a Performance Improvement Project, as described in Appendix K, Quality Assessment and Performance Improvement Program, to address the area of noncompliance. If the standard is not met and the results are at or above 48%, then ODJFS will issue a Quality Improvement Directive which will notify the MCP of noncompliance and may outline the steps that the MCP must take to improve the results.

1.c.iv. Preventive Care for Children - Well-Child Visits

Measure: The percentage of children who received the expected number of well-child visits adjusted by age and enrollment. The expected number of visits is as follows:

Children who turn 15 months old: six or more well-child visits.

Children who were 3, 4, 5, or 6, years old: one or more well-child visits.

Children who were 12 through 21 years old: one or more well-child visits.

Target: At least 80% of the eligible children receive the expected number of well-child visits.

Minimum Performance Standard for Each of the Age Groups: The level of improvement must result in at least a 10% decrease in the difference between the target and the previous year’s results.

Action Required for Noncompliance (15 month old age group): If the standard is not met and the results are below 34%, then the MCP is required to complete a Performance Improvement Project, as described in Appendix K, Quality Assessment and Performance Improvement Program, to address the area of noncompliance. If the standard is not met and the results are at or above 34%, then ODJFS will issue a Quality Improvement Directive which will notify the MCP of noncompliance and may outline the steps that the MCP must take to improve the results.

Action Required for Noncompliance (3-6 year old age group): If the standard is not met and the results are below 50%, then the MCP is required to complete a Performance Improvement Project, as described in Appendix K, Quality Assessment and Performance Improvement Program, to address the area of noncompliance. If the standard is not met and the results are at or above 50%, then ODJFS will issue a Quality Improvement Directive which will notify the MCP of noncompliance and may outline the steps that the MCP must take to improve the results.

Action Required for Noncompliance (12-21 year old age group): If the standard is not met and the results are below 30%, then the MCP is required to complete a Performance Improvement Project, as described in Appendix K, Quality Assessment and Performance Improvement Program, to address the area of noncompliance. If the standard is not met and the results are at or above 30%, then ODJFS will issue a Quality Improvement Directive which will notify the MCP of noncompliance and may outline the steps that the MCP must take to improve the results.

Appendix M

1.c.v. Use of Appropriate Medications for People with Asthma

Measure: The percentage of members with persistent asthma who were enrolled for at least 11 months with the plan during the year and who received prescribed medications acceptable as primary therapy for long-term control of asthma.

Target: 80% of the eligible population must receive the recommended medications.

Minimum Performance Standard: The level of improvement must result in at least a 10% decrease in the difference between the target and the previous year’s results.

Action Required for Noncompliance: If the standard is not met and the results are below 53%, then the MCP is required to complete a Performance Improvement Project, as described in Appendix K, Quality Assessment and Performance Improvement Program, to address the area of noncompliance. If the standard is not met and the results are at or above 53%, then ODJFS will issue a Quality Improvement Directive which will notify the MCP of noncompliance and may outline the steps that the MCP must take to improve the results.

1.c.vi. Annual Dental Visits

Measure: The percentage of enrolled members age 4 through 21 who were enrolled for at least 11 months with the plan during the year and who had at least one dental visit during the year.

Target: At least 60% of the eligible population receive a dental visit.

Minimum Performance Standard: The level of improvement must result in at least a 10% decrease in the difference between the target and the previous year’s results.

Action Required for Noncompliance: If the standard is not met and the results are below 40%, then the MCP is required to complete a Performance Improvement Project, as described in Appendix K, Quality Assessment and Performance Improvement Program, to address the area of noncompliance. If the standard is not met and the results are at or above 40%, then ODJFS will issue a Quality Improvement Directive which will notify the MCP of noncompliance and may outline the steps that the MCP must take to improve the results.

1.c.vii. Lead Screening

Measure: The percentage of one and two year olds who received a blood lead screening by age group.

Target: At least 80% of the eligible population receive a blood lead screening.

Minimum Performance Standard for Each of the Age Groups: The level of improvement must result in at least a 10% decrease in the difference between the target and the previous year’s results.

Appendix M

Action Required for Noncompliance (1 year olds): If the standard is not met and the results are below 45% then the MCP is required to complete a Performance Improvement Project, as described in Appendix K, Quality Assessment and Performance Improvement Program, to address the area of noncompliance. If the standard is not met and the results are at or above 45%, then ODJFS will issue a Quality Improvement Directive which will notify the MCP of noncompliance and may outline the steps that the MCP must take to improve the results.

Action Required for Noncompliance (2 year olds): If the standard is not met and the results are below 28% then the MCP is required to complete a Performance Improvement Project, as described in Appendix K, Quality Assessment and Performance Improvement Program, to address the area of noncompliance. If the standard is not met and the results are at or above 28%, then ODJFS will issue a Quality Improvement Directive which will notify the MCP of noncompliance and may outline the steps that the MCP must take to improve the results.

2. ACCESS

Performance in the Access category will be determined by the following measures: Primary Care Physician (PCP) Turnover, Children’s Access to Primary Care, and Adults’ Access to Preventive/Ambulatory Health Services. For a comprehensive description of the access performance measures below, see ODJFS Methods for Access Performance Measures.

2.a. PCP Turnover

A high PCP turnover rate may affect continuity of care and may signal poor management of providers. However, some turnover may be expected when MCPs end contracts with physicians who are not adhering to the MCP’s standard of care. Therefore, this measure is used in conjunction with the children and adult access measures to assess performance in the access category.

Measure: The percentage of primary care physicians affiliated with the MCP as of the beginning of the measurement year who were not affiliated with the MCP as of the end of the year.

Report Period: For the SFY 2004 contract period, performance will be evaluated using the January - December 2003 report period For the SFY 2005 contract period, performance will be evaluated using the January - December 2004 report period. For the SFY 2006 contract period, performance will be evaluated using the January - December 2005 report period.

Minimum Performance Standard: A maximum PCP Turnover rate of 18 percent.

Action Required for Noncompliance: MCPs are required to perform a causal analysis of the high PCP turnover rate and assess the impact on timely access to health services, including continuity of care. If access has been reduced or coordination of care affected, then the MCP must develop and implement an action plan to address the findings.

Appendix M

2.b. Children’s Access to Primary Care

This measure indicates whether children aged 12 months to 11 years are accessing PCPs for sick or well-child visits.

Measure: The percentage of members age 12 months to 11 years who had a visit with an MCP PCP-type provider.

Report Period: For the SFY 2004 contract period, performance will be evaluated using the January - December 2003 report period. For the SFY 2005 contract period, performance will be evaluated using the January - December 2004 report period. For the SFY 2006 contract period, performance will be evaluated using the January - December 2005 report period.

Minimum Performance Standards:

SFY 2004 contract period - 70% of the children must receive a visit.

SFY 2005 contract period - 70% of the children must receive a visit.

Penalty for Noncompliance: If an MCP is noncompliant with the Minimum Performance Standard, then the MCP must develop and implement a corrective action plan.

2.c. Adults’ Access to Preventive/Ambulatory Health Services

This measure indicates whether adult members are accessing health services.

Measure: The percentage of members age 20 and older who had an ambulatory or preventive-care visit.

Report Period: For the SFY 2004 contract period, performance will be evaluated using the January - December 2003 report period. For the SFY 2005 contract period, performance will be evaluated using the January - December 2004 report period. For the SFY 2006 contract period, performance will be evaluated using the January - December 2005 report period.

Mininum Performance Standards:

SFY 2004 contract period - 65% of the adults must receive a visit.

SFY 2005 contract period - 63% of the adults must receive a visit.

Penalty for Noncompliance: If an MCP is noncompliant with the Minimum Performance Standard, then the MCP must develop and implement a corrective action plan.

Appendix M

3. CONSUMER SATISFACTION

In accordance with federal requirements and in the interest of assessing enrollee satisfaction with MCP performance, ODJFS periodically conducts independent consumer satisfaction surveys. Results are used to assist in identifying and correcting MCP performance overall and in the areas of access, quality of care, and member services. Performance in this category will be determined by the overall satisfaction score. For a comprehensive description of the Consumer Satisfaction performance measure below, see ODJFS Methods for Consumer Satisfaction Performance Measures.

Measure: Overall Satisfaction with MCP: The average rating of the respondents to the Consumer Satisfaction Survey who were asked to rate their overall satisfaction with their MCP. The results of this measure are reported annually.

Report Period: For the SFY 2005 contract period, performance will be evaluated using the results from the most recent consumer satisfaction survey completed prior to the end of the SFY 2005. For the SFY 2006 contract period, performance will be evaluated using the results from the most recent consumer satisfaction survey completed prior to the end of the SFY 2006.

Minimum Performance Standard: An average score of no less than 7.0.

Penalty for noncompliance: If an MCP is determined noncompliant with the Minimum Performance Standard, then the MCP must develop a corrective action plan and provider agreement renewals may be affected.

4. ADMINISTRATIVE CAPACITY

The ability of an MCP to meet administrative requirements has been found to be both an indicator of current plan performance and a predictor of future performance. Deficiencies in administrative capacity make the accurate assessment of performance in other categories difficult, with findings uncertain. Performance in this category will be determined by the Compliance Assessment System, and the emergency department diversion program. For a comprehensive description of the Administrative Capacity performance measures below, see ODJFS Methods for Administrative Capacity Performance Measures.

4.a. Compliance Assessment System

Measure: The number of points accumulated for one contract year (one state fiscal year) through the Compliance Assessment System.

Report Period: For the SFY 2004 contract period, performance will be evaluated using the July 2003 - June 2004 report period. For the SFY 2005 contract period, performance will be evaluated using the July 2004 - June 2005 report period.

Minimum Performance Standard: No more than 25 points

Appendix M

Penalty for Noncompliance: Penalties for points are established in Appendix N, Compliance Assessment System.

4.b. Emergency Department Diversion

Managed care plans must provide access to services in a way that assures access to primary and urgent care in the most effective settings and minimizes inappropriate utilization of emergency department (ED) services. MCPs are required to identify high utilizers of ED services and implement action plans designed to minimize inappropriate ED utilization.

Measure: The percentage of members who had four or more ED visits during the six month reporting period.

Report Period: For the SFY 2005 contract period, a baseline level of performance will be set using the January - June 2004 report period. Results will be calculated for the reporting period of July-December 2004 and compared to the baseline results to determine if the minimum performance standard is met. For the SFY 2006 contract period, a baseline level of performance will be set using the January - June 2005 report period. Results will be calculated for the reporting period of July - December 2005 and compared to the baseline results to determine if the minimum performance standard is met.

Target: A maximum of 0.70% of the eligible population will have four or more ED visits during the reporting period.

Minimum Performance Standard: The level of improvement must result in at least a 10% decrease in the difference between the target and the baseline period results.

Penalty for Noncompliance: If the standard is not met and the results are above 1.1%, then the MCP must develop a corrective action plan, for which ODJFS may direct the MCP to develop the components of their EDD program as specified by ODJFS. If the standard is not met and the results are at or below 1.1%, then the MCP must develop a Quality Improvement Directive.

5. NOTES

5.a. Report Periods

Unless otherwise noted, the most recent report or study finalized prior to the end of the contract period will be used in determining the MCP=s performance level for that contract period.

5.b. Monetary Sanctions

Penalties for noncompliance with individual standards in this appendix will be imposed as the results are finalized. Penalties for noncompliance with individual standards for each period compliance is determined in this appendix will not exceed $250,000.

Appendix M

Refundable monetary sanctions will be based on the capitation payment in the month of the cited deficiency and due within 30 days of notification by ODJFS to the MCP of the amount. Any monies collected through the imposition of such a sanction would be returned to the MCP (minus any applicable collection fees owed to the Attorney General=s Office, if the MCP has been delinquent in submitting payment) after they have demonstrated improved performance in accordance with this appendix. If an MCP does not comply within two years of the date of notification of noncompliance, then the monies will not be refunded.

5.c. Combined Remedies

If ODJFS determines that one systemic problem is responsible for multiple deficiencies, ODJFS may impose a combined remedy which will address all areas of deficient performance. The total fines assessed in any one month will not exceed 15% of the MCP=s monthly capitation.

5.d. Enrollment Freezes

MCPs found to have a pattern of repeated or ongoing noncompliance may be subject to an enrollment freeze.

5.e. Reconsideration

Requests for reconsideration of monetary sanctions and enrollment freezes may be submitted as provided in Appendix N, Compliance Assessment System.

5.f. Contract Termination, Nonrenewals or Denials

Upon termination, nonrenewal or denial of an MCP contact, all monetary sanctions collected under this appendix will be retained by ODJFS. The at-risk amount paid to the MCP under the current provider agreement will be returned to ODJFS in accordance with Appendix P, Terminations, of the provider agreement.

APPENDIX N

COMPLIANCE ASSESSMENT SYSTEM (CAS)

The compliance assessment system (CAS) is designed to improve the quality of each MCP’s performance through a progressive series of actions taken by ODJFS to address identified failures to meet certain program requirements. The CAS assesses progressive remedies with specified values (occurrences or points) assigned for certain documented failures to satisfy the deliverables required by the provider agreement. Remedies are progressive based upon the severity of the violation, or a repeated pattern of violations. Progressive measures that recognize and monitor continuous quality improvement efforts enable both ODJFS and the MCPs to determine performance consistently across MCPs over time.

The CAS focuses on noncompliance with clearly identifiable deliverables and occurrences/points are only assessed in documented and verified instances of noncompliance. The CAS does not replace ODJFS’ ability to require corrective action plans (CAPs) and program improvements, or to impose any of the sanctions specified in Ohio Administrative Code (OAC) rule 5101:3-26-10, including the proposed termination, amendment, or nonrenewal of the MCP’s provider agreement in certain circumstances.

The CAS does not include categories which require subjective assessments or which are not under the MCP’s control. Documented violations in the categories specified in this appendix will result in the assessment of occurrences and points, with point values proportional to the severity of the violation. This approach allows the accumulated point total to reflect both patterns of less serious violations as well as less frequent, more serious violations.

As stipulated in OAC rule 5101:3-26-10(F), regardless of whether ODJFS imposes a sanction, MCPs are required to initiate corrective action for any MCP program violations or deficiencies as soon as they are identified by the MCP or ODJFS.

Corrective Action Plans (CAPs) - MCPs may be required to develop CAPs for any instance of noncompliance, and CAPs are not limited to actions taken under the CAS. All CAPs requiring ongoing activity on the part of an MCP to ensure their compliance with a program requirement remain in effect for the next provider agreement period. In situations where ODJFS has already determined the specific action which must be implemented by the MCP or if the MCP has failed to submit an ODJFS- approvable CAP, ODJFS may require the MCP to comply with an ODJFS-developed or “directed” CAP.

Appendix N

Occurrences and Points - Occurrences and points are defined and applied as follows:

Occurrences — Failures to meet program requirements, including but not limited to, noncompliance with administrative requirements.

Examples:	–	Use of unapproved/unapprovable marketing materials.
	–	Failure to attend a required meeting.
	–	Second failure to meet a call center standard.

5 Points — Failures to meet program requirements, including but not limited to, actions which could impair the member’s ability to access information regarding services in a timely manner or which could impair a member’s rights.

Examples:	–	24-hour call-in system is not staffed by medical personnel.
	–	Failure to notify a member of their right to a state hearing when the MCP proposes to deny, reduce, suspend or terminate a Medicaid-covered service.
	–	Failure to appropriately notify ODJFS of provider panel terminations.

10 Points — Failures to meet program requirements, including but not limited to, actions which could affect the ability of the MCP to deliver or the member to access covered services.

Examples:	–	Failure to comply with the minimum provider panel requirements specified in Appendix H.
	–	Failure to provide medically-necessary Medicaid covered services to members.
	–	Failure to meet the electronic claims adjudication requirements.

Failure to submit or comply with CAPs will be assessed occurrences or points based on the nature of the violation under correction.

Appendix N

In order to reflect appropriately the impact of repeated violations, the following also applies:

After accumulating a total of three occurrences within the accumulation period, all subsequent occurrences during the period will be assessed as 5-point violations, regardless of the number of 5-point violations which have been accrued by the MCP.

After accumulating a total of three 5-point violations within the accumulation period, all subsequent 5-point violations during the period will be assessed as 8-point violations, except as specified above.

After accumulating a total of two 10-point violations within the accumulation period, all subsequent 10-point violations during the period will be assessed as 15-point violations.

Occurrences and points will accumulate over the duration of the provider agreement. With the beginning of a new provider agreement, the MCP will begin the new accumulation period with a score of zero unless the MCP has accrued a total of 55 points or more during the prior provider agreement period. Those MCPs who have accrued a total of 55 points or more during the provider agreement will carry these points over for the first three months of their next provider agreement. If the MCP does not accrue any additional points during this three-month period the MCP will then have their point total reduced to zero and continue on in the new accumulation period. If the MCP does accrue additional points during this three-month period, the MCP will continue to carry the points accrued from the prior provider agreement plus any additional points accrued during the new provider agreement accumulation period.

For purposes of the CAS, the date that ODJFS first becomes aware of an MCP’s program violation is considered the date on which the violation occurred. Therefore, program violations that technically reflect noncompliance from the previous provider agreement period will be subject to remedial action under CAS at the time that ODJFS first becomes aware of this noncompliance.

In cases where an MCP subcontracting provider is found to have violated a program requirement (e.g., failing to provide adequate contract termination notice, marketing to potential members, unapprovable billing of members, etc.), ODJFS will not assess occurrences or points if: (1) the MCP can document that they provided sufficient notification/education to providers of applicable program requirements and prohibited activities; and (2) the MCP takes immediate and appropriate action to correct the problem and to ensure that it does not happen again. Repeated incidents will be reviewed to determine if the MCP has a systemic problem in this area, and if so, occurrences or points may be assessed.

ODJFS expects all required submissions to be received by their specified deadline. Unless otherwise specified, late submissions will initially be addressed through CAPs, with repeated instances of untimely submissions resulting in escalating penalties.

Appendix N

If an MCP determines that they will be unable to meet a program deadline, the MCP must verbally inform the designated ODJFS contact person (or their supervisor) of such and submit a written request (by facsimile transmission) for an extension of the deadline by no later than 3 PM on the date of the deadline in question. Extension requests should only be submitted in situations where unforeseeable circumstances have arisen which make it impossible for the MCP to meet an ODJFS-stipulated deadline. Only written approval by ODJFS of a deadline extension will preclude the assessment of a CAP, occurrence or points for untimely submissions.

No points or occurrences will be assigned for any violation where an MCP is able to document that the precipitating circumstances were completely beyond their control and could not have been foreseen (e.g., a construction crew severs a phone line, a lightning strike blows a computer system, etc.).

ODJFS will not issue a 10-point violation for failure to meet minimum provider panel requirements if the MCP notifies ODJFS that they will voluntarily amend their provider agreement to cease providing services to Medicaid eligibles in the county in question.

REMEDIES

Progressive remedies will be based on the number of points accumulated at the time of the most recent incident. Unless otherwise indicated in this appendix, all fines issued under the CAS are nonrefundable.

1-9 Points	Corrective Action Plan (CAP)

10-19 Points	CAP + $2500 fine

20-29 Points	CAP + $5000 fine

30-39 Points	CAP + $10,000 fine

40-69 Points	CAP + $15,000 fine

70+ Points	Proposed Contract Termination

Appendix N

New Member Selection Freezes:

ODJFS may prohibit an MCP from receiving new membership through voluntary selections or the assignment process (selection freeze) in one or more counties if : (1) the MCP has accumulated a total of 20 or more points during the accrual period; (2) the MCP fails to fully implement a CAP within the designated time frame; or (3) circumstances exist which potentially jeopardize the MCP’s members’ access to care. Examples of circumstances that ODJFS may consider as jeopardizing member access to care include:

•	the MCP has been found by ODJFS to be noncompliant with the prompt payment or the non-contracting provider payment requirements;

•	the MCP has been found by ODJFS to be out of compliance with the provider panel requirements specified in Appendix H;

•	the MCP’s refusal to comply with a program requirement after ODJFS has directed the MCP to comply with the specific program requirement; or

•	the MCP has received notice of proposed or implemented adverse action by the Ohio Department of Insurance.

Reduction of Assignments

ODJFS may reduce the number of assignments an MCP receives if ODJFS determines that the MCP lacks sufficient administrative capacity to meet the needs of the increased volume in membership. Examples of circumstances which ODJFS may determine demonstrate a lack of sufficient administrative capacity include, but are not limited to an MCP’s failing to: repeatedly provide new member materials by the member’s effective date; meet the minimum call center requirements; meet the minimum performance standards for identifying and assessing children with special health care needs and members needing case management services; and/or provide complete and accurate appeal/grievance, designated PCP and SACMS data files.

Noncompliance with Claims Adjudication Requirements:

In lieu of a nonrefundable fine, ODJFS will instead impose 10 points and a refundable fine equal to 5% of an MCP’s monthly premium payment or $300,000, whichever is less, if ODJFS finds the MCP to be out of compliance with any of the claims adjudication requirements specified in Appendix C.

Appendix N

Noncompliance with Prompt Payment:

Noncompliance with prompt pay requirements as specified by ODJFS will result in progressive penalties with penalties to be assessed on a quarterly basis. The first violation during the contract term will result in the assessment of 5 points and submission of monthly status reports to ODJFS until the next quarterly report is due. The second and any subsequent violation during the contract term will result in the submission of monthly status reports, assessment of 10 points and a refundable fine equal to 5% of the MCP’s monthly premium payment or $300,000, whichever is less. The refundable fine will be applied in lieu of a nonrefundable fine and the money will be refunded by ODJFS only after the MCP complies with the required standards for two consecutive quarters.

If an MCP is found to have not been in compliance with the prompt pay requirements for any time period for which a report and signed attestation have been submitted representing the MCP as being in compliance, the MCP will be subject to a selection freeze of not less than three months duration.

Noncompliance with Clinical Laboratory Improvement Amendments:

Noncompliance with CLIA requirements as specified by ODJFS will result in the assessment of a nonrefundable $1,000 fine for each documented violation.

Noncompliance with Encounter Data Submissions:

Submission of unpaid encounters (except for immunization services as specified in Appendix L) will result in the assessment of a nonrefundable $1,000 fine for each documented violation.

Noncompliance with Abortion and Sterilization Payment

Noncompliance with abortion and sterilization requirements as specified by ODJFS will result in the assessment of a nonrefundable $1,000 fine for each documented violation. Additionally, MCPs must take all appropriate action to correct each such ODJFS-documented violation.

Refusal to Comply with Program Requirements

If ODJFS has instructed an MCP that they must comply with a specific program requirement and the MCP refuses, ODJFS will consider this to mean that the MCP is no longer operating in the best interests of the MCP’s members or the state of Ohio and will move to terminate or nonrenew the MCP’s provider agreement pursuant to OAC rule 5101:3-26-10(G).

Appendix N

General Provisions:

All notifications of the imposition of a fine or freeze will be made via certified or overnight mail to the identified MCP Medicaid Coordinator.

Pursuant to procedures specified by ODJFS, refundable and nonrefundable monetary sanctions/assurances must be remitted to ODJFS within thirty days of receipt of the invoice by the MCP. In addition, per Ohio Revised Code Section 131.02, payments not received within forty-five days will be certified to the Attorney General’s (AG’s) office. MCP payments certified to the AG’s office will be assessed the appropriate collection fee by the AG’s office.

Refundable monetary sanctions/assurances applied by ODJFS will be based on the premium payment for the month in which the MCP was cited for the deficiency. Any monies collected through the imposition of such a fine would be returned to the MCP (minus any applicable collection fees owed to the Attorney General’s Office if the MCP has been delinquent in submitting payment) after they have demonstrated full compliance with the particular program requirement.

If an MCP does not comply within two years of the date of notification of noncompliance, then the monies will not be refunded.

If ODJFS determines that one systemic problem is responsible for multiple areas of noncompliance, ODJFS may impose a combined remedy which will address all areas of noncompliance.

Again, ODJFS can at any time move to terminate, amend or deny renewal of a provider agreement pursuant to the provisions of OAC rule 5101:3-26-10.

Upon termination, nonrenewal or denial of an MCP provider agreement, all previously collected monetary sanctions will be retained by ODJFS.

In addition to the remedies imposed under the CAS, remedies related to areas of data quality and financial performance may also be imposed pursuant to Appendices J, L, and M respectively.

If ODJFS determines that an MCP has violated any of the requirements of sections 1903(m) or 1932 of the Social Security Act which are not specifically identified within the CAS, the ODJFS may, pursuant to the provisions of OAC rule 5101:3-26-10(A): (1) notify the MCP’s members that they may terminate from the MCP without cause; and/or (2) suspend any further new member selections.

Appendix N

RECONSIDERATIONS

Requests for reconsiderations of remedial action taken under the CAS may be submitted as follows:

•	MCPs notified of ODJFS’ imposition of remedial action taken under the CAS (i.e., occurrences, points, fines, assignment reductions and selection freezes), will have five working days from the date of receipt to request reconsideration, although ODJFS will impose selection freezes based on an access to care concern concurrent with initiating notification to the MCP. (All notifications of the imposition of a fine or a freeze will be made via certified or overnight mail to the identified MCP Contact.) Any information that the MCP would like reviewed as part of the reconsideration must be submitted with the reconsideration request, unless ODJFS extends the time frame in writing.

•	All requests for reconsideration must be submitted by either facsimile transmission or overnight mail to the Chief, Bureau of Managed Health Care, and received by the fifth working day after receipt of notification of the imposition of the remedial action by ODJFS. The MCP will be responsible for verifying timely receipt of all reconsideration requests. All requests for reconsideration must explain in detail why the specified remedial action should not be imposed. The MCP’s justification for reconsideration will be limited to a review of the written material submitted by the MCP. The Bureau Chief will review all correspondence and materials related to the violation in question in making the final reconsideration decision.

•	Final decisions or requests for additional information will be made by ODJFS within five working days of receipt of the request for reconsideration.

If additional information is requested by ODJFS, a final reconsideration decision will be made within three working days of the due date for the submission. Should ODJFS require additional time in rendering the final reconsideration decision, the MCP will be notified of such in writing.

•	If a reconsideration request is decided, in whole or in part, in favor of the MCP, both the penalty and the points associated with the incident, will be rescinded or reduced. The MCP may still be required to submit a CAP if the Bureau Chief believes that a CAP is still warranted.

Appendix N

POINT COMPLIANCE SYSTEM - POINT VALUES

OCCURRENCES: Failures to meet program requirements, including but not limited to, noncompliance with administrative requirements. Examples are:

•	Unapproved use of marketing/member materials.

•	Failure to attend ODJFS-required meetings or training sessions.

•	Failure to maintain ODJFS-required documentation.

•	Use of unapproved subcontracting providers where prior approval is required by ODJFS.

•	Use of unapprovable subcontractors (e.g., not in good standing with Medicaid and/or Medicare programs, provider listed in directory but no current contract, etc.) where prior- approval is not required by ODJFS.

•	Failure to provide timely notification to members, as required by ODJFS (e.g., notice of PCP or hospital termination from provider panel).

•	Participation in a prohibited or unapproved marketing activity.

•	Second failure to meet the monthly call-center requirements for either the member services or 24-hour call-in system lines.

•	Failure to submit and/or comply with a Corrective Action Plan (CAP) requested by ODJFS as the result of an occurrence, or when no occurrence was designated for the precipitating violation of the OAC rules or provider agreement

•	Failure to comply with the physician incentive plan (PhIP) requirements, except for noncompliance where member rights are violated (i.e, failure to complete required patient satisfaction surveys or to provide members with requested PhIP information) or where false, misleading or inaccurate information is provided to ODJFS.

Appendix N

5 POINTS: Failures to meet program requirements, including but not limited to, actions which could impair the member’s ability to access information regarding services in a timely manner or which could impair a consumer’s or member’s rights. Examples are:

•	Violations which result in selection or termination counter to the recipient’s preference (e.g., a recipient makes a selection decision based on inaccurate provider panel information from the MCP).

•	Any violation of an member’s rights.

•	Failure to provide member materials to new members in a timely manner.

•	Failure to comply with appeal, grievance, or state hearing requirements, including timely submission to ODJFS.

•	Failure to staff 24-hour call-in system with appropriate trained medical personnel.

•	Third failure to meet the monthly call-center requirements for either the member services or the 24-hour call-in system lines.

•	Failure to submit and/or comply with a CAP as a result of a 5-point violation.

•	Failure to meet the prompt payment requirements (first violation).

•	Provision of false, inaccurate or materially misleading information to health care providers, the MCP’s members, or any eligible individuals.

•	Failure to submit a required monthly SACMS file (as specified in Appendix L) by the end of the month the submission was required.

•	Failure to submit a required monthly Members’ Designated PCP file (as specified in Appendix L) by the end of the month the submission was required.

Appendix N

10 POINTS: Failures to meet program requirements, including but not limited to, actions which could affect the ability of the MCP to deliver or the consumer to access covered services. Examples are:

•	Failure to meet any of the provider panel requirements as specified in Appendix H.

•	Discrimination among members on the basis of their health status or need for health care services (this includes any practice that would reasonably be expected to encourage termination or discourage selection by individuals whose medical condition indicates probable need for substantial future medical services).

•	Failure to assist a member in accessing needed services in a timely manner after request from the member.

•	Failure to process prior authorization requests within prescribed time frame.

•	Failure to remit any ODJFS-required payments within the specified time frame.

•	Failure to meet the electronic claims adjudication requirements.

•	Failure to submit and/or comply with a CAP as a result of a 10-point violation.

•	Failure to meet the prompt payment requirements (second and subsequent violations).

•	Fourth and any subsequent failure to meet the monthly call-center requirements for either the member services or the 24-hour call-in system lines.

•	Failure to provide ODJFS with a required submission after ODJFS has notified the MCP that the prescribed deadline for that submission has passed.

•	Failure to submit a required monthly appeal or grievance file (as specified in Appendix L) by the end of the month the submission was required.

•	Misrepresentation or falsification of information that the MCP furnishes to the ODJFS or to the Centers for Medicare and Medicaid Services.

APPENDIX O

PERFORMANCE INCENTIVES

This Appendix establishes incentives for managed care plans (MCPs) to improve performance in specific areas important to the Medicaid MCP members. Incentives include the at-risk amount included with the monthly premium payments (see Appendix F, Rate Chart), and possible additional monetary rewards up to $250,000. To qualify for consideration of any incentives, MCPs must meet minimum performance standards established in Appendix M, Performance Evaluation on selected measures, and achieve a minimum level of performance on the Clinical Performance Measures. For qualifying MCPs, higher performance standards for selected measures must be reached to be awarded a portion of the at-risk amount or additional incentives (see Sections 1 and 2).

The amount of incentives will be based on an MCP’s performance on three measures. An excellent and superior standard is set in this Appendix for each of the three measures. If an MCP qualifies for incentives, they will be awarded a portion of the at-risk amount for each excellent standard met. If an MCP meets all three excellent and superior standards, they may be awarded additional incentives (see Section 3). Incentives will be determined within six months after the end of the contract period.

1. SFY 2004 Incentives

1.a. Qualifying Performance Levels

To qualify for consideration of the SFY 2004 incentives, an MCP’s performance level must

1)	meet the minimum performance standards set in Appendix M, Performance Evaluation, for the measures listed below; and

2)	meet the incentive standards established for the Clinical Performance Measures below. A detailed description of the methodologies of each measure can be found on the internet at www.jfs.ohio.gov/ohp/bmhc/managed.stm

Measures for which the minimum performance standard for SFY 2004 established in Appendix M, Performance Evaluation, must be met to qualify for consideration of incentives are the following:

1. Independent External Quality Review (Appendix M, Section 1.a. - Minimum Performance Standard 2)

Report Period: The most recent Independent External Quality Review completed prior to the end of the SFY 2004 contract period.

Appendix O

2. PCP Turnover (Appendix M, Section 2.a.)

Report Period: CY 2003

3. Children’s Access to Primary Care (Appendix M, Section 2.b.)

Report Period: CY 2003

4. Adults’ Access to Preventive/Ambulatory Health Services (Appendix M, Section 2.c.)

Report Period: CY 2003

5. Overall Satisfaction with MCP (Appendix M, Section 3.)

Report Period: The most recent consumer satisfaction survey completed prior to the end of the SFY 2005 contract period.

6. Emergency Department Diversion Program (Appendix M, Section 4.b.)

Report Period: July - December 2003

For each clinical performance measure listed below, the MCP must meet the incentive standard to be considered for SFY 2005 incentives. The MCP meets the incentive standard if one of two criteria are met. The incentive standard is a performance level of either:

1) The minimum performance standard established in Appendix M, Performance Evaluation, for seven of the nine clinical performance measures listed below; OR

2) The Medicaid benchmarks for seven of the nine clinical performance measures are listed below.

Clinical Performance Measure	Medicaid Benchmark
1. Perinatal Care - Frequency of Ongoing Prenatal Care	42%
2. Perinatal Care - Initiation of Prenatal Care	71%
3. Perinatal Care - Low Birth Weight	7.6%
4. Perinatal Care - Postpartum Care	48%
5. Well-Child Visits - Children who turn 15 months old	34%
6. Well-Child Visits - 3, 4, 5, or 6, years old	50%
7. Well-Child Visits - 12 through 21 years old	30%
8. Use of Appropriate Medications for People with Asthma	54%
9. Annual Dental Visits	40%

Appendix O

1.b. Excellent and Superior Performance Levels

For qualifying MCPs as determined by Section 2.a., performance will be evaluated on the measures below to determine the status of the at-risk amount or any additional incentives that may be awarded. Excellent and Superior standards are set for the three measures described below. A brief description of these measures are described in Appendix M, Performance Evaluation. A detailed description of the methodologies of each measure can be found on the internet at www.jfs.ohio.gov/ohp/bmhc/managed.stm.

1. Case Management of Children (Appendix M, Section 1.b.iv.)

Report Period: January – June, 2004

Excellent Standard: 2.5%

Superior Standard: 3.8%

2. Use of Appropriate Medications for People with Asthma (Appendix M, Section 1.c.vi.)

Report Period: CY 2003

Excellent Standard: 54%

Superior Standard: 62%

3. Adults’ Access to Preventive/Ambulatory Health Services (Appendix M, Section 2.c.)

Report Period: CY 2003

Excellent Standard: 72.8%

Superior Standard: 81.9%

1.c. Determining SFY 2004 Incentives

MCP’s reaching the minimum performance standards described in Section 1.a will be considered for incentives including retention of the at-risk amount and any additional incentives. For each Excellent standard established in Section 1.b that an MCP meets, one-third of the at-risk amount may be retained. For MCPs meeting all of the Excellent and Superior standards established in Section 1.b. of this Appendix, additional incentives may be awarded. For MCPs receiving additional incentives, the amount in the incentive fund (see Section 3) will be divided equally, up to the maximum amount, among all MCPs receiving additional incentives.

The maximum amount to be awarded to a single plan in incentives additional to the at-risk amount is $250,000 per contract year.

Appendix O

2. SFY 2005 Incentives

2.a. Qualifying Performance Levels

To qualify for consideration of the SFY 2005 incentives, an MCP’ s performance level must:

1.) meet the minimum performance standards set in Appendix M, Performance Evaluation, for the measures listed below; and

2.) meet the incentive standards established for the Emergency Department Diversion and Clinical Performance Measures below.

A detailed description of the methodologies of each measure can be found on the internet at www.jfs.ohio.gov/ohp/bmhc/managed.stm

Measures for which the minimum performance standard for SFY 2005 established in Appendix M, Performance Evaluation, must be met to qualify for consideration of incentives are the following:

1. Independent External Quality Review (Appendix M. Section 1.a.–Minimum Performance Standard 2)

Report Period: The most recent Independent External Quality Review completed prior to the end of the SFY 2005 contract period.

2. PCP Turnover (Appendix M, Section 2.a.)

Report Period: CY 2004

3. Children’s Access to Primary Care (Appendix M. Section 2.b)

Report Period: CY 2004

4. Adults’ Access to Preventive/Ambulatory Health Services (Appendix M, Section 2.c.)

Report Period: CY2004

5. Overall Satisfaction with MCP (Appendix M. Section 3.)

Report Period: The most recent consumer satisfaction survey completed prior to the end of the SFY 2005 contract period.

Appendix O

For the EDD performance measure, the MCP must meet the incentive standard for the report period of July—December, 2004 to be considered for SFY 2005 incentives. The MCP meets the incentive standard if one of two criteria are met. The incentive standard is a performance level of either:

1) The minimum performance standard established in Appendix M, Section 4.b.; OR

2) The Medicaid benchmark of a performance level at or below 1.1%.

For each clinical performance measure listed below, the MCP must meet the incentive standard to be considered for SFY 2005 incentives. The MCP meets the incentive standard if one of two criteria are met. The incentive standard is a performance level of either:

1) The minimum performance standard established in Appendix M, Performance Evaluation, for seven of the nine clinical performance measures listed below; OR

2) The Medicaid benchmarks for seven of the nine clinical performance measures are listed below.

Clinical Performance Measure	Medicaid Benchmark
1. Perinatal Care - Frequency of Ongoing Prenatal Care	42%
2. Perinatal Care - Initiation of Prenatal Care	71%
3. Perinatal Care - Postpartum Care	48%
4. Well-Child Visits – Children who turn 15 months old	34%
5. Well-Child Visits - 3, 4, 5, or 6, years old	50%
6. Well-Child Visits - 12 through 21 years old	30%
7. Use of Appropriate Medications for People with Asthma	53%
8. Annual Dental Visits	40%
9. Blood Lead – 1 year olds	45%

2.b. Excellent and Superior Performance Levels

For qualifying MCPs as determined by Section 2.a., performance will be evaluated on the measures below to determine the status of the at-risk amount or any additional incentives that may be awarded. Excellent and Superior standards are set for the three measures described below.

A brief description of these measures are described in Appendix M, Performance Evaluation. A detailed description of the methodologies of each measure can be found on the internet at www.jfs.ohio.gov/ohp/bmhc/managed.stm

1. Case Management of Children (Appendix M, Section 1.b.iv.)

Report Period: July - December 2004

Excellent Standard: 2.5%

Superior Standard: 3.8%

Appendix O

2. Use of Appropriate Medications for People with Asthma (Appendix M, Section 1.c.vi.)

Report Period: CY 2004

Excellent Standard: 53%

Superior Standard: 61%

3. Adults’ Access to Preventive/Ambulatory Health Services (Appendix M, Section 2.c.)

Report Period: CY 2004

Excellent Standard: 76%

Superior Standard: 83%

2.c. Determining SFY 2005 Incentives

MCP’s reaching the minimum performance standards described in Section 2.a. will be considered for incentives including retention of the at-risk amount and any additional incentives. For each Excellent standard established in Section 2.b. that an MCP meets, one-third of the at-risk amount may be retained. For MCPs meeting all of the Excellent and Superior standards established in Section 2.b. of this Appendix, additional incentives may be awarded. For MCPs receiving additional incentives, the amount in the incentive fund (see section 3) will be divided equally, up to the maximum amount, among all MCPs receiving additional incentives. The maximum amount to be awarded to a single plan in incentives additional to the at-risk amount is $250,000 per contract year.

3. NOTES

3.a. Status Determination of the At-Risk Amount and Additional Incentive Payments

Determination of the status of each MCP’s at-risk amount will occur within six months of the end of the contract period. For MCPs in their first two years of Ohio Medicaid program participation, the status of the at-risk amount will not be determined because compliance with many of the standards cannot be determined in an MCP’s first contract year (see Appendix F, Rate Chart). However, MCPs in their first contract year are not eligible for the additional incentive amount awarded for superior performance.

Incentive payments are issued from a specific account funded by monetary sanctions imposed on MCPs and the return of the at-risk amount. If this fund is not accessed because overall performance levels are not at the superior level for any one MCP, then it may roll over to the next year’s fund. Determination of additional incentive payments will be made within six months of the end of the contract period.

Appendix O

3.b. Contract Termination, Nonrenewals, or Denials

Upon termination, nonrenewal or denial of an MCP contract, the at-risk amount paid to the MCP under the current provider agreement will be returned to ODJFS in accordance with Appendix P, Terminations/Nonrenewals/Amendments, of the provider agreement.

3.c. Report Periods

The report period used in determining the MCP’s performance levels varies for each measure depending on the frequency of the report and the data source. Unless otherwise noted, the most recent report or study finalized prior to the end of the contract period will be used in determining the MCP’s overall performance level for that contract period.

APPENDIX P

MCP TERMINATIONS/NONRENEWALS/AMENDMENTS

Upon termination either by the MCP or ODJFS, nonrenewal or denial of an MCP provider agreement, all previously collected refundable monetary sanctions will be retained by ODJFS.

MCP-INITIATED TERMINATIONS/NONRENEWALS

If an MCP provides notice of the termination/nonrenewal of their provider agreement to ODJFS, pursuant to Article VIII of the agreement, the MCP will be required to submit a refundable monetary assurance. This monetary assurance will be held by ODJFS until such time that the MCP has submitted all outstanding monies owed and reports, including, but not limited to, grievance, appeal, encounter and cost report data related to time periods through the final date of service under the MCP’s provider agreement. The monetary assurance must be in an amount of either $50,000 or 5% of the capitation amount paid by ODJFS in the month the termination/nonrenewal notice is issued, whichever is greater.

The MCP must also return to ODJFS the at-risk amount paid to the MCP under the current provider agreement. The amount to be returned will be based on actual MCP membership for preceding months and estimated MCP membership through the end date of the contract. MCP membership for each month between the month the termination/nonrenewal is issued and the end date of the provider agreement will be estimated as the MCP membership for the month the termination/nonrenewal is issued. Any over payment will be determined by comparing actual to estimated MCP membership and will be returned to the MCP following the end date of the provider agreement.

The MCP must remit the monetary assurance and the at-risk amount in the specified amounts via separate electronic fund transfers (EFT) payable to Treasurer of State, State of Ohio (ODJFS). The MCP should contact their Contract Administrator to verify the correct amounts required for the monetary assurance and the at-risk amount and obtain an invoice number prior to submitting the monetary assurance and the at-risk amount. Information from the invoices must be included with each EFT to ensure monies are deposited in the appropriate ODJFS Fund account. In addition, the MCP must send copies of the EFT bank confirmations and copies of the invoices to their Contract Administrator.

If the monetary assurance and the at-risk amount are not received as specified above, ODJFS will withhold the MCP’s next month’s capitation payment until such time that ODJFS receives documentation that the monetary assurance and the at- risk amount are received by the Treasurer of State. If within one year of the date of issuance of the invoice, an MCP does not submit all outstanding monies owed and required submissions, including, but not limited to, grievance, appeal, encounter and cost report data related to time periods through the final date of service under the MCP’s provider agreement, the monetary assurance will not be refunded to the MCP.

Appendix P

ODJFS-INITIATED TERMINATIONS

If ODJFS initiates the proposed termination, nonrenewal or amendment of an MCP’s provider agreement and the MCP appeals that proposed action, the MCP’s provider agreement will be extended through the duration of the appeals process.

During this time, the MCP will continue to accrue points and be assessed penalties for each subsequent compliance assessment occurrence/violation under Appendix N of the provider agreement. If the MCP exceeds 69 points, each subsequent point accrual will result in a $15,000 nonrefundable fine.

Pursuant to OAC rule 5101:3-26-10(H), if ODJFS has proposed the termination, nonrenewal, denial or amendment of a provider agreement, ODJFS may notify the MCP’s members of this proposed action and inform the members of their right to immediately terminate their membership with that MCP without cause. If ODJFS has proposed the termination, nonrenewal, denial or amendment of a provider agreement and access to medically-necessary covered services is jeopardized, ODJFS may propose to terminate the membership of all of the MCP’s members. The appeal process for reconsideration of either of these proposed actions is as follows:

$	All notifications of such a proposed MCP membership termination will be made by ODJFS via certified or overnight mail to the identified MCP Contact.

$	MCPs notified by ODJFS of such a proposed MCP membership termination will have three working days from the date of receipt to request reconsideration.

$	All reconsideration requests must be submitted by either facsimile transmission or overnight mail to the Deputy Director, Office of Ohio Health Plans, and received by 5 PM on the third working day following receipt of the ODJFS notification. (For example, if ODJFS notification is received on August 6 the MCP’s request for reconsideration must be delivered to the Deputy Director by no later than 5 PM on August 9.) The address and fax number to be used in making these requests will be specified in the ODJFS notification document.

$	The MCP will be responsible for verifying timely receipt of all reconsideration requests. All requests must explain in detail why the proposed MCP membership termination is not justified. The MCP’s justification for reconsideration will be limited to a review of the written material submitted by the MCP.

Appendix P

$	A final decision or request for additional information will be made by the Deputy Director within three working days of receipt of the request for reconsideration. Should the Deputy Director require additional time in rendering the final reconsideration decision, the MCP will be notified of such in writing.

$	The proposed MCP membership termination will not occur while an appeal is under review and pending the Deputy Director’s decision. If the Deputy Director denies the appeal, the MCP membership termination will proceed at the first possible effective date. The date may be retroactive if the ODJFS determines that it would be in the best interest of the members.